PROSPECTUS SUPPLEMENT
(To Prospectus dated August 25, 1998)

                                  $524,401,000

                          [Continental Airlines Logo]
                           1998-3 Pass Through Trusts
                    PASS THROUGH CERTIFICATES, SERIES 1998-3
                            ------------------------

Five classes of the Continental Airlines Pass Through Trust Certificates, Series 1998-3, will be issued in this offering: Class A-1, A-2, B, C-1 and C-2. A separate trust will be established for each class of certificates. The proceeds from the sale of certificates will initially be held in escrow. The trusts will use the escrowed funds to acquire equipment notes. The equipment notes will be issued to finance the acquisition by Continental Airlines of fourteen new Boeing aircraft scheduled for delivery from December 1998 to April 1999. Payments on the equipment notes held in each trust will be passed through to the holders of certificates of such trust.

The equipment notes issued for each aircraft will have a security interest in such aircraft. Interest on the equipment notes will be payable semiannually on each May 1 and November 1, beginning May 1, 1999. Principal payments on the equipment notes held for the Class A-1, B and C-1 certificates are scheduled on May 1 and November 1 in certain years, beginning on May 1, 1999. The entire principal of the equipment notes held for the Class A-2 certificates will be scheduled for payment on November 1, 2008. The entire principal of the equipment notes held for the Class C-2 certificates will be scheduled for payment on November 1, 2005.

The Class A-1 and A-2 certificates will rank equally in right of distributions and will rank senior to the other certificates. The Class B certificates will rank junior to the Class A-1 and A-2 certificates and will rank senior to the Class C-1 and C-2 certificates. The Class C-1 and C-2 certificates will rank equally and will rank junior to the other certificates.

Westdeutsche Landesbank Girozentrale, acting through its New York branch, will provide a liquidity facility for each of the Class A-1 and A-2 Certificates, and Morgan Stanley Capital Services will provide a liquidity facility for each of the Class B, C-1 and C-2 Certificates, in each case in an amount sufficient to make three semiannual interest payments.
                            ------------------------

 INVESTING IN THE CERTIFICATES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
                                   PAGE S-18.
                            ------------------------

     PASS THROUGH             PRINCIPAL                 INTEREST             FINAL EXPECTED              PUBLIC
     CERTIFICATES               AMOUNT                    RATE             DISTRIBUTION DATE         OFFERING PRICE
     ------------             ---------                 --------           -----------------         --------------
     Class A-1               $ 96,000,000                6.82%                May 1, 2018                  100%
     Class A-2                199,190,000                 6.32              November 1, 2008               100
     Class B                   59,197,000                 7.02                May 1, 2017                  100
     Class C-1                 94,151,000                 7.08              November 1, 2004               100
     Class C-2                 75,863,000                 7.25              November 1, 2005               100

                            ------------------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------

The underwriters will purchase all of the certificates if any are purchased. The aggregate proceeds from the sale of the certificates will be $524,401,000. Continental will pay the underwriters a commission of $4,719,609. Morgan Stanley & Co. Incorporated expects to deliver the certificates to purchasers on November 3, 1998. Interest on the certificates will accrue from the date of delivery. The certificates will not be listed on any national securities exchange.
                            ------------------------

MORGAN STANLEY DEAN WITTER                            CREDIT SUISSE FIRST BOSTON

CHASE SECURITIES INC.
                          DONALDSON, LUFKIN & JENRETTE
                                                            SALOMON SMITH BARNEY

October 21, 1998

                          PRESENTATION OF INFORMATION

     These offering materials consist of two documents: (a) this Prospectus Supplement, which describes the terms of the certificates that we are currently offering, and (b) the accompanying Prospectus, which provides general information about our pass through certificates, some of which may not apply to the certificates that we are currently offering. The information in this Prospectus Supplement replaces any inconsistent information included in the accompanying Prospectus.

     We have given certain capitalized terms specific meanings for purposes of this Prospectus Supplement. The "Index of Terms" attached as Appendix I to this Prospectus Supplement lists the page in this Prospectus Supplement on which we have defined each such term.

     At varying places in this Prospectus Supplement and the Prospectus, we refer you to other sections of such documents for additional information by indicating the caption heading of such other sections. The page on which each principal caption included in this Prospectus Supplement and the Prospectus can be found is listed in the Table of Contents below. All such cross references in this Prospectus Supplement are to captions contained in this Prospectus Supplement and not in the Prospectus, unless otherwise stated.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                 PAGE
                                                 ----
Prospectus Supplement Summary..................   S-5
  Summary of Terms of Certificates.............   S-5
  Equipment Notes and the Aircraft.............   S-6
  Loan to Aircraft Value Ratios................   S-7
  Cash Flow Structure..........................   S-8
  The Offering.................................   S-9
  Summary Financial and Operating Data.........  S-15
Risk Factors...................................  S-18
  Risk Factors Relating to the Company.........  S-18
  Risk Factors Relating to the Airline
    Industry...................................  S-20
  Risk Factors Relating to the Certificates and
    the Offering...............................  S-21
Use of Proceeds................................  S-23
The Company....................................  S-24
  Domestic Operations..........................  S-24
  International Operations.....................  S-25
  Recent Developments..........................  S-27
Description of the Certificates................  S-28
  General......................................  S-28
  Subordination................................  S-29
  Payments and Distributions...................  S-31
  Pool Factors.................................  S-33
  Reports to Certificateholders................  S-35
  Indenture Defaults and Certain Rights Upon an
    Indenture Default..........................  S-36
  Purchase Rights of Certificateholders........  S-38
  PTC Event of Default.........................  S-38
  Merger, Consolidation and Transfer of
    Assets.....................................  S-39
  Modifications of the Pass Through Trust
    Agreements and Certain Other Agreements....  S-39
  Obligation to Purchase Equipment Notes.......  S-41
  Possible Issuance of Class D Certificates....  S-44
  Liquidation of Original Trusts...............  S-44
  Termination of the Trusts....................  S-45
  The Trustees.................................  S-45
  Book-Entry; Delivery and Form................  S-45
Description of the Deposit Agreements..........  S-46
  General......................................  S-46
  Unused Deposits..............................  S-46

                                                 PAGE
                                                 ----
  Distribution Upon Occurrence Of Triggering
    Event......................................  S-47
  Depositary...................................  S-47
Description of the Escrow Agreements...........  S-47
Description of the Liquidity Facilities........  S-48
  General......................................  S-48
  Drawings.....................................  S-48
  Reimbursement of Drawings....................  S-51
  Liquidity Events of Default..................  S-52
  Liquidity Providers..........................  S-53
Description of the Intercreditor Agreement.....  S-53
  Intercreditor Rights.........................  S-53
  Priority of Distributions....................  S-55
  Voting of Equipment Notes....................  S-58
  Addition of Trustee for Class D
    Certificates...............................  S-59
  The Subordination Agent......................  S-59
Description of the Aircraft and the
  Appraisals...................................  S-59
  The Aircraft.................................  S-59
  The Appraisals...............................  S-60
  Deliveries of Aircraft.......................  S-60
  Substitute Aircraft..........................  S-61
Description of the Equipment Notes.............  S-61
  General......................................  S-62
  Subordination................................  S-63
  Principal and Interest Payments..............  S-63
  Redemption...................................  S-63
  Security.....................................  S-65
  Loan to Value Ratios of Equipment Notes......  S-66
  Limitation of Liability......................  S-68
  Indenture Defaults, Notice and Waiver........  S-68
  Remedies.....................................  S-69
  Modification of Indentures and Leases........  S-72
  Owner Participant's Right to Restructure.....  S-72
  Indemnification..............................  S-73
  The Leases and Certain Provisions of the
    Owned Aircraft Indentures..................  S-73
Certain U.S. Federal Income Tax Consequences...  S-80
  General......................................  S-80
                        (Continued on the next page.)

                                                 PAGE
                                                 ----
  Tax Status of the Trusts.....................  S-80
  Taxation of Certificateholders Generally.....  S-81
  Effect of Reallocation of Payments under the
    Intercreditor Agreement....................  S-82
  Dissolution of Original Trusts and Formation
    of New Trusts..............................  S-83
  Sale or Other Disposition of the
    Certificates...............................  S-83
  Foreign Certificateholders...................  S-83

                                                 PAGE
                                                 ----
  Backup Withholding...........................  S-84
Certain Delaware Taxes.........................  S-84
Certain ERISA Considerations...................  S-84
Underwriting...................................  S-87
Legal Matters..................................  S-88
Experts........................................  S-88
Index of Terms.............................Appendix I
Appraisal Letters.........................Appendix II

                                   PROSPECTUS

                                                 PAGE
                                                 ----
Available Information..........................     2
Incorporation of Certain Documents by
  Reference....................................     2
The Company....................................     3
Use of Proceeds................................     3
Ratio of Earnings to Fixed Charges.............     4
General Outline of Trust Structure.............     4
Description of the Certificates................     5
  General......................................     5
  Book-Entry Registration......................     6
  Payments and Distributions...................     8
  Pool Factors.................................     9
  Reports to Certificateholders................     9
  Voting of Equipment Notes....................    10
  Events of Default and Certain Rights Upon an
    Event of Default...........................    10
  Merger, Consolidation and Transfer of
    Assets.....................................    12
  Modifications of the Basic Agreement.........    12
  Modification of Indenture and Related
    Agreements.................................    13
  Cross-Subordination Issues...................    13
  Termination of the Trusts....................    14
  Delayed Purchase of Equipment Notes..........    14
  Liquidity Facility...........................    14
  The Trustee..................................    14
Description of the Equipment Notes.............    15
  General......................................    15

                                                 PAGE
                                                 ----
  Principal and Interest Payments..............    15
  Redemption...................................    16
  Security.....................................    16
  Ranking of Equipment Notes...................    18
  Payments and Limitation of Liability.........    18
  Defeasance of the Indentures and the
    Equipment Notes in Certain Circumstances...    18
  Assumption of Obligations by Continental.....    19
  Liquidity Facility...........................    19
  Intercreditor Issues.........................    19
Certain United States Federal Income Tax
  Consequences.................................    20
  General......................................    20
  Tax Status of the Trusts.....................    20
  Taxation of Certificateholders Generally.....    20
  Effect of Subordination of Subordinated
    Certificateholders.........................    21
  Original Issue Discount......................    21
  Sale or Other Disposition of the
    Certificates...............................    21
  Foreign Certificateholders...................    22
  Backup Withholding...........................    22
ERISA Considerations...........................    22
Plan of Distribution...........................    23
Legal Opinions.................................    24
Experts........................................    24

     We have not authorized anyone to provide you with information concerning this offering other than the information contained in this Prospectus Supplement and the related Prospectus. We are offering to sell certificates and seeking offers to buy certificates only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus Supplement and the related Prospectus is accurate only as of the date of this Prospectus Supplement, regardless of the time of delivery of this Prospectus Supplement and the related Prospectus or any sale of certificates.

                      (This page intentionally left blank)

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights selected information from this Prospectus Supplement and the accompanying Prospectus and may not contain all of the information that is important to you. For more complete information about the Certificates and Continental Airlines, you should read this entire Prospectus Supplement and the accompanying Prospectus, as well as the materials filed with the Securities and Exchange Commission that are considered to be part of such Prospectus. See "Incorporation of Certain Documents by Reference" in the Prospectus.

SUMMARY OF TERMS OF CERTIFICATES

                                  CLASS A-1          CLASS A-2           CLASS B           CLASS C-1          CLASS C-2
                                 CERTIFICATES       CERTIFICATES       CERTIFICATES       CERTIFICATES       CERTIFICATES
                                 ------------       ------------       ------------       ------------       ------------
Aggregate Face Amount........    $96,000,000        $199,190,000       $59,197,000        $94,151,000        $75,863,000
Ratings:
  Moody's....................        Aa3                Aa3                 A2                Baa1               Baa1
  Standard & Poor's..........        AA+                AA+                AA-                 A-                 A-
Initial Loan to Aircraft
  Value (cumulative)(1)......       36.5%              36.5%              43.8%              64.8%              64.8%
Expected Highest Loan to
  Aircraft Value
  (cumulative)(2)............       44.1%              44.1%              48.8%              64.8%              64.8%
Expected Principal
  Distribution Window (in
  years).....................      1.5-19.5             10.0             1.5-18.5           0.5-6.0              7.0
Initial Average Life (in
  years from Issuance
  Date)......................        12.0               10.0               10.0               4.0                7.0
Regular Distribution Dates...     May 1 and          May 1 and          May 1 and          May 1 and          May 1 and
                                  November 1         November 1         November 1         November 1         November 1
Final Expected Regular
  Distribution Date..........    May 1, 2018      November 1, 2008     May 1, 2017      November 1, 2004   November 1, 2005
Final Maturity Date..........  November 1, 2019     May 1, 2010      November 1, 2018     May 1, 2006        May 1, 2007
Minimum Denomination.........       $1,000             $1,000             $1,000             $1,000             $1,000
Section 1110 Protection......        Yes                Yes                Yes                Yes                Yes
Liquidity Facility
  Coverage...................    3 semiannual       3 semiannual       3 semiannual       3 semiannual       3 semiannual
                                   interest           interest           interest           interest           interest
                                   payments           payments           payments           payments           payments

------------

(1) These percentages are calculated as of November 1, 1999, the first Regular Distribution Date after all Aircraft are scheduled to have been delivered. In making such calculations, we have assumed that all Aircraft are delivered prior to such date, that the maximum principal amount of Equipment Notes is issued and that the aggregate appraised Aircraft value is $809,362,667 as of such date. The appraised value is only an estimate and reflects certain assumptions. See "Description of the Aircraft and the Appraisals -- The Appraisals".

(2) See "-- Loan to Aircraft Value Ratios" in this Prospectus Supplement
    Summary.

EQUIPMENT NOTES AND THE AIRCRAFT

     Set forth below is certain information about the Equipment Notes expected to be held in the Trusts and the Aircraft expected to secure such Equipment
Notes:

                                                                                      MAXIMUM
                                                 EXPECTED         SCHEDULED       PRINCIPAL AMOUNT
                              MANUFACTURER'S   REGISTRATION   AIRCRAFT DELIVERY     OF EQUIPMENT      APPRAISED
AIRCRAFT TYPE                 SERIAL NUMBER       NUMBER          MONTH(1)            NOTES(2)         VALUE(3)
-------------                 --------------   ------------   -----------------   ----------------   ------------
Boeing 737-724..............     28936           N29717        January 1999         $25,674,300      $ 38,550,000
Boeing 737-724..............     28937           N13718        January 1999          25,674,300        38,550,000
Boeing 737-724..............     28938           N17719        February 1999         25,674,300        38,550,000
Boeing 737-724..............     28939           N13720         March 1999           25,674,300        38,550,000
Boeing 737-724..............     28940           N23721         March 1999           25,674,300        38,550,000
Boeing 737-724..............     28789           N27722         April 1999           25,896,078        38,883,000
Boeing 737-724..............     28790           N21723         April 1999           25,896,078        38,883,000
Boeing 737-824..............     28788           N13227         April 1999           30,893,100        46,950,000
Boeing 757-224..............     29282           N17133        December 1998         38,022,500        56,750,000
Boeing 757-224..............     29283           N67134        January 1999          38,143,102        56,930,000
Boeing 757-224..............     29284           N41135        February 1999         38,194,467        57,006,667
Boeing 757-224..............     29285           N19136         March 1999           38,243,603        57,080,000
Boeing 777-224..............     29476           N77006        December 1998         87,633,700       131,780,000
Boeing 777-224..............     29477           N74007        February 1999         88,012,750       132,350,000

------------

(1) The delivery date for any Aircraft may be delayed or accelerated. The delivery deadline for purposes of this offering is July 31, 1999 (or later under certain circumstances). See "Description of the Aircraft and the Appraisals -- Deliveries of Aircraft". Continental has the option to substitute other aircraft if the delivery of any Aircraft is expected to be delayed for more than 30 days after the month scheduled for delivery or beyond the delivery deadline. See "Description of the Aircraft and the Appraisals -- Substitute Aircraft".

(2) The actual principal amount issued for an Aircraft may be less depending on the circumstances of the financing of such Aircraft. The aggregate principal amount of all of the Equipment Notes will not exceed the aggregate face amount of the Certificates.

(3) The appraised value of each Aircraft set forth above is the lesser of the average and median values of such Aircraft as appraised by three independent appraisal and consulting firms, projected as of the scheduled delivery month of each Aircraft. Such appraisals are based upon varying assumptions and methodologies. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. See "Risk Factors -- Risk Factors Relating to the Certificates and the Offering -- Appraisals and Realizable Value of Aircraft".

LOAN TO AIRCRAFT VALUE RATIOS

     The following table sets forth loan to Aircraft value ratios ("LTVs") for each Class of Certificates as of November 1, 1999 (the first Regular Distribution Date that occurs after all Aircraft are scheduled to have been delivered) and each May 1 Regular Distribution Date thereafter. The LTVs for any Class of Certificates for the period prior to November 1, 1999 are not meaningful, since during such period all of the Equipment Notes expected to be acquired by the Trusts and the related Aircraft will not be included in the calculation. The table should not be considered a forecast or prediction of expected or likely LTVs but simply a mathematical calculation based on one set of assumptions. See "Risk Factors -- Risk Factors Relating to the Certificates and the Offering -- Appraisals and Realizable Value of Aircraft".

                    ASSUMED                            OUTSTANDING BALANCE(2)                                   LTV(3)
                   AGGREGATE    --------------------------------------------------------------------  ---------------------------
                    AIRCRAFT     CLASS A-1     CLASS A-2      CLASS B      CLASS C-1     CLASS C-2     CLASS A-1      CLASS A-2
DATE                VALUE(1)    CERTIFICATES  CERTIFICATES  CERTIFICATES  CERTIFICATES  CERTIFICATES  CERTIFICATES   CERTIFICATES
----              ------------  ------------  ------------  ------------  ------------  ------------  ------------   ------------
Nov. 1, 1999      $809,362,667   $96,000,000  $199,190,000   $59,197,000   $94,138,302   $75,863,000      36.5%          36.5%
May 1, 2000        785,081,787    91,959,637   199,190,000    57,310,423    83,293,080    75,863,000      37.1           37.1
May 1, 2001        760,800,907    87,894,575   199,190,000    56,588,115    72,274,178    75,863,000      37.7           37.7
May 1, 2002        736,520,027    82,672,186   199,190,000    56,192,992    61,416,488    75,863,000      38.3           38.3
May 1, 2003        712,239,147    76,568,606   199,190,000    55,453,144    46,810,689    75,863,000      38.7           38.7
May 1, 2004        687,958,267    70,622,352   199,190,000    55,453,144     7,245,210    75,863,000      39.2           39.2
May 1, 2005        663,677,387    69,853,364   199,190,000    53,522,120             0    75,863,000      40.5           40.5
May 1, 2006        639,396,507    68,934,014   199,190,000    43,867,832             0             0      41.9           41.9
May 1, 2007        615,115,627    61,083,168   199,190,000    33,966,170             0             0      42.3           42.3
May 1, 2008        590,834,747    61,083,168   199,190,000    24,311,882             0             0      44.1           44.1
May 1, 2009        186,340,000    61,083,168             0    19,500,853             0             0      32.8             NA
May 1, 2010        178,354,000    61,083,168             0    15,902,586             0             0      34.2             NA
May 1, 2011        170,368,000    59,350,348             0     9,636,888             0             0      34.8             NA
May 1, 2012        162,382,000    53,771,139             0     6,509,516             0             0      33.1             NA
May 1, 2013        154,396,000    45,276,442             0     6,509,516             0             0      29.3             NA
May 1, 2014        146,410,000    34,556,820             0     6,509,516             0             0      23.6             NA
May 1, 2015        135,762,000    18,476,699             0     6,509,516             0             0      13.6             NA
May 1, 2016         98,441,500     8,261,444             0     6,509,516             0             0       8.4             NA
May 1, 2017         56,910,500     5,368,448             0             0             0             0       9.4             NA
May 1, 2018                  0             0             0             0             0             0        NA             NA

                                    LTV(3)
                  ------------------------------------------
                    CLASS B       CLASS C-1      CLASS C-2
DATE              CERTIFICATES   CERTIFICATES   CERTIFICATES
----              ------------   ------------   ------------
Nov. 1, 1999          43.8%          64.8%          64.8%
May 1, 2000           44.4           64.7           64.7
May 1, 2001           45.2           64.6           64.6
May 1, 2002           45.9           64.5           64.5
May 1, 2003           46.5           63.7           63.7
May 1, 2004           47.3           59.4           59.4
May 1, 2005           48.6             NA           60.0
May 1, 2006           48.8             NA             NA
May 1, 2007           47.8             NA             NA
May 1, 2008           48.2             NA             NA
May 1, 2009           43.2             NA             NA
May 1, 2010           43.2             NA             NA
May 1, 2011           40.5             NA             NA
May 1, 2012           37.1             NA             NA
May 1, 2013           33.5             NA             NA
May 1, 2014           28.0             NA             NA
May 1, 2015           18.4             NA             NA
May 1, 2016           15.0             NA             NA
May 1, 2017             NA             NA             NA
May 1, 2018             NA             NA             NA

---------------

(1) We have assumed that the initial appraised value of each Aircraft, determined as described under "-- Equipment Notes and the Aircraft", declines by approximately 3% per year for the first fifteen years after the year of delivery of such Aircraft and by approximately 4% per year thereafter.

(2) In calculating the outstanding balances, we have assumed that the Trusts will acquire the maximum principal amount of Equipment Notes for all Aircraft.

(3) The LTVs for each Class of Certificates were obtained for each Regular Distribution Date by dividing (i) the expected outstanding balance of such Class together with the expected outstanding balance of all other Classes equal or senior in right of payment to such Class after giving effect to the distributions expected to be made on such date, by (ii) the assumed value of all of the Aircraft on such date based on the assumptions described above. The outstanding balances and LTVs may change if, among other things, the aggregate principal amount of the Equipment Notes acquired by the Trusts is less than the maximum permitted under the terms of this offering or the amortization of the Equipment Notes differs from the assumed amortization schedule calculated for purposes of this Prospectus Supplement.

     The above table was compiled on an aggregate basis. However, the Equipment Notes for an Aircraft will not have a security interest in any other Aircraft. This means that any excess proceeds realized from the sale of an Aircraft or other exercise of remedies will not be available to cover any shortfalls on the Equipment Notes relating to any other Aircraft. See "Description of the Equipment Notes -- Loan to Value Ratios of Equipment Notes" for examples of LTVs for the Equipment Notes issued in respect of individual Aircraft, which may be more relevant in a default situation than the aggregate values shown above.

CASH FLOW STRUCTURE

     Set forth below is a diagram illustrating the structure for the offering of the Certificates and certain cash flows.

LOGO
[Diagram omitted, which shows that Continental will pay to the Loan Trustee for Leased Aircraft and Owned Aircraft (a) the lease rental payments, which are assigned by the Owner Trustee, on Leased Aircraft and (b) the mortgage payments on Owned Aircraft. From such lease rental payments and mortgage payments, the Loan Trustee will make Equipment Note payments on the Series A-1 Equipment Notes, the Series A-2 Equipment Notes, the Series B Equipment Notes, the Series C-1 Equipment Notes and the Series C-2 Equipment Notes with respect to all Aircraft to the Subordination Agent. Excess rental payments will be paid by the Loan Trustee to the lessors for Leased Aircraft. From such Equipment Note payments, the Subordination Agent will pay principal, premium, if any, and interest distributions to the Class A-1 Trustee, the Class A-2 Trustee, the Class B Trustee, the Class C-1 Trustee and the Class C-2 Trustee, who will pay such principal, premium, if any, and interest distributions to the Class A-1 Certificateholders, the Class A-2 Certificateholders, the Class B Certificateholders, the Class C-1 Certificateholders and the Class C-2 Certificateholders, respectively. The Subordination Agent may also receive advances, if any, and pay reimbursements, if any, to the applicable Liquidity Provider. The Depositary will make interest payments on the Deposits to the Escrow Agent. From such interest payments, the Escrow Agent will make payments to the Class A-1 Certificateholders, the Class A-2 Certificateholders, the Class B Certificateholders, the Class C-1 Certificateholders and the Class C-2 Certificateholders.]

------------

(1) Each Aircraft leased to Continental will be subject to a separate Lease and a related Indenture; each Aircraft owned by Continental will be subject to a separate Indenture.

(2) The proceeds of the offering of each Class of Certificates will initially be held in escrow and deposited with the Depositary. The Depositary will hold such funds as interest-bearing Deposits. Each Trust will withdraw funds from the Deposits relating to such Trust to purchase Equipment Notes from time to time as each Aircraft is financed. The scheduled payments of interest on the Equipment Notes and on the Deposits relating to a Trust, taken together, will be sufficient to pay accrued interest on the outstanding Certificates of such Trust. The Liquidity Facilities will not cover interest on the Deposits.

THE OFFERING

Certificates Offered.......  - Class A-1 Certificates

                             - Class A-2 Certificates

                             - Class B Certificates

                             - Class C-1 Certificates

                             - Class C-2 Certificates

                             Each Class of Certificates will represent a fractional undivided interest in a related Trust.

Use of Proceeds............  The proceeds from the sale of the Certificates of each Trust will initially be held in escrow and deposited with the Depositary. Each Trust will withdraw funds from the escrow relating to such Trust to acquire Equipment Notes. The Equipment Notes will be issued to finance the acquisition by Continental of fourteen new Boeing aircraft scheduled for delivery from December 1998 to April 1999.

Subordination Agent,
  Trustee, Paying Agent
  and Loan Trustee.........  Wilmington Trust Company

Escrow Agent...............  First Security Bank, National Association

Depositary.................  Credit Suisse First Boston, New York branch

Liquidity Providers........  Westdeutsche Landesbank Girozentrale, acting through its New York branch, for the Class A-1 and A-2 Certificates, and Morgan Stanley Capital Services, for the Class B, C-1 and C-2 Certificates.

Trust Property.............  The property of each Trust will include:

                             - Equipment Notes acquired by such Trust.

                             - All monies receivable under the Liquidity
                               Facility for such Trust.

                             - Funds from time to time deposited with the
                               Trustee in accounts relating to such Trust.

Regular Distribution
Dates......................  May 1 and November 1, commencing on May 1, 1999.

Record Dates...............  The fifteenth day preceding the related
                             Distribution Date.

Distributions..............  The Trustee will distribute all payments of principal, premium (if any) and interest received on the Equipment Notes held in each Trust to the holders of the Certificates of such Trust, subject to the subordination provisions applicable to the Certificates.

                             Scheduled payments of principal and interest made on the Equipment Notes will be distributed on the applicable Regular Distribution Dates.

                             Payments of principal, premium (if any) and interest made on the Equipment Notes resulting from any early redemption or purchase of such Equipment Notes will be distributed on a special distribution date after not less than 15 days' notice to Certificateholders.

Subordination..............  Distributions on the Certificates will be made in the following order:

                             - First, to holders of the Class A-1 and Class A-2
                               Certificates.

                             - Second, to the holders of the Class B
                               Certificates.

                             - Third, to the holders of the Class C-1 and Class
                               C-2 Certificates.

                             If Continental is in bankruptcy or certain other specified events have occurred but Continental is continuing to meet certain of its obligations, the subordination provisions applicable to the Certificates permit distributions to be made to junior Certificates prior to making distributions in full on the senior Certificates.

Control of Loan Trustee....  The holders of at least a majority of the outstanding principal amount of Equipment Notes issued under each Indenture will be entitled to direct the Loan Trustee under such Indenture in taking action as long as no Indenture Default is continuing thereunder. If an Indenture Default is continuing, subject to certain conditions, the "Controlling Party" will direct the Loan Trustees (including in exercising remedies, such as accelerating such Equipment Notes or foreclosing the lien on the Aircraft securing such Equipment Notes).

                             The Controlling Party will be:

                             - The Class A-1 Trustee or Class A-2 Trustee,
                               whichever represents the Class with the larger principal amount of Certificates outstanding at the time that the Indenture Default occurs.

                             - Upon payment of final distributions to the
                               holders of such larger Class, the other of the Class A-1 Trustee or Class A-2 Trustee.

                             - Upon payment of final distributions to the
                               holders of Class A-1 and A-2 Certificates, the Class B Trustee.

                             - Upon payment of final distributions to the
                               holders of Class B Certificates, the Class C-1 Trustee or Class C-2 Trustee, whichever represents the Class with the larger principal amount of Certificates outstanding at such time.

                             - Upon payment of final distributions to the
                               holders of such larger Class, the other of the Class C-1 Trustee or Class C-2 Trustee.

                             - Under certain circumstances, and notwithstanding
                               the foregoing, the Liquidity Provider with the largest amount owed to it.

                             In exercising remedies during the nine months after the earlier of (a) the acceleration of the Equipment Notes issued pursuant to any Indenture or
                             (b) the bankruptcy of Continental, the Controlling Party may not sell such Equipment Notes or the Aircraft subject to the lien of such Indenture for less than certain specified minimums or modify lease rental payments for such Aircraft below a specified threshold.

Right to Buy Other Classes
of Certificates............  If Continental is in bankruptcy or certain other specified events have occurred, the
                             Certificateholders may have the right to buy certain other Classes of Certificates on the following basis:

                             - If the Class A-1 or Class A-2 Certificateholders
                               are then represented by the Controlling Party, the Certificateholders of such other Class will have the right to purchase all of such Class of Certificates represented by the Controlling Party.

                             - The Class B Certificateholders will have the
                               right to purchase all of the Class A-1 and Class A-2 Certificates.

                             - The Class C-1 and Class C-2 Certificateholders
                               will have the right to purchase all of the Class A-1, Class A-2 and Class B Certificates.

                             - If the Class C-1 or Class C-2 Certificateholders
                               are then represented by the Controlling Party, the Certificateholders of such other Class will have the right to purchase all of such Class of Certificates represented by the Controlling Party.

                             The purchase price in each case described above will be the outstanding balance of the applicable Class of Certificates plus accrued and unpaid interest.

Liquidity Facilities.......  Under the Liquidity Facility for each Trust, the
                             Liquidity Provider will, if necessary, make advances in an aggregate amount sufficient to pay interest on the applicable Certificates on up to three successive semiannual Regular Distribution Dates at the applicable interest rate for such Certificates. The Liquidity Facilities cannot be used to pay any other amount in respect of the Certificates and will not cover interest payable on amounts held in escrow as Deposits with the Depositary.

                             Notwithstanding the subordination provisions applicable to the Certificates, the holders of the Certificates to be issued by each Trust will be entitled to receive and retain the proceeds of drawings under the Liquidity Facility for such Trust.

                             Upon each drawing under any Liquidity Facility to pay interest on the Certificates, the Subordination Agent will reimburse the applicable Liquidity Provider for the amount of such drawing. Such reimbursement obligation and all interest, fees and other amounts owing to the applicable Liquidity Provider under each Liquidity Facility and certain other agreements will rank equally with comparable obligations relating to the other Liquidity Facilities and will rank senior to the Certificates in right of payment.

Escrowed Funds.............  Funds in escrow for the Certificateholders of each
                             Trust will be held by the Depositary as Deposits relating to such Trust. Funds may be withdrawn by the Trustees from time to time to purchase Equipment Notes prior to the deadline established for purposes of this offering. On each Regular Distribution Date, the Depositary will pay interest accrued on the Deposits relating to such Trust at a rate per annum equal to the interest rate applicable to the Certificates issued by such Trust. The Deposits relating to each Trust and interest paid thereon will not be subject to the subordination provisions applicable to the Certificates. The Deposits cannot be used to pay any other amount in respect of the Certificates.

Unused Escrowed Funds......  All of the Deposits held in escrow may not be used to purchase Equipment Notes by the deadline established for purposes of this offering. This may occur because of delays in the delivery of Aircraft, variations in the terms of each Aircraft financing or other reasons. See "Description of the Certificates -- Obligation to Purchase Equipment Notes". If any funds remain as Deposits with respect to any Trust after such deadline, they will be withdrawn by the Escrow Agent for such Trust and distributed, with accrued and unpaid interest, to the Certificateholders of such Trust after at least 15 days' prior written notice. See "Description of the Deposit
                             Agreements -- Unused Deposits".

Obligation to Purchase
  Equipment Notes..........  The Trustees will be obligated to purchase the
                             Equipment Notes issued with respect to each Aircraft pursuant to the Note Purchase Agreement. Continental may enter into a leveraged lease financing or a secured debt financing with respect to each Aircraft pursuant to forms of financing agreements attached to the Note Purchase Agreement. In the case of a Leased Aircraft, the terms of the financing agreements entered into may differ from the forms of such agreements described in this Prospectus Supplement because a third party -- the Owner Participant -- will provide a portion of the financing of the Aircraft and may request changes. However, under the Note Purchase Agreement, the terms of such financing agreements must (a) contain the Mandatory Document Terms set forth in the Note Purchase Agreement and (b) not vary the Mandatory Economic Terms set forth in the Note Purchase Agreement. In addition, Continental must (a) certify to the Trustees that any such modifications do not materially and adversely affect the Certificateholders and (b) obtain written confirmation from each Rating Agency that the use of versions of such agreements modified in any material respect will not result in a withdrawal, suspension or downgrading of the rating of any Class of Certificates. The Trustees will not be obligated to purchase Equipment Notes if, at the time of issuance, Continental is in bankruptcy or certain other specified events have occurred. See "Description of the Certificates -- Obligation to Purchase Equipment Notes".

Equipment Notes
(a) Issuer.................  Leased Aircraft. If Continental leases an Aircraft, the related Equipment Notes will be issued by a financial institution, acting as Owner Trustee. The Owner Trustee will not be individually liable for such Equipment Notes. However, Continental's scheduled rental obligations under the related Lease will be in amounts sufficient to pay scheduled payments on such Equipment Notes.

                             Owned Aircraft. If Continental purchases an
                             Aircraft, the related Equipment Notes will be issued by Continental.

(b) Interest...............  The Equipment Notes held in each Trust will accrue interest at the rate per annum for the Certificates issued by such Trust set forth on the cover page of this Prospectus Supplement. Interest will be payable on May 1 and November 1 of each year, commencing on the first such date after issuance of such Equipment Notes. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

(c) Principal..............  Amortizing Notes. Principal payments on the Series
                             A-1, Series B and Series C-1 Equipment Notes are scheduled on May 1 and November 1 in certain years, commencing on May 1, 1999.

                             Bullet Maturity Notes. The entire principal amount of the Series A-2 Equipment Notes is scheduled to be paid on November 1, 2008. The entire principal amount of the Series C-2 Equipment Notes is scheduled to be paid on November 1, 2005.

(d) Redemption and
  Purchase.................  Aircraft Event of Loss. If an Event of Loss occurs with respect to an Aircraft, all of the Equipment Notes issued with respect to such Aircraft will be redeemed, unless such Aircraft is replaced by Continental under the related financing agreements. The redemption price in such case will be the unpaid principal amount of such Equipment Notes, together with accrued interest, but without any premium.

                             Optional Redemption. The issuer of the Equipment Notes with respect to an Aircraft may elect to redeem them prior to maturity. The redemption price in such case will be the unpaid principal amount of such Equipment Notes, together with accrued interest plus a Make-Whole Premium. See "Description of the Equipment Notes -- Redemption".

                             Purchase by Owner. In the case of a Leased
                             Aircraft, if a Lease Event of Default is continuing, the applicable Owner Trustee or Owner Participant may elect to purchase all of the Equipment Notes with respect to such Aircraft, subject to the terms of the applicable Leased Aircraft Indenture. The purchase price in such case will be the unpaid principal amount of such Equipment Notes, together with accrued interest, but without any premium (provided that a Make-Whole Premium will be payable under certain circumstances specified in the Leased Aircraft Indenture). In the case of an Owned Aircraft, Continental will have no comparable right to purchase the Equipment Notes under such circumstances.

(e) Security...............  The Equipment Notes issued with respect to each
                             Aircraft will be secured by a security interest in such Aircraft and, in the case of each Leased Aircraft, in the related Owner Trustee's rights under the Lease with respect to such Aircraft (with certain limited exceptions).

                             The Equipment Notes issued in respect of an Aircraft will not be secured by any other Aircraft or Leases. This means that any excess proceeds from the sale of an Aircraft or other exercise of remedies with respect to such Aircraft will not be available to cover any shortfall with respect to any other Aircraft.

                             There will not be cross-default provisions in the Indentures or in the Leases. This means that if the Equipment Notes issued with respect to one or more Aircraft are in default and the Equipment Notes issued with respect to the remaining Aircraft are not in default, no remedies will be exercisable with respect to the remaining Aircraft.

(f) Section 1110
  Protection...............  Continental's outside counsel will provide its opinion to the Trustees that the benefits of
                             Section 1110 of the U.S. Bankruptcy Code will be available with respect to the Equipment Notes.

Certain Federal Income Tax
  Consequences.............  Each Certificate Owner generally should report on its federal income tax return its pro rata share of income from the relevant Deposits and income from the Equipment Notes and other property held by the relevant Trust. See "Certain U.S. Federal Income Tax Consequences".

Certain ERISA
  Considerations...........  Each person who acquires a Certificate will be deemed to have represented that either: (a) no employee benefit plan assets have been used to purchase such Certificate or (b) the purchase and holding of such Certificate are exempt from the prohibited transaction restrictions of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986 pursuant to one or more prohibited transaction statutory or administrative exemptions. See "Certain ERISA Considerations".

Rating of the
Certificates...............  It is a condition to the issuance of the
                             Certificates that the Certificates be rated by Moody's and Standard & Poor's not less than the ratings set forth below:

                                                                                              STANDARD
                                                       CERTIFICATES                MOODY'S    & POOR'S
                                                       ------------                -------    --------
                                          Class A-1..............................    Aa3        AA+
                                          Class A-2..............................    Aa3        AA+
                                          Class B................................    A2         AA-
                                          Class C-1..............................   Baal         A-
                                          Class C-2..............................   Baal         A-

                             A rating is not a recommendation to purchase, hold or sell Certificates, since such rating does not address market price or suitability for a particular investor. There can be no assurance that such ratings will not be lowered or withdrawn by a Rating Agency.

                                                                                                STANDARD
                                                                                       MOODY'S  & POOR'S
                                                                                       -------  --------
Rating of the Depositary.............  Short Term....................................    P-1      A-1+
Threshold Rating for the Liquidity
  Provider...........................  Short Term
                                         Class A-1 and Class A-2.....................    P-1      A-1+
                                         Class B, Class C-1 and Class C-2............    P-1      A-1

Liquidity Provider
Rating.....................  Westdeutsche Landesbank Girozentrale meets the
                             Threshold Rating requirement for the Class A-1 and A-2 Certificates. Morgan Stanley Dean Witter & Co., the parent company of Morgan Stanley Capital Services, meets the Threshold Rating requirement for the Class B, C-1 and C-2 Certificates and will guarantee Morgan Stanley Capital Services's obligations under the Liquidity Facility for the Class B, C-1 and C-2 Certificates.

SUMMARY FINANCIAL AND OPERATING DATA

     The following tables summarize certain consolidated financial data and certain operating data with respect to Continental. The following selected consolidated financial data for the years ended December 31, 1997, 1996 and 1995 is derived from the audited consolidated financial statements of Continental incorporated by reference in the Prospectus and should be read in conjunction therewith. The consolidated financial data of Continental for the three and six months ended June 30, 1998 and 1997 is derived from the unaudited consolidated financial statements of Continental incorporated by reference in the Prospectus, which include all adjustments (consisting solely of normal recurring accruals) that Continental considers necessary for the fair presentation of the financial position and results of operations for these periods. Operating results for the three and six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. Continental's selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, Continental's consolidated financial statements, including the notes thereto. Continental recently reported net income of $150 million for the three months ended September 30, 1998, before giving effect to a special charge for retirement of aircraft, as compared to net income of $114 million for the 1997 period, before giving effect to certain extraordinary charges. After giving effect to such special charge in 1998 and such extraordinary charges in 1997, Continental's net income was $73 million for such three month period in 1998 and was $110 million for such three month period in 1997. See "The Company -- Recent
Developments -- Recent Results".

                                                     THREE MONTHS         SIX MONTHS
                                                         ENDED               ENDED
                                                       JUNE 30,            JUNE 30,           YEAR ENDED DECEMBER 31,
                                                   -----------------   -----------------   ------------------------------
                                                    1998      1997      1998      1997      1997       1996        1995
                                                    ----      ----      ----      ----      ----       ----        ----
                                                     (IN MILLIONS OF DOLLARS, EXCEPT OPERATING DATA, PER SHARE DATA AND
                                                                                  RATIOS)
FINANCIAL DATA -- OPERATIONS:
Operating Revenue................................  $ 2,036   $ 1,786   $ 3,890   $ 3,484   $ 7,213    $6,360      $ 5,825
Operating Expenses...............................    1,756     1,555     3,460     3,107     6,497     5,835(1)     5,440(2)
                                                   -------   -------   -------   -------   -------    -------     -------
Operating Income.................................      280       231       430       377       716       525          385
Nonoperating Expense, net........................       (5)      (23)      (18)      (45)      (76)      (97)         (75)(3)
                                                   -------   -------   -------   -------   -------    -------     -------
Income before Income Taxes, Minority Interest and
  Extraordinary Charges..........................      275       208       412       332       640       428          310
Net Income.......................................  $   163   $   128   $   244   $   202   $   385    $  319      $   224
                                                   =======   =======   =======   =======   =======    =======     =======
Earnings per Common
  Share..........................................  $  2.68   $  2.22   $  4.08   $  3.50   $  6.65    $ 5.75      $  4.07
                                                   =======   =======   =======   =======   =======    =======     =======
Earnings per Common Share Assuming Dilution......  $  2.06   $  1.63   $  3.12   $  2.58   $  4.99    $ 4.17      $  3.37
                                                   =======   =======   =======   =======   =======    =======     =======
Ratio of Earnings to Fixed
  Charges(4).....................................     2.66x     2.48x     2.26x     2.18x     2.07x     1.81x        1.53x
                                                   =======   =======   =======   =======   =======    =======     =======
OPERATING DATA (JET OPERATIONS ONLY)(5):
Revenue passenger miles
  (millions)(6)..................................   13,675    11,922    25,747    22,813    47,906    41,914       40,023
Available seat miles (millions)(7)...............   18,574    16,486    36,097    32,318    67,576    61,515       61,006
Passenger load factor(8).........................     73.6%     72.3%     71.3%     70.6%     70.9%     68.1%        65.6%
Breakeven passenger load factor(9)...............     59.0%     57.7%     59.8%     58.3%     60.0%     60.7%(12)    60.8%
Passenger revenue per available seat
  mile (cents)(10)...............................     9.39      9.31      9.25      9.30      9.19      8.93         8.20
Operating cost per available seat mile
  (cents)(11)....................................     8.85      8.90      8.99      9.08      9.07      8.77(12)     8.36
Average yield per revenue passenger mile
  (cents)(13)....................................    12.75     12.87     12.98     13.17     12.96     13.10        12.51
Average length of aircraft flight
  (miles)........................................    1,038       944     1,026       935       967       896          836

                                                               JUNE 30,      DECEMBER 31,
                                                                 1998            1997
                                                               --------      ------------
                                                               (IN MILLIONS OF DOLLARS)
FINANCIAL DATA -- BALANCE SHEET:
Assets:
Cash and Cash Equivalents, including restricted cash and
  cash equivalents of $14 and $15, respectively(14).........    $1,067          $1,025
Short-term Investments......................................       117              --
Other Current Assets........................................       873             703
Total Property and Equipment, Net...........................     2,834           2,225
Routes, Gates and Slots, Net................................     1,396           1,425
Other Assets, Net...........................................       368             452
                                                                ------          ------
        Total Assets........................................    $6,655          $5,830
                                                                ======          ======
Liabilities and Stockholders' Equity:
Current Liabilities.........................................    $2,500          $2,285
Long-Term Debt and Capital Leases...........................     2,089           1,568
Deferred Credits and Other Long-Term Liabilities............       741             819
Continental-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust Holding Solely Convertible
  Subordinated Debentures(15)...............................       242             242
Common Stockholders' Equity.................................     1,083             916
                                                                ------          ------
        Total Liabilities and Stockholders' Equity..........    $6,655          $5,830
                                                                ======          ======

------------

 (1) Includes a $128 million fleet disposition charge recorded in 1996 associated primarily with Continental's decision to accelerate the replacement of its DC-9-30, DC-10-10, 727-200, 737-100, and 737-200
     aircraft. In connection with its decision to accelerate the replacement of such aircraft, Continental wrote down its Stage 2 aircraft inventory that is not expected to be consumed through operations to its estimated fair value and recorded a provision for costs associated with the return of leased aircraft at the end of their respective lease terms.

 (2) Includes a $20 million cash payment in 1995 by Continental in connection with a 24-month collective bargaining agreement entered into by Continental and the Independent Association of Continental Pilots.

 (3) Includes a pre-tax gain of $108 million ($30 million after tax) on the series of transactions by which Continental and its subsidiary, Continental CRS Interests, Inc., transferred certain assets and liabilities relating to the computerized reservation business of such subsidiary to a newly-formed limited liability company and the remaining assets and liabilities were sold.

 (4) For purposes of calculating this ratio, earnings consist of earnings before taxes, minority interest and extraordinary loss plus interest expense (net of capitalized interest), the portion of rental expense representative of interest expense and amortization of previously capitalized interest. Fixed charges consist of interest expense and the portion of rental expense representative of interest expense. For the periods January 1, 1993 through April 27, 1993 and April 28, 1993 through December 31, 1993 and for the year ended December 31, 1994, earnings were not sufficient to cover fixed charges. Additional earnings of $979 million, $60 million and $667 million, respectively, would have been required to achieve ratios of earnings to fixed charges of one to one.

 (5) Includes operating data for CMI, but does not include operating data for Express's regional jet operations or turboprop operations.

 (6) The number of scheduled miles flown by revenue passengers.

 (7) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

 (8) Revenue passenger miles divided by available seat miles.

 (9) The percentage of seats that must be occupied by revenue passengers in order for the airline to break even on an income before income taxes basis, excluding nonoperating items.

(10) Passenger revenue divided by available seat miles.

(11) Operating expenses divided by available seat miles.

(12) Excludes a $128 million fleet disposition charge. See Note (1) for description of the fleet disposition charge.

(13) The average revenue received for each mile a revenue passenger is carried.

(14) Restricted cash and cash equivalents agreements relate primarily to workers' compensation claims and the terms of certain other agreements.

(15) The sole assets of such Trust are convertible subordinated debentures, with an aggregate principal amount of $249 million, which bear interest at the rate of 8 1/2% per annum and mature on December 1, 2020. Upon repayment, the Continental-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust will be mandatorily redeemed.

                                  RISK FACTORS

RISK FACTORS RELATING TO THE COMPANY

     LEVERAGE AND LIQUIDITY

     Continental has a higher proportion of debt compared to its equity capital than some of its principal competitors. In addition, Continental's cash resources are less than some of its principal competitors. A majority of Continental's property and equipment is subject to liens securing indebtedness. Accordingly, Continental may be less able than some of its competitors to withstand a prolonged recession in the airline industry or respond as flexibly to changing economic and competitive conditions.

     As of June 30, 1998, Continental had:

     - $2.3 billion (including current maturities) of long-term debt and capital lease obligations.

     - $1.3 billion of Continental-obligated mandatorily redeemable preferred securities of subsidiary trust and common stockholders' equity.

     - $1.1 billion in cash and cash equivalents (excluding restricted cash and cash equivalents of $14 million) and $117 million of short-term investments.

     - $225 million available to be drawn under general lines of credit.

     Continental has substantial commitments for capital expenditures, including for the acquisition of new aircraft. As of September 1, 1998, Continental had agreed to acquire a total of 124 Boeing jet aircraft through 2005. Continental also has options for additional aircraft (exercisable subject to certain conditions). The estimated aggregate cost of Continental's firm commitments for Boeing aircraft is approximately $5.8 billion. We currently plan to finance our new Boeing aircraft with a combination of enhanced pass through trust certificates, lease equity and other third party financing, subject to availability and market conditions. As of September 1, 1998, approximately $631 million in financing had been arranged for such future Boeing deliveries. In addition, Continental had commitments or letters of intent for backstop financing for approximately one-third of the anticipated remaining acquisition cost of such Boeing deliveries.

     We expect to finance certain of our capital commitments through operating leases, which will increase our operating expenses. For 1997, Continental incurred approximately $626 million of rent expenses under operating leases relating to aircraft, compared to $568 million for 1996, and approximately $236 million relating to facilities and other rentals, compared to $210 million in 1996. We expect that our operating lease expenses for 1998 will exceed 1997 amounts.

     Additional financing will be needed to satisfy Continental's capital commitments. We cannot predict whether sufficient financing will be available for capital expenditures not covered by firm financing commitments.

     CONTINENTAL'S HISTORY OF OPERATING LOSSES

     Continental recorded net income of approximately $244 million in the first half of 1998, $385 million in 1997, $319 million in 1996 and $224 million in 1995. However, Continental experienced significant operating losses in the previous eight years. Historically, the financial results of the U.S. airline industry have been cyclical. We cannot predict whether current favorable conditions will continue.

     AIRCRAFT FUEL

     Fuel costs constitute a significant portion of Continental's operating expenses. Fuel costs were approximately 10.8% of operating expenses for the six months ended June 30, 1998 and 13.6% for the year ended December 31, 1997. Fuel prices and supplies are influenced significantly by international political and economic circumstances. If a fuel supply shortage were to arise from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled airline service could result. Significant changes in fuel costs would materially affect Continental's operating results.

     LABOR MATTERS

     In September 1997, we announced our intention to bring all Continental employees to industry standard wages (the average of the top ten air carriers as ranked by the DOT, excluding Continental) within 36 months. We expect to phase in these wage increases over the 36-month period as revenue, interest rates and rental rates reach industry standards. We estimate that the increased wages will aggregate approximately $500 million over such 36-month period.

     The current status of Continental's and its subsidiaries' principal labor union agreements is as follows:

     - Continental's Pilots. In June 1998, a five-year collective bargaining agreement, retroactive to October 1997, was ratified by Continental's pilots. The agreement becomes amendable in October 2002. The Company began accruing for the increased costs of the new agreement in the fourth quarter of 1997. We estimate that the increased costs under the new agreement will be approximately $113 million for 1998.

     - Express's Pilots. In June 1998, the pilots at Express, Continental's subsidiary that operates turboprop and regional jet aircraft, rejected a new five-year agreement. Express resumed bargaining with the assistance of the National Mediation Board in the third quarter of 1998. While we cannot predict the outcome of those negotiations, we believe that they will not have a material financial impact on the Company.

     - Flight Attendants. The flight attendants at Continental, Express and CMI, Continental's subsidiary based in Guam, are covered by collective bargaining agreements that become amendable on December 31, 1999, November 1, 1999, and June 30, 2000, respectively.

     - Dispatchers. The Company's dispatchers ratified a new five-year collective bargaining agreement in July 1998. The agreement becomes amendable in October 2003.

     - Mechanics. On October 9, 1998, the Company reached a tentative agreement for a four-year initial collective bargaining agreement covering Continental's mechanics and related employees. The agreement will be submitted for a ratification vote, the results of which will be known in mid-November 1998. While we cannot predict the outcome of the ratification vote, we believe that it will not have a material financial impact on the Company. CMI's mechanics are covered by a collective bargaining agreement, which becomes amendable March 31, 2001.

     RISKS REGARDING CONTINENTAL/NORTHWEST ALLIANCE

     On January 26, 1998, Continental and Northwest Airlines, Inc. ("Northwest") announced a long-term global alliance involving extensive code-sharing, frequent flyer reciprocity and other cooperative activities (the "Northwest Alliance"). In a related transaction, a Northwest affiliate agreed to acquire from Continental's principal shareholder securities representing approximately 14% of Continental's equity and approximately 51% of its voting power.

     The Company's ability to implement the Northwest Alliance successfully and to achieve anticipated benefits are subject to certain risks and uncertainties, including:

     - Disapproval or delay by regulatory authorities or adverse regulatory developments.

     - Competitive pressures, including developments with respect to alliances among other air carriers.

     - Customer reaction to the alliance, including reaction to differences in product and benefits provided by Continental and Northwest.

     - Economic conditions in the principal markets served by Continental and Northwest.

     - Increased costs or other implementation difficulties, including those caused by employees.

     - Our ability to modify certain contracts that restrict certain aspects of the alliance.

     - The outcome of lawsuits commenced by shareholders of the Company challenging the Northwest Alliance, the transfer of Continental securities to a Northwest affiliate and certain related matters.

     Continental, Northwest, Continental's principal shareholder and the U.S. Department of Justice have been in discussions regarding the Justice Department's concerns about Northwest's acquisition of an interest in Continental and related matters, as well as certain aspects of the Northwest Alliance. We expect that these discussions will be concluded shortly. If the parties are unable to reach agreement, we anticipate that the Justice Department will file a lawsuit challenging the transactions and that implementation of the Northwest Alliance will be delayed.

     We cannot predict whether the Company's alliance with Northwest will be fully and timely implemented or whether the anticipated benefits will be achieved.

RISK FACTORS RELATING TO THE AIRLINE INDUSTRY

     COMPETITION AND INDUSTRY CONDITIONS

     The airline industry is highly competitive and susceptible to price discounting. Carriers have used discount fares to stimulate traffic during periods of slack demand, to generate cash flow and to increase market share. Some of Continental's competitors have substantially greater financial resources or lower cost structures than Continental.

     Airline profit levels are highly sensitive to changes in fuel costs, fare levels and passenger demand. Passenger demand and fare levels have in the past been influenced by, among other things, the general state of the economy (both in international regions and domestically), international events, airline capacity and pricing actions taken by carriers. For example, the operating results of CMI declined during 1996, 1997 and the first half of 1998 as a result of the continued weakness of the yen against the dollar, a weak Japanese economy and increased fuel costs in 1996 and 1997. Domestically, from 1990 to 1993, the weak U.S. economy, turbulent international events and extensive price discounting by carriers contributed to unprecedented losses for U.S. airlines. In the last several years, the U.S. economy has improved and excessive price discounting has abated. We cannot predict the extent to which these favorable conditions will continue.

     In recent years, the major U.S. airlines have sought to form marketing alliances with other U.S. and foreign air carriers. Such alliances generally provide for "code-sharing", frequent flyer reciprocity, coordinated scheduling of flights of each alliance member to permit convenient connections and other joint marketing activities. Such arrangements permit an airline to market flights operated by other alliance members as its own. This increases the destinations, connections and frequencies offered by the airline, which provides an opportunity to increase traffic on such airline's segment of flights connecting with alliance partners. The Northwest Alliance is an example of such an arrangement, and Continental has existing alliances with numerous other air carriers. Other major U.S. airlines have alliances or planned alliances more extensive than Continental's alliances. We cannot predict the extent to which Continental will benefit from its alliances or be disadvantaged by competing alliances.

     REGULATORY MATTERS

     Airlines are subject to extensive regulatory and legal compliance requirements. These requirements impose substantial costs on airlines. In the last several years, the United States Federal Aviation Administration (the "FAA") has issued a number of directives and other regulations relating to the maintenance and operation of aircraft that have required significant expenditures. Such FAA requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement, commuter aircraft safety and increased inspections and maintenance procedures to be conducted on older aircraft. The Company expects to continue incurring expenses in complying with the FAA's regulations.

     Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. Congress and the

Department of Transportation ("DOT") have also proposed the regulation of airlines' competitive responses and other activities. Restrictions on the ownership and transfer of airline routes and takeoff and landing slots have also been proposed. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities are not made available. We cannot provide assurances that laws or regulations enacted in the future will not adversely affect the Company.

     YEAR 2000

     Computerized systems are essential to the Company's operations. Many computer programs in use around the world use only two digits to identify the applicable year and do not take account of the change in century that will occur in the year 2000. If this problem is not corrected, computer applications could fail or create mistakes. As a result, the Company has implemented a Year 2000 project to ensure that the Company's computer systems will function properly in the year 2000 and thereafter. Our Year 2000 project should be completed in early 1999, and we believe that the year 2000 issue will not pose significant operational problems for our own computer systems.

     We have also contacted our significant suppliers and vendors with whom our systems interface or upon whom our business depends. We are working with these parties to minimize the extent to which our business will be vulnerable to their failure to remediate their year 2000 issues. The Company's business is also dependent upon certain governmental agencies, such as the FAA, that provide essential services to the aviation industry. We cannot predict whether the systems of such third parties on which the Company's business relies (including those of the FAA) will be modified on a timely basis.

     The Company's business, financial condition and results of operations could be materially adversely affected if our systems or those operated by other parties on which our business depends fail to operate properly beyond 1999.

RISK FACTORS RELATING TO THE CERTIFICATES AND THE OFFERING

     APPRAISALS AND REALIZABLE VALUE OF AIRCRAFT

     Three independent appraisal and consulting firms have prepared appraisals of the Aircraft. Letters summarizing such appraisals are annexed to this Prospectus Supplement as Appendix II. Such appraisals are based on varying assumptions and methodologies, which differ among the appraisers, and were prepared without physical inspection of the Aircraft. Appraisals that are based on other assumptions and methodologies may result in valuations that are materially different from those contained in such appraisals. See "Description of the Aircraft and the Appraisals -- The Appraisals".

     An appraisal is only an estimate of value. It does not indicate the price at which an Aircraft may be purchased from the Aircraft manufacturer. Nor should an appraisal be relied upon as a measure of realizable value. The proceeds realized upon a sale of any Aircraft may be less than its appraised value. In particular, the appraisals of the Aircraft are estimates of values as of future delivery dates. The value of an Aircraft if remedies are exercised under the applicable Indenture will depend on market and economic conditions, the supply of similar aircraft, the availability of buyers, the condition of the Aircraft and other factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise of remedies would be sufficient to satisfy in full payments due on the Certificates.

     PRIORITY OF DISTRIBUTIONS; SUBORDINATION

     Certain Classes of Certificates are subordinated to other Classes in rights to distributions. See "Description of the Certificates -- Subordination". Consequently, a payment default under any Equipment Note or a Triggering Event may cause the distribution to more senior Classes of Certificates of payments received from payment on one or more junior series of Equipment Notes. If this should occur, the interest accruing on the remaining Equipment Notes would be less than the interest accruing on the remaining Certificates. This is because the remaining Certificates of the junior Classes accrue interest at a higher rate than the remaining Equipment Notes, which include series applicable to the senior Classes bearing interest at a lower rate. As a result of this possible interest shortfall, the holders of one or more junior Classes of Certificates may not receive the full amount due to them after a payment default under any Equipment Note even if all Equipment Notes are eventually paid in full.

     CONTROL OVER COLLATERAL; SALE OF COLLATERAL

     If an Indenture Default is continuing, subject to certain conditions, the Loan Trustee under such Indenture will be directed by the "Controlling Party" in exercising remedies under such Indenture, including accelerating the applicable Equipment Notes or foreclosing the lien on the Aircraft securing such Equipment Notes. See "Description of the Certificates -- Indenture Defaults and Certain Rights Upon an Indenture Default".

     The Controlling Party will be:

     - The Class A-1 Trustee or Class A-2 Trustee, whichever represents the Class with the larger principal amount of Certificates outstanding at the time that the Indenture Default occurs.

     - Upon payment of final distributions to the holders of such larger Class, the other of the Class A-1 Trustee or Class A-2 Trustee.

     - Upon payment of final distributions to the holders of Class A-1 and A-2 Certificates, the Class B Trustee.

     - Upon payment of final distributions to the holders of Class B Certificates, the Class C-1 Trustee or Class C-2 Trustee, whichever represents the Class with the larger principal amount of Certificates outstanding at such time.

     - Upon payment of final distributions to the holders of such larger Class, the other of the Class C-1 Trustee or Class C-2 Trustee.

     - Under certain circumstances, and notwithstanding the foregoing, the Liquidity Provider with the largest amount owed to it.

     During the continuation of any Indenture Default, the Controlling Party may accelerate and sell the Equipment Notes issued under such Indenture, subject to certain limitations. See "Description of the Intercreditor
Agreement -- Intercreditor Rights -- Sale of Equipment Notes or Aircraft". The market for Equipment Notes during any Indenture Default may be very limited, and there can be no assurance as to the price at which they could be sold. If the Controlling Party sells any Equipment Notes for less than their outstanding principal amount, certain Certificateholders will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against Continental, any Owner Trustee, any Owner Participant or any Trustee.

     RATINGS OF THE CERTIFICATES

     It is a condition to the issuance of the Certificates that the Class A-1 and A-2 Certificates be rated not lower than Aa3 by Moody's and AA+ by Standard & Poor's, the Class B Certificates be rated not lower than A2 by Moody's and AA-by Standard & Poor's and the Class C-1 and C-2 Certificates be rated not lower than Baa1 by Moody's and A- by Standard & Poor's. A rating is not a recommendation to purchase, hold or sell Certificates, since such rating does not address market price or suitability for a particular investor. A rating may not remain for any given period of time and may be lowered or withdrawn entirely by a Rating Agency if in its judgment circumstances in the future (including the downgrading of Continental, the Depositary or the applicable Liquidity Provider) so warrant.

     The rating of the Certificates is based primarily on the default risk of the Equipment Notes and the Depositary, the availability of the Liquidity Facility for the benefit of holders of the Certificates, the collateral value provided by the Aircraft relating to the Equipment Notes and the subordination provisions applicable to the Certificates. Standard & Poor's has indicated that its rating applies to a unit consisting of Certificates representing the Trust Property and Escrow Receipts initially representing undivided interests in certain rights to $524,401,000 of Deposits. Amounts deposited under the Escrow Agreements are not property of Continental and are not entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code. Neither the Certificates nor the Escrow Receipts may be separately assigned or transferred.

     UNUSED ESCROWED FUNDS

     Under certain circumstances, all of the funds held in escrow as Deposits may not be used to purchase Equipment Notes by the deadline established for purposes of this offering. See "Description of the Deposit Agreements -- Unused Deposits". If any funds remain as Deposits with respect to any Trust after such deadline, they will be withdrawn by the Escrow Agent for such Trust and distributed, with accrued and unpaid interest but without any premium, to the Certificateholders of such Trust. Since the maximum principal amount of Equipment Notes may not be issued with respect to an Aircraft and, in any such case, the Series C-1 Equipment Notes are more likely not to be issued in the maximum principal amount as compared to the other Equipment Notes, it is more likely that a distribution of unused Deposits will be made with respect to the Class C-1 Certificates as compared to the other Certificates. See "Description of the Deposit Agreements -- Unused Deposits".

     LIMITED ABILITY TO RESELL THE CERTIFICATES

     Prior to this offering, there has been no public market for the Certificates. Neither Continental nor any Trust intends to apply for listing of the Certificates on any securities exchange or otherwise. The underwriters may assist in resales of the Certificates, but they are not required to do so. A secondary market for the Certificates may not develop. If a secondary market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your Certificates.

                                USE OF PROCEEDS

     The proceeds from the sale of the Certificates being offered hereby will be used to purchase Equipment Notes during the Delivery Period issued, at Continental's election, either (i) by each Owner Trustee to finance a portion of the purchase price of the Leased Aircraft or (ii) by Continental to finance a portion of the purchase price of the Owned Aircraft. Prior to utilization of such proceeds to purchase Equipment Notes, such proceeds from the sale of the Certificates of each Trust will be deposited with the Depositary on behalf of the applicable Escrow Agent for the benefit of the Certificateholders of such Trust.

                                  THE COMPANY

     Continental Airlines, Inc. ("Continental" or the "Company") is a major United States air carrier engaged in the business of transporting passengers, cargo and mail. Continental is the fifth largest United States airline (as measured by revenue passenger miles in the first eight months of 1998) and, together with its wholly owned subsidiaries, Continental Express, Inc. ("Express") and Continental Micronesia, Inc. ("CMI"), serves 207 airports worldwide. As of September 1, 1998, Continental flew to 126 domestic and 81 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. Continental directly serves 13 European cities and is one of the leading airlines providing service to Mexico and Central America, serving more destinations there than any other United States airline. Through its Guam hub, CMI provides extensive service in the western Pacific, including service to more Japanese cities than any other United States carrier.

DOMESTIC OPERATIONS

     Continental operates its domestic route system primarily through its hubs at Newark International Airport, George Bush Intercontinental Airport in Houston and Hopkins International Airport in Cleveland. The Company's hub system allows it to transport passengers between a large number of destinations with substantially more frequent service than if each route were served directly. The hub system also allows Continental to add service to a new destination from a large number of cities using only one or a limited number of aircraft. Each of Continental's domestic hubs is located in a large business and population center, contributing to a high volume of "origin and destination" traffic.

     NEWARK

     As of September 1, 1998, Continental operated 59% (256 departures) of average daily jet departures (excluding regional jets) and, together with Express, accounted for 61% (371 departures) of all average daily departures (jet and turboprop) from Newark International Airport. Considering the three major airports serving New York City (Newark International Airport, LaGuardia and John
F. Kennedy), the Company and Express accounted for 25% of all average daily departures, while the next largest carrier, US Airways, and its commuter affiliate accounted for 15% of all average daily departures.

     HOUSTON

     As of September 1, 1998, Continental operated 80% (340 departures) of average daily jet departures (excluding regional jets) and, together with Express, accounted for 84% (501 departures) of all average daily departures from Houston's George Bush Intercontinental Airport. Southwest Airlines ("Southwest") also has a significant share of Houston departures through Hobby Airport. Considering both Intercontinental and Hobby Airports, Continental operated 57% and Southwest operated 26% of all average daily jet departures (excluding regional jets) from Houston.

     CLEVELAND

     As of September 1, 1998, Continental operated 52% (95 departures) of average daily jet departures (excluding regional jets) and, together with Express, accounted for 66% (254 departures) of all average daily departures from Cleveland Hopkins International Airport. The next largest carrier, US Airways, accounted for 6% of all average daily departures.

     CONTINENTAL EXPRESS

     Continental's jet service at each of its domestic hub cities is coordinated with Express, which operates new-generation turboprop aircraft and regional jets under the name "Continental Express". The turboprop aircraft average approximately seven years of age and seat 64 passengers or less while the regional jets average less than one year of age and seat 50 passengers. In addition, Express recently announced the accelerated retirement of certain turboprop aircraft and an order to purchase 25 ERJ-135, 37-seat regional jets. See "-- Recent Developments -- Aircraft Retirement".

     As of September 1, 1998, Express served 12 destinations from Newark International Airport (3 by regional jet), 21 destinations from George Bush Intercontinental Airport (3 by regional jet) and 32 destinations from Cleveland (3 by regional jet). In addition, commuter feed traffic is currently provided by other code-sharing partners. In general, Express flights are less than 200 miles in length and less than 90 minutes in duration.

     Management believes Express' turboprop and regional jet operations complement Continental's jet operations by allowing more frequent service to small cities than could be provided economically with conventional jet aircraft and by carrying traffic that connects onto Continental's jets. In many cases, Express (and Continental) compete for such connecting traffic with commuter airlines owned by or affiliated with other major airlines operating out of the same or other cities. Management believes that Express' new regional jets provide greater comfort and enjoy better customer acceptance than its turboprop aircraft. The regional jets also allow Express to serve certain routes that cannot be served by turboprop aircraft.

     DOMESTIC CARRIER ALLIANCES

     Continental has entered into and continues to develop alliances with domestic carriers:

     - In January 1998, Continental announced it had entered into a long-term global alliance with Northwest. The Northwest Alliance is expected to include the placing by each carrier of its code on substantially all of the flights of the other, and reciprocal frequent flyer programs and executive lounge access. Significant other joint marketing activities will be undertaken, while preserving the separate identities of the carriers. See "Risk Factors -- Risk Factors Relating to the
       Company -- Risks Regarding Continental/Northwest Alliance".

     - Continental has entered into a series of agreements with America West Airlines, Inc. ("America West"), including agreements related to code-sharing and ground handling, which have created substantial benefits for both airlines. These code-sharing agreements cover 68 city-pairs and allow Continental to link additional destinations to its route network and derive additional traffic from America West's distribution strength in cities where Continental has less sales presence. The sharing of facilities and employees by Continental and America West in their respective key markets has resulted in significant cost savings.

     - Continental has entered into a code-sharing arrangement with Gulfstream International Airlines, Inc. ("Gulfstream") which commenced in April 1997. Gulfstream serves as a connection for Continental passengers throughout Florida as well as five markets in the Bahamas.

     - Continental has entered into a code-sharing arrangement with Colgan Air, Inc. which commenced in July 1997 on flights connecting in four cities in the eastern United States and offers connections for Continental passengers to 9 cities in the Northeastern and mid-Atlantic regions of the United States.

     - Continental and CMI entered into a cooperative marketing agreement with Hawaiian Airlines that began October 1, 1997 on flights connecting in Honolulu.

INTERNATIONAL OPERATIONS

     Continental serves destinations throughout Europe, Mexico, Central and South America and the Caribbean and has extensive operations in the western Pacific conducted by CMI. As measured by available seat miles for the first eight months of 1998, approximately 29.6% of Continental's jet operations were dedicated to international traffic. As of September 1, 1998, the Company offered 133 weekly departures to 13 European cities and marketed service to 21 other cities through code-sharing agreements. Continental is one of the leading airlines providing service to Mexico and Central America, serving more destinations there than any other United States airline.

     Continental's hub at Newark International Airport is a significant international gateway. From Newark, Continental has non-stop service to 13 European cities, four Canadian cities, two Mexican cities, two Central American cities, six South American cities and five Caribbean destinations, and markets numerous other destinations through code-sharing arrangements with foreign carriers. In addition, Continental announced plans to commence non-stop service to Tokyo in November 1998, and Zurich and Brussels in 1999.

     The Company's Houston hub is the focus of its operations in Mexico and Central America. Continental currently flies non-stop from Houston to 14 cities in Mexico, every country in Central America, four cities in South America, two Caribbean destinations, three cities in Canada and two cities in Europe. In addition, Continental announced plans to commence non-stop service to Tokyo in January 1999.

     Continental also flies to Toronto from its hub in Cleveland and has announced service to London, subject to government approvals.

     CONTINENTAL MICRONESIA

     CMI is a United States-certificated international air carrier engaged in the business of transporting passengers, cargo and mail in the western Pacific. From its hub operations based on the island of Guam, CMI provides service to nine cities in Japan, more than any other United States carrier, as well as other Pacific Rim destinations, including Taiwan, the Philippines, Hong Kong, Australia, New Caledonia and Indonesia. Service to these Japanese cities and certain other Pacific Rim destinations is subject to a variety of regulatory restrictions limiting the ability of other carriers to service these markets.

     CMI is the principal air carrier in the Micronesian Islands, where it pioneered scheduled air service in 1968. CMI's route system is linked to the United States market through Honolulu, which CMI serves non-stop from both Tokyo and Guam. CMI and Continental also maintain a code-sharing agreement and coordinate schedules on certain flights from the west coast of the United States to Honolulu, and from Honolulu to Guam and Tokyo, to facilitate travel from the United States into CMI's route system. CMI recently announced the accelerated retirement of certain of its aircraft. See "-- Recent Developments -- Aircraft Retirement".

     FOREIGN CARRIER ALLIANCES

     Over the last decade, major United States airlines have developed and expanded alliances with foreign air carriers, generally involving adjacent terminal operations, coordinated flights, code-sharing and other joint marketing activities. Continental is the sole major United States carrier to operate a hub in the New York City area. Consequently, management believes the Company is uniquely situated to attract alliance partners from Europe, the Far East and South America and intends to aggressively pursue such alliances. The Company believes that the Northwest Alliance will enhance its ability to attract foreign alliance partners. See "Risk Factors -- Risk Factors Relating to the
Company -- Risks Regarding Continental/Northwest Alliance".

     Management believes that developing a network of international alliance partners will better leverage the Company's hub assets by attracting high-yield flow traffic and by strengthening the Company's position in large, local (non-connecting) markets and result in improved returns to the Company. Further, Continental can enlarge its scope of service more rapidly and enter additional markets with lower capital and start-up costs through formation of alliances with partners as compared with entering markets independently of other carriers.

     Management has a goal of developing alliance relationships that, together with the Company's own flying, will permit expanded service through Newark and Houston to major destinations in South America, Europe and Asia. Route authorities necessary for the Company's own service to certain of these destinations are not currently available to the Company.

     Continental has implemented international code-sharing agreements with Alitalia, Transavia, CSA Czech Airlines, British Midland, China Airlines, EVA Airways Corporation, an airline based in Taiwan (which commenced March 30,
1998), Virgin Atlantic Airways ("Virgin") (which commenced February 2, 1998), Viacao Aerea Sao Paulo ("VASP") (which commenced July 1, 1998) and Air France (which commenced June 19, 1998), and is in the process of implementing a code-share agreement and other joint marketing and service agreements with Compania Panamena de Aviacion, S.A. ("COPA"), 49% of the common equity of which is owned by the Company. Upon receipt of government approval, Continental will commence code-sharing arrangements with Aeroservicios Carabobo S.A. (Aserca), a Venezuelan carrier, and Air Aruba. In addition, the Northwest Alliance contemplates formation of a joint venture with KLM, a Dutch carrier. Continental has entered into joint marketing agreements with Air China and Aerolineas Centrales de Colombia (ACES), for which government approval has not yet been sought.

     Certain of Continental's code-sharing agreements involve block-space arrangements (pursuant to which the carriers agree to share capacity and bear economic risk for blocks of seats on certain routes). Alitalia has agreed to purchase blocks of seats on Continental flights between Newark and Rome and Milan. VASP has agreed to purchase blocks of seats on Continental flights between Newark and Rio de Janeiro and Sao Paulo. Continental and Air France purchase blocks of seats on each other's flights between Houston and Newark and Paris. Continental and Virgin exchange blocks of seats on each other's flights between Newark and London. Continental's agreement with Virgin also includes the purchase by Continental of blocks of seats on eight other routes flown by Virgin between the United Kingdom and the United States.

     Many of the Company's international alliance agreements provide that a party may terminate the agreement upon a change of control of the other party. If the sale by Continental's principal shareholder of its Continental equity securities agreed upon in connection with the Northwest Alliance is consummated, certain of the Company's international alliance partners will have the right to terminate their alliance relationship with the Company. Based on discussions with such partners, the Company believes that none of its partners will exercise such right.

     The Company anticipates entering into other code-sharing, joint marketing and block-space agreements, which may include the Company undertaking the financial commitment to purchase seats from other carriers.

RECENT DEVELOPMENTS

     RECENT RESULTS

     Continental reported net income, excluding special charges, of $150 million in the third quarter of 1998, as compared to net income, before extraordinary charges, of $114 million in the third quarter of 1997. After giving effect to the special charges described below under "-- Aircraft Retirement", Continental's net income for the 1998 third quarter was $73 million, as compared to net income of $110 million for the corresponding 1997 period, after giving effect to certain extraordinary charges. Continental's operating revenue was $2.116 billion in the third quarter of 1998 and was $1.890 billion in the corresponding 1997 period.

     For the first nine months of 1998, Continental reported net income of $317 million, after the special charges in the third quarter, as compared to $312 million for the corresponding 1997 period. Continental's operating revenue was $6.006 billion in the first nine months of 1998 and $5.374 billion in the corresponding 1997 period.

     AIRCRAFT RETIREMENT

     On August 11, 1998, the Company announced that CMI plans to accelerate the retirement of its four Boeing 747 aircraft in April 1999 and its remaining thirteen Boeing 727 aircraft by December 2000. The Boeing 747s will be replaced by DC-10-30s and the Boeing 727s will be replaced with a reduced number of Boeing 737s. In addition, Express will accelerate the retirement of certain turboprop aircraft by December 2000, including its fleet of 32 EMB-120 aircraft, as regional jets are acquired to replace turboprops. CMI's fleet retirement decisions will result in a nonrecurring charge of $65 million ($41 million after tax), and Express' fleet retirement decisions will result in a nonrecurring charge of $57 million ($36 million after tax). The combined charge was $122 million ($77 million after tax) and was recorded in the third quarter of 1998.

                        DESCRIPTION OF THE CERTIFICATES

     The following summary describes all material terms of the Certificates and supplements (or, to the extent inconsistent therewith, replaces) the description of the general terms and provisions of the Certificates set forth in the Prospectus accompanying this Prospectus Supplement (the "Prospectus"). The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Basic Agreement, which was filed with the Securities and Exchange Commission (the "Commission") as an exhibit to the Company's Current Report on Form 8-K dated September 25, 1997, and to all of the provisions of the Certificates, the Trust Supplements, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement and the trust supplements applicable to the Successor Trusts, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental.

     Except as otherwise indicated, the following summary relates to each of the Trusts and the Certificates issued by each Trust. The terms and conditions governing each of the Trusts will be substantially the same, except as described under "-- Subordination" below and except that the principal amount and scheduled principal repayments of the Equipment Notes held by each Trust and the interest rate and maturity date of the Equipment Notes held by each Trust will differ. The references to Sections in parentheses in the following summary are to the relevant Sections of the Basic Agreement unless otherwise indicated.

GENERAL

     Each Pass Through Certificate (collectively, the "Certificates") will represent a fractional undivided interest in one of the five Continental Airlines 1998-3 Pass Through Trusts (the "Class A-1 Trust", the "Class A-2 Trust", the "Class B Trust", the "Class C-1 Trust" and the "Class C-2 Trust", and, collectively, the "Trusts"). The Trusts will be formed pursuant to a pass through trust agreement between Continental and Wilmington Trust Company, as trustee (the "Trustee"), dated as of September 25, 1997 (the "Basic Agreement"), and five separate supplements thereto (each, a "Trust Supplement" and, together with the Basic Agreement, collectively, the "Pass Through Trust Agreements") relating to such Trusts between Continental and the Trustee, as trustee under each Trust. The Certificates to be issued by the Class A-1 Trust, the Class A-2 Trust, the Class B Trust, the Class C-1 Trust and the Class C-2 Trust are referred to herein as the "Class A-1 Certificates", the "Class A-2 Certificates", the "Class B Certificates", the "Class C-1 Certificates" and the "Class C-2 Certificates".

     Each Certificate will represent a fractional undivided interest in the Trust created by the Basic Agreement and the applicable Trust Supplement pursuant to which such Certificate is issued. (Section 2.01) The Trust Property of each Trust (the "Trust Property") will consist of:

     - Subject to the Intercreditor Agreement, Equipment Notes acquired under the Note Purchase Agreement and issued, at Continental's election in connection with the delivery of each Aircraft during the Delivery Period, either (a) on a nonrecourse basis by an Owner Trustee in each separate leveraged lease transaction with respect to each Leased Aircraft to finance a portion of the purchase price of such Leased Aircraft by the Owner Trustee, in which case the applicable Leased Aircraft will be leased to Continental, or (b) on a recourse basis by Continental in connection with each separate secured loan transaction with respect to each Owned Aircraft to finance a portion of the purchase price of such Owned Aircraft by Continental.

     - The rights of such Trust to acquire Equipment Notes under the Note Purchase Agreement.

     - The rights of such Trust under the applicable Escrow Agreement to request the Escrow Agent to withdraw from the Depositary funds sufficient to enable such Trust to purchase Equipment Notes on the delivery of each Aircraft during the Delivery Period.

     - The rights of such Trust under the Intercreditor Agreement (including all monies receivable in respect of such rights).

     - All monies receivable under the Liquidity Facility for such Trust.

     - Funds from time to time deposited with the Trustee in accounts relating to such Trust.

     The Certificates of each Trust will be issued in fully registered form only and will be subject to the provisions described below under "-- Book Entry; Delivery and Form". Certificates will be issued only in minimum denominations of $1,000 or integral multiples thereof, except that one Certificate of each Trust may be issued in a different denomination. (Section 3.01)

     The Certificates represent interests in the respective Trusts, and all payments and distributions thereon will be made only from the Trust Property of the related Trust. (Section 3.09) The Certificates do not represent an interest in or obligation of Continental, the Trustees, any of the Loan Trustees or Owner Trustees in their individual capacities, any Owner Participant or any affiliate of any thereof.

     Pursuant to the Escrow Agreement applicable to each Trust, the Certificateholders of such Trust as holders of the Escrow Receipts affixed to each Certificate are entitled to certain rights with respect to the Deposits relating to such Trust. Accordingly, any transfer of a Certificate will have the effect of transferring the corresponding rights with respect to the Deposits, and rights with respect to the Deposits may not be separately transferred by holders of the Certificates (the "Certificateholders"). Rights with respect to the Deposits and the Escrow Agreement relating to a Trust, except for the right to request withdrawals for the purchase of Equipment Notes, will not constitute Trust Property of such Trust.

SUBORDINATION

     The subordination terms of the Certificates vary depending upon whether a "Triggering Event" has occurred. "Triggering Event" means (x) the occurrence of an Indenture Default under all Indentures resulting in a PTC Event of Default with respect to the most senior Class of Certificates then outstanding, (y) the acceleration of all of the outstanding Equipment Notes (provided that during the Delivery Period the aggregate principal amount thereof exceeds $300 million) or
(z) certain bankruptcy or insolvency events involving Continental.

     BEFORE A TRIGGERING EVENT

     On each Regular Distribution Date or Special Distribution Date (each, a "Distribution Date"), so long as no Triggering Event shall have occurred (whether or not continuing), all payments received by the Subordination Agent in respect of Equipment Notes and certain other payments under the related Indenture will be distributed under the Intercreditor Agreement in the following order:

     - To the Liquidity Providers to the extent required to pay the Liquidity Expenses.

     - To the Liquidity Providers to the extent required to pay interest accrued on the Liquidity Obligations.

     - To the Liquidity Providers to the extent required to pay or reimburse the Liquidity Providers for certain Liquidity Obligations (other than amounts payable pursuant to the two preceding clauses) and, if applicable, to replenish each Cash Collateral Account up to the Required Amount.

     - To the trustee for the Class A-1 Trust (the "Class A-1 Trustee") and the trustee for the Class A-2 Trust (the "Class A-2 Trustee") to the extent required to pay Expected Distributions on the Class A-1 Certificates and the Class A-2 Certificates. If available funds are insufficient to pay an Expected Distribution to each such Class in full, available funds will be distributed to each of the Class A-1 Trustee and Class A-2 Trustee in the same proportion as such Trustee's proportionate share of such Expected Distributions.

     - To the trustee for the Class B Trust (the "Class B Trustee") to the extent required to pay Expected Distributions on the Class B Certificates.

     - To the trustee for the Class C-1 Trust (the "Class C-1 Trustee") and the trustee for the Class C-2 Trust (the "Class C-2 Trustee") to the extent required to pay Expected Distributions on the Class C-1 Certificates and the Class C-2 Certificates. If available funds are insufficient to pay an Expected Distribution to each such Class in full, available funds will be distributed to each of the Class C-1 Trustee and Class C-2 Trustee in the same proportion as such Trustee's proportionate share of the aggregate amount of such Expected Distributions.

     - If Class D Certificates have been issued (see "-- Possible Issuance of Class D Certificates"), to the trustee for the Class D Trust (the "Class D Trustee") to the extent required to pay "Expected Distributions" (to be defined in a manner equivalent to the definition for other Classes of Certificates) on the Class D Certificates.

     - To the Subordination Agent and each Trustee for the payment of certain fees and expenses.

     AFTER A TRIGGERING EVENT

     Upon the occurrence of a Triggering Event and at all times thereafter, all payments received by the Subordination Agent in respect of the Equipment Notes and certain other payments will be distributed under the Intercreditor Agreement in the following order:

     - To the Subordination Agent, any Trustee, any Certificateholder and the Liquidity Providers to the extent required to pay Administration Expenses.

     - To the Liquidity Providers to the extent required to pay the Liquidity Expenses.

     - To the Liquidity Providers to the extent required to pay interest accrued on the Liquidity Obligations.

     - To the Liquidity Providers to the extent required to pay the outstanding amount of all Liquidity Obligations and, if applicable, with respect to any particular Liquidity Facility, unless (x) less than 65% of the aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes and a Liquidity Event of Default shall have occurred and is continuing under such Liquidity Facility or (y) a Final Drawing shall have occurred under such Liquidity Facility, to replenish the Cash Collateral Account with respect to such Liquidity Facility up to the Required Amount for the related Class of Certificates (less the amount of any repayments of Interest Drawings under such Liquidity Facility while sub-clause (x) of this clause is applicable).

     - To the Subordination Agent, any Trustee or any Certificateholder to the extent required to pay certain fees, taxes, charges and other amounts payable.

     - To the Class A-1 Trustee and the Class A-2 Trustee to the extent required to pay Adjusted Expected Distributions on the Class A-1 Certificates and the Class A-2 Certificates. If available funds are insufficient to pay an Adjusted Expected Distribution to each such Class in full, available funds will be distributed to each of the Class Trustee A-1 and Class A-2 Trustee in the same proportion as such Trustee's proportionate share of the aggregate amount of such Adjusted Expected Distributions.

     - To the Class B Trustee to the extent required to pay Adjusted Expected Distributions on the Class B Certificates.

     - To the Class C-1 Trustee and the Class C-2 Trustee to the extent required to pay Adjusted Expected Distributions on the Class C-1 Certificates and the Class C-2 Certificates. If available funds are insufficient to pay an Adjusted Expected Distribution to each such Class in full, available funds will be distributed to each of the Class C-1 Trustee and Class C-2 Trustee in the same proportion as such Trustee's proportionate share of the aggregate amount of such Adjusted Expected Distributions.

     - If Class D Certificates have been issued, to the Class D Trustee Certificates to the extent required to pay "Adjusted Expected Distributions" (to be defined in a manner equivalent to the definition for other Classes of Certificates) on the Class D Certificates.

     For purposes of calculating Expected Distributions or Adjusted Expected Distributions with respect to the Certificates of any Trust, any premium paid on the Equipment Notes held in such Trust that has not been distributed to the Certificateholders of such Trust (other than such premium or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of Expected Distributions or Adjusted Expected Distributions.

     Payments in respect of the Deposits relating to a Trust and monies drawn under a Liquidity Facility will not be subject to the subordination provisions of the Intercreditor Agreement.

PAYMENTS AND DISTRIBUTIONS

     Payments of interest on the Deposits with respect to each Trust and payments of principal, premium (if any) and interest on the Equipment Notes or with respect to other Trust Property held in each Trust will be distributed by the Paying Agent (in the case of the Deposits) or by the Trustee (in the case of Trust Property of such Trust) to Certificateholders of such Trust on the date receipt of such payment is confirmed, except in the case of certain types of Special Payments.

     The Deposits held with respect to each Trust and the Equipment Notes held in each Trust will accrue interest at the applicable rate per annum for Certificates to be issued by such Trust set forth on the cover page of this Prospectus Supplement, payable on May 1 and November 1 of each year, commencing on May 1, 1999 (or, in the case of Equipment Notes issued after such date, commencing with the first such date to occur after initial issuance thereof). Such interest payments will be distributed to Certificateholders of such Trust on each such date until the final Distribution Date for such Trust, subject in the case of payments on the Equipment Notes to the Intercreditor Agreement. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

     Payments of interest applicable to the Certificates to be issued by each of the Trusts will be supported by a separate Liquidity Facility to be provided by the applicable Liquidity Provider for the benefit of the holders of such Certificates in an aggregate amount sufficient to pay interest thereon at the Stated Interest Rate for such Trust on up to three successive Regular Distribution Dates (without regard to any future payments of principal on such Certificates), except that the Liquidity Facility with respect to such Trust will not cover interest payable by the Depositary on the Deposits relating to such Trust. The Liquidity Facility for any Class of Certificates does not provide for drawings thereunder to pay for principal of or premium on the Certificates of such Class, any interest on the Certificates of such Class in excess of the Stated Interest Rates, or, notwithstanding the subordination provisions of the Intercreditor Agreement, principal of or interest or premium on the Certificates of any other Class. Therefore, only the holders of the Certificates to be issued by a particular Trust will be entitled to receive and retain the proceeds of drawings under the Liquidity Facility for such Trust. See "Description of the Liquidity Facilities".

     Payments of principal of the Series A-1, B and C-1 Equipment Notes are scheduled to be received by the Trustee on May 1 and November 1 in certain years depending upon the terms of the Equipment Notes held in such Trust. The entire principal amount of the Series A-2 Equipment Notes is scheduled for payment on November 1, 2008. The entire principal amount of the Series C-2 Equipment Notes is scheduled for payment on November 1, 2005.

     Scheduled payments of interest on the Deposits and of interest or principal on the Equipment Notes are herein referred to as "Scheduled Payments", and May 1 and November 1 of each year are herein referred to as "Regular Distribution Dates". See "Description of the Equipment Notes -- Principal and Interest Payments". The "Final Maturity Date" for the Class A-1 Certificates is November 1, 2019, for the Class A-2 Certificates is May 1, 2010, for the Class B Certificates is November 1, 2018, for the Class C-1 Certificates is May 1, 2006 and for the Class C-2 Certificates is May 1, 2007.

     The Paying Agent with respect to each Escrow Agreement will distribute on each Regular Distribution Date to the Certificateholders of the Trust to which such Escrow Agreement relates all Scheduled Payments received in respect of the related Deposits, the receipt of which is confirmed by the Paying Agent on such Regular Distribution Date. The Trustee of each Trust will distribute, subject to the Intercreditor Agreement, on each Regular Distribution Date to the Certificateholders of such Trust all Scheduled Payments received in respect of Equipment Notes held on behalf of such Trust, the receipt of which is confirmed by the Trustee on such Regular Distribution Date. Each Certificateholder of each Trust will be entitled to receive its proportionate share, based upon its fractional interest in such Trust, of any distribution in respect of Scheduled Payments of interest on the Deposits relating to such Trust and, subject to the Intercreditor Agreement, of principal or interest on Equipment Notes held on behalf of such Trust. Each such distribution of Scheduled Payments will be made by the applicable Paying Agent or Trustee to the Certificateholders of record of the relevant Trust on the record date applicable to such Scheduled Payment subject to certain exceptions. (Sections 4.01 and 4.02; Escrow Agreement, Section 2.03) If a Scheduled Payment is not received by the applicable Paying Agent or Trustee on a Regular Distribution Date but is received within five days thereafter, it will be distributed on the date received to such holders of record. If it is received after such five-day period, it will be treated as a Special Payment and distributed as described below.

     Any payment in respect of, or any proceeds of, any Equipment Note, Trust Indenture Estate under (and as defined in) any Leased Aircraft Indenture or Collateral under (and as defined in) any Owned Aircraft Indenture other than a Scheduled Payment (each, a "Special Payment") will be distributed on, in the case of an early redemption or a purchase of any Equipment Note, the date of such early redemption or purchase (which shall be a Business Day), and otherwise on the Business Day specified for distribution of such Special Payment pursuant to a notice delivered by each Trustee as soon as practicable after the Trustee has received funds for such Special Payment (each a "Special Distribution Date"). Any such distribution will be subject to the Intercreditor Agreement. Any unused Deposits to be distributed after the Delivery Period Termination Date or the occurrence of a Triggering Event, together with accrued and unpaid interest thereon (each, also a "Special Payment"), will be distributed on a date 35 days after the Paying Agent has received notice of the event requiring such distribution (also a "Special Distribution Date"). However, if such date is within ten days before or after a Regular Distribution Date, such Special Payment shall be made on such Regular Distribution Date.

     Each Paying Agent, in the case of the Deposits, and each Trustee, in the case of Trust Property, will mail a notice to the Certificateholders of the applicable Trust stating the scheduled Special Distribution Date, the related record date, the amount of the Special Payment and the reason for the Special Payment. In the case of a redemption or purchase of the Equipment Notes held in the related Trust or any distribution of unused Deposits after the Delivery Period Termination Date or the occurrence of a Triggering Event, such notice will be mailed not less than 15 days prior to the date such Special Payment is scheduled to be distributed, and in the case of any other Special Payment, such notice will be mailed as soon as practicable after the Trustee has confirmed that it has received funds for such Special Payment. (Section 4.02(c); Trust Supplements, Section 3.01; Escrow Agreement, Sections 2.03 and 2.06) Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date for any Trust will be made by the Paying Agent or the Trustee, as applicable, to the Certificateholders of record of such Trust on the record date applicable to such Special Payment. (Section 4.02(b); Section 2.03 of the Escrow Agreement) See "-- Indenture Defaults and Certain Rights Upon an Indenture Default" and "Description of the Equipment Notes -- Redemption".

     Each Pass Through Trust Agreement requires that the Trustee establish and maintain, for the related Trust and for the benefit of the Certificateholders of such Trust, one or more non-interest bearing accounts (the "Certificate Account") for the deposit of payments representing Scheduled Payments received by such Trustee. Each Pass Through Trust Agreement requires that the Trustee establish and maintain, for the related Trust and for the benefit of the Certificateholders of such Trust, one or more accounts (the "Special Payments Account") for the deposit of payments representing Special Payments received by such Trustee, which shall be non-interest bearing except in certain circumstances where the Trustee may invest amounts in such account in certain permitted investments. Pursuant to the terms of each Pass Through Trust Agreement, the Trustee is required to deposit any Scheduled Payments relating to the applicable Trust received by it in the Certificate Account of such Trust and to deposit any Special Payments so received by it in the Special Payments Account of such Trust. (Section 4.01; Trust Supplements, Section 3.01) All amounts so deposited will be distributed by the Trustee on a Regular Distribution Date or a Special Distribution Date, as appropriate. (Section 4.02; Trust Supplements, Section 3.01)

     Each Escrow Agreement requires that the Paying Agent establish and maintain, for the benefit of the Receiptholders, one or more accounts (the "Paying Agent Account"), which shall be non-interest bearing. Pursuant to the terms of the Escrow Agreement, the Paying Agent is required to deposit interest on Deposits relating to such Trust and any unused Deposits withdrawn by the Escrow Agent in the Paying Agent Account. All amounts so deposited will be distributed by the Paying Agent on a Regular Distribution Date or Special Distribution Date, as appropriate.

     The final distribution for each Trust will be made only upon presentation and surrender of the Certificates for such Trust at the office or agency of the Trustee specified in the notice given by the Trustee of such final distribution. The Trustee will mail such notice of the final distribution to the Certificateholders of such Trust, specifying the date set for such final distribution and the amount of such distribution. (Trust Supplements, Section 7.01) See "-- Termination of the Trusts" below. Distributions in respect of Certificates issued in global form will be made as described in "-- Book Entry; Delivery and Form" below.

     If any Distribution Date is a Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York, New York, Houston, Texas, Wilmington, Delaware, or Salt Lake City, Utah (any other day being a "Business Day"), distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date will be made on the next succeeding Business Day without additional interest.

POOL FACTORS

     The "Pool Balance" for each Trust or for the Certificates issued by any Trust indicates, as of any date, the original aggregate face amount of the Certificates of such Trust less the aggregate amount of all payments made in respect of the Certificates of such Trust or in respect of Deposits relating to such Trust other than payments made in respect of interest or premium or reimbursement of any costs or expenses incurred in connection therewith. The Pool Balance for each Trust or for the Certificates issued by any Trust as of any Distribution Date shall be computed after giving effect to any special distribution with respect to unused Deposits, payment of principal of the Equipment Notes or payment with respect to other Trust Property held in such Trust and the distribution thereof to be made on that date. (Trust Supplements, Section 2.01)

     The "Pool Factor" for each Trust as of any Distribution Date is the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the original aggregate face amount of the Certificates of such Trust. The Pool Factor for each Trust or for the Certificates issued by any Trust as of any Distribution Date shall be computed after giving effect to any special distribution with respect to unused Deposits, payment of principal of the Equipment Notes or payments with respect to other Trust Property held in such Trust and the distribution thereof to be made on that date. (Trust Supplements, Section 2.01) The Pool Factor for each Trust will be 1.0000000 on the date of issuance of the Certificates; thereafter, the Pool Factor for each Trust will decline as described herein to reflect reductions in the Pool Balance of such Trust. The amount of a Certificateholder's pro rata share of the Pool Balance of a Trust can be determined by multiplying the par value of the holder's Certificate of such Trust by the Pool Factor for such Trust as of the applicable Distribution Date. Notice of the Pool Factor and the Pool Balance for each Trust will be mailed to Certificateholders of such Trust on each Distribution Date. (Trust Supplements, Section 3.02)

     The following table sets forth an illustrative aggregate principal amortization schedule for the Equipment Notes held in each Trust (the "Assumed Amortization Schedule") and resulting Pool Factors with respect to such Trust. The actual aggregate principal amortization schedule applicable to the Class A-1, B or C-1 Trust and the resulting Pool Factors with respect to such Trust may differ from those set forth below, since the amortization schedule for the Series A-1, B or C-1 Equipment Notes issued with respect to an Aircraft may vary from such illustrative amortization schedule so long as it complies with the Mandatory Economic Terms. In the case of the Class A-2 and Class C-2 Trusts, the scheduled date for payment of principal of the applicable Equipment Notes may not be changed under the Mandatory Economic Terms. However, the scheduled distribution of principal payments for any Trust would be affected if any Equipment Notes held in such Trust are redeemed or purchased or if a default in payment on such Equipment Notes occurred. Accordingly, the aggregate principal amortization schedule applicable to a Trust and the resulting Pool Factors may differ from those set forth in the following table.

                           CLASS A-1                 CLASS A-2                   CLASS B                  CLASS C-1
                    -----------------------   ------------------------   -----------------------   -----------------------
                     SCHEDULED    EXPECTED     SCHEDULED     EXPECTED     SCHEDULED    EXPECTED     SCHEDULED    EXPECTED
                     PRINCIPAL      POOL       PRINCIPAL       POOL       PRINCIPAL      POOL       PRINCIPAL      POOL
DATE                 PAYMENTS      FACTOR       PAYMENTS      FACTOR      PAYMENTS      FACTOR      PAYMENTS      FACTOR
------------------  -----------   ---------   ------------   ---------   -----------   ---------   -----------   ---------
May 1, 1999.......  $         0   1.0000000   $          0   1.0000000   $         0   1.0000000   $    12,698   0.9998651
November 1,
 1999.............            0   1.0000000              0   1.0000000             0   1.0000000             0   0.9998651
May 1, 2000.......    4,040,363   0.9579129              0   1.0000000     1,886,577   0.9681305    10,845,222   0.8846755
November 1,
 2000.............            0   0.9579129              0   1.0000000             0   0.9681305     8,601,270   0.7933193
May 1, 2001.......    4,065,062   0.9155685              0   1.0000000       722,308   0.9559288     2,417,632   0.7676411
November 1,
 2001.............            0   0.9155685              0   1.0000000             0   0.9559288     8,335,251   0.6791104
May 1, 2002.......    5,222,389   0.8611686              0   1.0000000       395,123   0.9492541     2,522,439   0.6523190
November 1,
 2002.............            0   0.8611686              0   1.0000000             0   0.9492541    14,605,799   0.4971874
May 1, 2003.......    6,103,580   0.7975896              0   1.0000000       739,848   0.9367560             0   0.4971874
November 1,
 2003.............    3,576,838   0.7603309              0   1.0000000             0   0.9367560    38,748,551   0.0856299
May 1, 2004.......    2,369,416   0.7356495              0   1.0000000             0   0.9367560       816,928   0.0769531
November 1,
 2004.............            0   0.7356495              0   1.0000000       960,104   0.9205372     7,245,210   0.0000000
May 1, 2005.......      768,988   0.7276392              0   1.0000000       970,920   0.9041357             0   0.0000000
November 1,
 2005.............            0   0.7276392              0   1.0000000     4,827,144   0.8225920             0   0.0000000
May 1, 2006.......      919,350   0.7180626              0   1.0000000     4,827,144   0.7410482             0   0.0000000
November 1,
 2006.............            0   0.7180626              0   1.0000000     4,827,144   0.6595045             0   0.0000000
May 1, 2007.......    7,850,846   0.6362830              0   1.0000000     5,074,518   0.5737819             0   0.0000000
November 1,
 2007.............            0   0.6362830              0   1.0000000     4,827,144   0.4922382             0   0.0000000
May 1, 2008.......            0   0.6362830              0   1.0000000     4,827,144   0.4106945             0   0.0000000
November 1,
 2008.............            0   0.6362830    199,190,000   0.0000000     4,803,112   0.3295567             0   0.0000000
May 1, 2009.......            0   0.6362830              0   0.0000000         7,917   0.3294230             0   0.0000000
November 1,
 2009.............            0   0.6362830              0   0.0000000             0   0.3294230             0   0.0000000
May 1, 2010.......            0   0.6362830              0   0.0000000     3,598,267   0.2686384             0   0.0000000
November 1,
 2010.............            0   0.6362830              0   0.0000000             0   0.2686384             0   0.0000000
May 1, 2011.......    1,732,820   0.6182328              0   0.0000000     6,265,698   0.1627935             0   0.0000000
November 1,
 2011.............            0   0.6182328              0   0.0000000             0   0.1627935             0   0.0000000
May 1, 2012.......    5,579,209   0.5601160              0   0.0000000     3,127,372   0.1099636             0   0.0000000
November 1,
 2012.............            0   0.5601160              0   0.0000000             0   0.1099636             0   0.0000000
May 1, 2013.......    8,494,697   0.4716296              0   0.0000000             0   0.1099636             0   0.0000000
November 1,
 2013.............    2,527,821   0.4452981              0   0.0000000             0   0.1099636             0   0.0000000
May 1, 2014.......    8,191,801   0.3599669              0   0.0000000             0   0.1099636             0   0.0000000
November 1,
 2014.............    5,558,165   0.3020693              0   0.0000000             0   0.1099636             0   0.0000000
May 1, 2015.......   10,521,956   0.1924656              0   0.0000000             0   0.1099636             0   0.0000000
November 1,
 2015.............      428,008   0.1880072              0   0.0000000             0   0.1099636             0   0.0000000
May 1, 2016.......    9,787,247   0.0860567              0   0.0000000             0   0.1099636             0   0.0000000
November 1,
 2016.............            0   0.0860567              0   0.0000000             0   0.1099636             0   0.0000000
May 1, 2017.......    2,892,996   0.0559213              0   0.0000000     6,509,516   0.0000000             0   0.0000000
November 1,
 2017.............            0   0.0559213              0   0.0000000             0   0.0000000             0   0.0000000
May 1, 2018.......    5,368,448   0.0000000              0   0.0000000             0   0.0000000             0   0.0000000

                           CLASS C-2
                    ------------------------
                     SCHEDULED     EXPECTED
                     PRINCIPAL       POOL
DATE                  PAYMENTS      FACTOR
------------------  ------------   ---------
May 1, 1999.......  $          0   1.0000000
November 1,
 1999.............             0   1.0000000
May 1, 2000.......             0   1.0000000
November 1,
 2000.............             0   1.0000000
May 1, 2001.......             0   1.0000000
November 1,
 2001.............             0   1.0000000
May 1, 2002.......             0   1.0000000
November 1,
 2002.............             0   1.0000000
May 1, 2003.......             0   1.0000000
November 1,
 2003.............             0   1.0000000
May 1, 2004.......             0   1.0000000
November 1,
 2004.............             0   1.0000000
May 1, 2005.......             0   1.0000000
November 1,
 2005.............    75,863,000   0.0000000
May 1, 2006.......             0   0.0000000
November 1,
 2006.............             0   0.0000000
May 1, 2007.......             0   0.0000000
November 1,
 2007.............             0   0.0000000
May 1, 2008.......             0   0.0000000
November 1,
 2008.............             0   0.0000000
May 1, 2009.......             0   0.0000000
November 1,
 2009.............             0   0.0000000
May 1, 2010.......             0   0.0000000
November 1,
 2010.............             0   0.0000000
May 1, 2011.......             0   0.0000000
November 1,
 2011.............             0   0.0000000
May 1, 2012.......             0   0.0000000
November 1,
 2012.............             0   0.0000000
May 1, 2013.......             0   0.0000000
November 1,
 2013.............             0   0.0000000
May 1, 2014.......             0   0.0000000
November 1,
 2014.............             0   0.0000000
May 1, 2015.......             0   0.0000000
November 1,
 2015.............             0   0.0000000
May 1, 2016.......             0   0.0000000
November 1,
 2016.............             0   0.0000000
May 1, 2017.......             0   0.0000000
November 1,
 2017.............             0   0.0000000
May 1, 2018.......             0   0.0000000

     The Pool Factor and Pool Balance of each Trust will be recomputed if there has been an early redemption, purchase, or default in the payment of principal or interest in respect of one or more of the Equipment Notes held in a Trust, as described in "-- Indenture Defaults and Certain Rights Upon an Indenture Default" and "Description of the Equipment Notes -- Redemption", or a special distribution attributable to unused Deposits after the Delivery Period Termination Date or the occurrence of a Triggering Event, as described in "Description of the Deposit Agreements". If the principal payments scheduled for May 1, 1999 are changed, notice thereof will be mailed to the Certificateholders by no later than April 15, 1999. In the event of (i) any other change in the scheduled repayments from the Assumed Amortization Schedule or (ii) any such redemption, purchase, default or special distribution, the Pool Factors and the Pool Balances of each Trust so affected will be recomputed after giving effect thereto and notice thereof will be mailed to the Certificateholders of such Trust promptly after the Delivery Period Termination Date in the case of clause
(i) and promptly after the occurrence of any event described in clause (ii).

REPORTS TO CERTIFICATEHOLDERS

     On each Distribution Date, the applicable Paying Agent and Trustee will include with each distribution by it of a Scheduled Payment or Special Payment to Certificateholders of the related Trust a statement setting forth the following information (per $1,000 aggregate principal amount of Certificate for such Trust, except as to the amounts described in items (a) and (f) below):

          (a) The aggregate amount of funds distributed on such Distribution Date under the Pass Through Trust Agreement and under the Escrow Agreement, indicating the amount allocable to each source.

          (b) The amount of such distribution under the Pass Through Trust Agreement allocable to principal and the amount allocable to premium, if any.

          (c) The amount of such distribution under the Pass Through Trust Agreement allocable to interest.

          (d) The amount of such distribution under the Escrow Agreement allocable to interest.

          (e) The amount of such distribution under the Escrow Agreement allocable to unused Deposits, if any.

          (f) The Pool Balance and the Pool Factor for such Trust. (Trust Supplements, Section 3.02(a))

     So long as the Certificates are registered in the name of DTC or its nominee, on the record date prior to each Distribution Date, the applicable Trustee will request from DTC a securities position listing setting forth the names of all DTC Participants reflected on DTC's books as holding interests in the Certificates on such record date. On each Distribution Date, the applicable Paying Agent and Trustee will mail to each such DTC Participant the statement described above and will make available additional copies as requested by such DTC Participant for forwarding to Certificate Owners. (Trust Supplements,
Section 3.02(a))

     In addition, after the end of each calendar year, the applicable Trustee and Paying Agent will furnish to each Certificateholder of each Trust at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (a), (b), (c), (d) and (e) above with respect to the Trust for such calendar year or, in the event such person was a Certificateholder during only a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to such Trustee and which a Certificateholder shall reasonably request as necessary for the purpose of such Certificateholder's preparation of its U.S. federal income tax returns. (Trust Supplements, Section 3.02(b)) Such report and such other items shall be prepared on the basis of information supplied to the applicable Trustee by the DTC Participants and shall be delivered by such Trustee to such DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above. (Trust Supplements, Section 3.02(b)) At such time, if any, as the Certificates are issued in the form of definitive certificates, the applicable Paying Agent and Trustee will prepare and deliver the information described above to each Certificateholder of record of each Trust as the name and period of ownership of such Certificateholder appears on the records of the registrar of the Certificates.

INDENTURE DEFAULTS AND CERTAIN RIGHTS UPON AN INDENTURE DEFAULT

     An event of default under an Indenture (an "Indenture Default") will, with respect to the Leased Aircraft Indentures, include an event of default under the related Lease (a "Lease Event of Default"). See "Description of the Equipment Notes -- Indenture Defaults, Notice and Waiver". Since the Equipment Notes issued under an Indenture will be held in more than one Trust, a continuing Indenture Default under such Indenture would affect the Equipment Notes held by each such Trust. There are no cross-default provisions in the Indentures or in the Leases (unless otherwise agreed between an Owner Participant and Continental, which Continental does not expect). Consequently, events resulting in an Indenture Default under any particular Indenture may or may not result in an Indenture Default under any other Indenture, and a Lease Event of Default under any particular Lease may or may not constitute a Lease Event of Default under any other Lease. If an Indenture Default occurs in fewer than all of the Indentures, notwithstanding the treatment of Equipment Notes issued under any Indenture under which an Indenture Default has occurred, payments of principal and interest on all of the Equipment Notes will continue to be distributed to the holders of the Certificates as originally scheduled, subject to the Intercreditor Agreement. See "Description of the Intercreditor
Agreement -- Priority of Distributions".

     With respect to each Leased Aircraft, the applicable Owner Trustee and Owner Participant will, under the related Leased Aircraft Indenture, have the right under certain circumstances to cure Indenture Defaults that result from the occurrence of a Lease Event of Default under the related Lease. If the Owner Trustee or the Owner Participant exercises any such cure right, the Indenture Default will be deemed to have been cured.

     In the event that the same institution acts as Trustee of multiple Trusts, in the absence of instructions from the Certificateholders of any such Trust, such Trustee could be faced with a potential conflict of interest upon an Indenture Default. In such event, each Trustee has indicated that it would resign as Trustee of one or all such Trusts, and a successor trustee would be appointed in accordance with the terms of the applicable Pass Through Trust Agreement. Wilmington Trust Company will be the initial Trustee under each Trust.

     Upon the occurrence and continuation of an Indenture Default, the Controlling Party will direct the Indenture Trustee under such Indenture in the exercise of remedies thereunder and may accelerate and sell all (but not less than all) of the Equipment Notes issued under such Indenture to any person, subject to certain limitations. See "Description of the Intercreditor
Agreement -- Intercreditor Rights -- Sale of Equipment Notes or Aircraft". The proceeds of such sale will be distributed pursuant to the provisions of the Intercreditor Agreement. Any such proceeds so distributed to any Trustee upon any such sale shall be deposited in the applicable Special Payments Account and shall be distributed to the Certificateholders of the applicable Trust on a Special Distribution Date. (Sections 4.01 and 4.02) The market for Equipment Notes at the time of the existence of an Indenture Default may be very limited and there can be no assurance as to the price at which they could be sold. If any such Equipment Notes are sold for less than their outstanding principal amount, certain Certificateholders will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against Continental, any Liquidity Provider, any Owner Trustee, any Owner Participant or any Trustee.

     Any amount, other than Scheduled Payments received on a Regular Distribution Date or within five days thereafter, distributed to the Trustee of any Trust by the Subordination Agent on account of any Equipment Note, Trust Indenture Estate under (and as defined in) any Leased Aircraft Indenture or Collateral under (and as defined in) any Owned Aircraft Indenture held in such Trust following an Indenture Default will be deposited in the Special Payments Account for such Trust and will be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Sections 4.01 and 4.02; Trust Supplements, Section 3.01) In addition, if, following an Indenture Default under any Leased Aircraft Indenture, the applicable Owner Participant or Owner Trustee exercises its option to redeem or purchase the outstanding Equipment Notes issued under such Leased Aircraft Indenture, the price paid by such Owner Participant or Owner Trustee for the Equipment Notes issued under such Leased Aircraft Indenture and distributed to such Trust by the Subordination Agent will be deposited in the Special Payments Account for such Trust and will be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Sections 4.01 and 4.02)

     Any funds representing payments received with respect to any defaulted Equipment Notes, or the proceeds from the sale of any Equipment Notes, held by the Trustee in the Special Payments Account for such Trust will, to the extent practicable, be invested and reinvested by such Trustee in certain permitted investments pending the distribution of such funds on a Special Distribution Date. (Section 4.04) Such permitted investments are defined as obligations of the United States or agencies or instrumentalities thereof for the payment of which the full faith and credit of the United States is pledged and which mature in not more than 60 days or such lesser time as is required for the distribution of any such funds on a Special Distribution Date. (Section 1.01)

     Each Pass Through Trust Agreement provides that the Trustee of the related Trust will, within 90 days after the occurrence of any default known to the Trustee, give to the Certificateholders of such Trust notice, transmitted by mail, of such uncured or unwaived default with respect to such Trust known to it, provided that, except in the case of default in a payment of principal, premium, if any, or interest on any of the Equipment Notes held in such Trust, the applicable Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of such Certificateholders. (Section 7.02) The term "default" as used in this paragraph only with respect to any Trust means the occurrence of an Indenture Default under any Indenture pursuant to which Equipment Notes held by such Trust were issued, as described above, except that in determining whether any such Indenture Default has occurred, any grace period or notice in connection therewith will be disregarded.

     Each Pass Through Trust Agreement contains a provision entitling the Trustee of the related Trust, subject to the duty of such Trustee during a default to act with the required standard of care, to be offered reasonable security or indemnity by the holders of the Certificates of such Trust before proceeding to exercise any right or power under such Pass Through Trust Agreement at the request of such Certificateholders. (Section 7.03(e))

     Subject to certain qualifications set forth in each Pass Through Trust Agreement and to the Intercreditor Agreement, the Certificateholders of each Trust holding Certificates evidencing fractional undivided interests aggregating not less than a majority in interest in such Trust shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to such Trust or pursuant to the terms of the Intercreditor Agreement, or exercising any trust or power conferred on such Trustee under such Pass Through Trust Agreement or the Intercreditor Agreement, including any right of such Trustee as Controlling Party under the Intercreditor Agreement or as holder of the Equipment Notes. (Section 6.04)

     In certain cases, the holders of the Certificates of a Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust may on behalf of the holders of all the Certificates of such Trust waive any past "event of default" under such Trust (i.e., any Indenture Default under any Indenture pursuant to which Equipment Notes held by such Trust were issued) and its consequences or, if the Trustee of such Trust is the Controlling Party, may direct the Trustee to instruct the applicable Loan Trustee to waive any past Indenture Default and its consequences, except (i) a default in the deposit of any Scheduled Payment or Special Payment or in the distribution thereof, (ii) a default in payment of the principal, premium, if any, or interest with respect to any of the Equipment Notes and (iii) a default in respect of any covenant or provision of the Pass Through Trust Agreement that cannot be modified or amended without the consent of each Certificateholder of such Trust affected thereby. (Section 6.05) Each Indenture will provide that, with certain exceptions, the holders of the majority in aggregate unpaid principal amount of the Equipment Notes issued thereunder may on behalf of all such holders waive any past default or Indenture Default thereunder. Notwithstanding such provisions of the Indentures, pursuant to the Intercreditor Agreement only the Controlling Party will be entitled to waive any such past default or Indenture Default.

PURCHASE RIGHTS OF CERTIFICATEHOLDERS

     Upon the occurrence and during the continuation of a Triggering Event, with ten days' written notice to the Trustee and each Certificateholder of the same
Class:

     - If the Class A-1 or Class A-2 Certificateholders are then represented by the Controlling Party, the Certificateholders of such other Class will have the right to purchase all of such Class of Certificates represented by the Controlling Party.

     - The Class B Certificateholders will have the right to purchase all of the Class A-1 and Class A-2 Certificates.

     - The Class C-1 and Class C-2 Certificateholders will have the right to purchase all of the Class A-1, Class A-2 and Class B Certificates.

     - If the Class C-1 or Class C-2 Certificateholders are then represented by the Controlling Party, the Certificateholders of such other Class will have the right to purchase all of such Class of Certificates represented by the Controlling Party.

     - If the Class D Certificates are issued, the Class D Certificateholders will have the right to purchase all of the Class A-1, Class A-2, Class B, Class C-1 and Class C-2 Certificates.

     In each case the purchase price will be equal to the Pool Balance of the relevant Class or Classes of Certificates plus accrued and unpaid interest thereon to the date of purchase, without premium, but including any other amounts then due and payable to the Certificateholders of such Class or Classes. Such purchase right may be exercised by any Certificateholder of the Class or Classes entitled to such right. In each case, if prior to the end of the ten-day notice period, any other Certificateholder of the same Class (or, in the case of a purchase right exercisable by the Class C-1 and Class C-2 Certificateholders, any Certificateholder of the other relevant Class) notifies the purchasing Certificateholder that the other Certificateholder wants to participate in such purchase, then such other Certificateholder may join with the purchasing Certificateholder to purchase the Certificates pro rata based on the interest in the Trust held by each Certificateholder (or, in the case of a purchase right exercisable by the Class C-1 and Class C-2 Certificateholders, pro rata based on the fractional interest in the relevant Trust held by each Certificateholder multiplied by the Pool Balance of such Trust). (Trust Supplements, Section 4.01)

PTC EVENT OF DEFAULT

     A Pass Through Certificate Event of Default (a "PTC Event of Default") under each Pass Through Trust Agreement means the failure to pay:

     - The outstanding Pool Balance of the applicable Class of Certificates within ten Business Days of the Final Maturity Date for such Class.

     - Interest due on such Class of Certificates within ten Business Days of any Distribution Date (unless the Subordination Agent shall have made Interest Drawings, or withdrawals from the Cash Collateral Account for such Class of Certificates, with respect thereto in an aggregate amount sufficient to pay such interest and shall have distributed such amount to the Trustee entitled thereto). (Section 1.01)

     Any failure to make expected principal distributions with respect to any Class of Certificates on any Regular Distribution Date (other than the Final Maturity Date) will not constitute a PTC Event of Default with respect to such Certificates. A PTC Event of Default with respect to the most senior outstanding Class of Certificates resulting from an Indenture Default under all Indentures will constitute a Triggering Event. See "Description of the Intercreditor Agreement -- Priority of Distributions" for a discussion of the consequences of the occurrence of a Triggering Event.

MERGER, CONSOLIDATION AND TRANSFER OF ASSETS

     Continental will be prohibited from consolidating with or merging into any other corporation or transferring substantially all of its assets as an entirety to any other corporation unless:

     - The surviving successor or transferee corporation shall be validly existing under the laws of the United States or any state thereof or the District of Columbia.

     - The surviving successor or transferee corporation shall be a "citizen of the United States" (as defined in Title 49 of the United States Code relating to aviation (the "Transportation Code")) holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49, United States Code, if, and so long as, such status is a condition of entitlement to the benefits of Section 1110 of the Bankruptcy Code.

     - The surviving successor or transferee corporation shall expressly assume all of the obligations of Continental contained in the Basic Agreement and any Trust Supplement, the Note Purchase Agreement, the Indentures, the Participation Agreements and the Leases, and any other operative documents.

     - Continental shall have delivered a certificate and an opinion or opinions of counsel indicating that such transaction, in effect, complies with such conditions.

     In addition, after giving effect to such transaction, no Lease Event of Default, in the case of a Leased Aircraft, or Indenture Default, in the case of an Owned Aircraft, shall have occurred and be continuing. (Section 5.02; Leases, Section 13.2; Owned Aircraft Indenture, Section 4.07)

     The Basic Agreement, the Trust Supplements, the Note Purchase Agreement, the Indentures, the Participation Agreements and the Leases will not contain any covenants or provisions which may afford the applicable Trustee or Certificateholders protection in the event of a highly leveraged transaction, including transactions effected by management or affiliates, which may or may not result in a change in control of Continental.

MODIFICATIONS OF THE PASS THROUGH TRUST AGREEMENTS AND CERTAIN OTHER AGREEMENTS

     Each Pass Through Trust Agreement contains provisions permitting, at the request of the Company, the execution of amendments or supplements to such Pass Through Trust Agreement or, if applicable, to the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility, without the consent of the holders of any of the Certificates of such Trust:

     - To evidence the succession of another corporation to Continental and the assumption by such corporation of Continental's obligations under such Pass Through Trust Agreement or the Note Purchase Agreement.

     - To add to the covenants of Continental for the benefit of holders of such Certificates or to surrender any right or power conferred upon Continental in such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility.

     - To correct or supplement any provision of such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility which may be defective or inconsistent with any other provision in such Pass Through Trust Agreement, the Intercreditor Agreement, or any Liquidity Facility, as applicable, or to cure any ambiguity or to modify any other provision with respect to matters or questions arising under such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility, provided that such action shall not materially adversely affect the interests of the holders of such Certificates; to correct any mistake in such Pass Through Trust Agreement, the Intercreditor Agreement or any Liquidity Facility; or, as provided in the Intercreditor Agreement, to give effect to or provide for a Replacement Facility.

     - To comply with any requirement of the Commission, any applicable law, rules or regulations of any exchange or quotation system on which the Certificates are listed, or any regulatory body.

     - To modify, eliminate or add to the provisions of such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility to such extent as shall be necessary to continue the qualification of such Pass Through Trust Agreement (including any supplemental agreement) under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), or any similar federal statute enacted after the execution of such Pass Through Trust Agreement, and to add to such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility such other provisions as may be expressly permitted by the Trust Indenture Act.

     - To evidence and provide for the acceptance of appointment under such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility by a successor Trustee and to add to or change any of the provisions of such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility as shall be necessary to provide for or facilitate the administration of the Trusts under the Basic Agreement by more than one Trustee.

     In each case, such modification or supplement may not adversely affect the status of the Trust as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the "Code"), for U.S. federal income tax purposes. (Section 9.01; Trust Supplements,
Section 6.01)

     Each Pass Through Trust Agreement also contains provisions permitting the execution, with the consent of the holders of the Certificates of the related Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust, of amendments or supplements adding any provisions to or changing or eliminating any of the provisions of such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility to the extent applicable to such Certificateholders or of modifying the rights and obligations of such Certificateholders under such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility. No such amendment or supplement may, without the consent of the holder of each Certificate so affected thereby:

     - Reduce in any manner the amount of, or delay the timing of, any receipt by the Trustee (or, with respect to the Deposits, the Receiptholders) of payments with respect to the Equipment Notes held in such Trust or distributions in respect of any Certificate related to such Trust (or, with respect to the Deposits, payments upon the Deposits), or change the date or place of any payment in respect of any Certificate, or make distributions payable in coin or currency other than that provided for in such Certificates, or impair the right of any Certificateholder of such Trust to institute suit for the enforcement of any such payment when due.

     - Permit the disposition of any Equipment Note held in such Trust, except as provided in such Pass Through Trust Agreement, or otherwise deprive such Certificateholder of the benefit of the ownership of the applicable Equipment Notes.

     - Alter the priority of distributions specified in the Intercreditor Agreement in a manner materially adverse to such Certificateholders.

     - Reduce the percentage of the aggregate fractional undivided interests of the Trust provided for in such Pass Through Trust Agreement, the consent of the holders of which is required for any such supplemental trust agreement or for any waiver provided for in such Pass Through Trust Agreement.

     - Modify any of the provisions relating to the rights of the Certificateholders in respect of the waiver of events of default or receipt of payment.

     - Adversely affect the status of any Trust as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Code for U.S. federal income tax purposes. (Section 9.02; Trust Supplements, Section 6.02)

     In the event that a Trustee, as holder (or beneficial owner through the Subordination Agent) of any Equipment Note in trust for the benefit of the Certificateholders of the relevant Trust or as Controlling Party under the Intercreditor Agreement, receives (directly or indirectly through the Subordination Agent) a request for a consent to any amendment, modification, waiver or supplement under any Indenture, any Participation Agreement, any Lease, any Equipment Note or any other related document, the Trustee shall forthwith send a notice of such proposed amendment, modification, waiver or supplement to each Certificateholder of the relevant Trust as of the date of such notice. The Trustee shall request from the Certificateholders a direction as to:

     - Whether or not to take or refrain from taking (or direct the Subordination Agent to take or refrain from taking) any action which a holder of such Equipment Note or the Controlling Party has the option to direct.

     - Whether or not to give or execute (or direct the Subordination Agent to give or execute) any waivers, consents, amendments, modifications or supplements as a holder of such Equipment Note or as Controlling Party.

     - How to vote (or direct the Subordination Agent to vote) any Equipment
       Note if a vote has been called for with respect thereto.

     Provided such a request for Certificateholder direction shall have been made, in directing any action or casting any vote or giving any consent as the holder of any Equipment Note (or in directing the Subordination Agent in any of the foregoing):

     - Other than as Controlling Party, the Trustee shall vote for or give consent to any such action with respect to such Equipment Note in the same proportion as that of (x) the aggregate face amount of all Certificates actually voted in favor of or for giving consent to such action by such direction of Certificateholders to (y) the aggregate face amount of all outstanding Certificates of the relevant Trust.

     - As the Controlling Party, the Trustee shall vote as directed in such Certificateholder direction by the Certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest in the relevant Trust.

     For purposes of the immediately preceding sentence, a Certificate shall have been "actually voted" if the Certificateholder has delivered to the Trustee an instrument evidencing such Certificateholder's consent to such direction prior to one Business Day before the Trustee directs such action or casts such vote or gives such consent. Notwithstanding the foregoing, but subject to certain rights of the Certificateholders under the relevant Pass Through Trust Agreement and subject to the Intercreditor Agreement, the Trustee may, in its own discretion and at its own direction, consent and notify the relevant Loan Trustee of such consent (or direct the Subordination Agent to consent and notify the relevant Loan Trustee of such consent) to any amendment, modification, waiver or supplement under the relevant Indenture, Participation Agreement or Lease, any relevant Equipment Note or any other related document, if an Indenture Default under any Indenture shall have occurred and be continuing, or if such amendment, modification, waiver or supplement will not materially adversely affect the interests of the Certificateholders. (Section 10.01)

OBLIGATION TO PURCHASE EQUIPMENT NOTES

     The Trustees will be obligated to purchase the Equipment Notes issued with respect to the Aircraft during the Delivery Period, subject to the terms and conditions of a note purchase agreement (the "Note Purchase Agreement"). Under the Note Purchase Agreement, Continental agrees to finance each Aircraft in the manner provided therein. Continental will have the option of entering into a leveraged lease financing or a secured debt financing with respect to each Aircraft.

     - If Continental chooses to enter into a leveraged lease financing with respect to an Aircraft (such Aircraft, a "Leased Aircraft"), the Note Purchase Agreement provides for the relevant parties to enter into a participation agreement (each, a "Participation Agreement"), a Lease and an indenture (each, a "Leased Aircraft Indenture") relating to the financing of such Leased Aircraft.

     - If Continental chooses to enter into a secured debt financing with respect to an Aircraft (such Aircraft, an "Owned Aircraft"), the Note Purchase Agreement provides for the relevant parties to enter into a participation agreement (each, a "Participation Agreement") and an indenture (each, an "Owned Aircraft Indenture", and together with the other Owned Aircraft Indentures and the Leased Aircraft Indentures, the "Indentures") relating to the financing of such Owned Aircraft.

     The description of such agreements in this Prospectus Supplement is based on the forms of such agreements to be utilized pursuant to the Note Purchase Agreement. In the case of a Leased Aircraft, the terms of the agreements actually entered into may differ from the forms of such agreements and, consequently, may differ from the description of such agreements contained in this Prospectus Supplement. See "Description of the Equipment Notes". However, under the Note Purchase Agreement, the terms of such agreements are required to
(a) contain the Mandatory Document Terms and (b) not vary the Mandatory Economic Terms. In addition, Continental is obligated (a) to certify to the Trustees that any such modifications do not materially and adversely affect the Certificateholders and (b) to obtain written confirmation from each Rating Agency that the use of versions of such agreements modified in any material respect will not result in a withdrawal, suspension or downgrading of the rating of any Class of Certificates. Further, under the Note Purchase Agreement, it is a condition precedent to the obligation of each Trustee to purchase the Equipment Notes related to the financing of an Aircraft that no Triggering Event shall have occurred. The Trustees will have no right or obligation to purchase Equipment Notes after the Delivery Period Termination Date.

     The "Mandatory Economic Terms", as defined in the Note Purchase Agreement, require, among other things, that:

     - The aggregate principal amount of all the Equipment Notes issued with respect to an Aircraft shall not exceed the maximum principal amount of Equipment Notes indicated for each such Aircraft as set forth in "Prospectus Supplement Summary -- Equipment Notes and the Aircraft" under the column "Maximum Principal Amount of Equipment Notes".

     - The initial LTV with respect to an Aircraft (with the value of any Aircraft for these purposes equal to the value (the "Assumed Appraised Value") for such Aircraft set forth in "Prospectus Supplement
       Summary -- Equipment Notes and the Aircraft" under the column "Appraised Value"), shall not exceed the percentages set forth in the following table:

                                         SERIES A-1    SERIES A-2    SERIES B     SERIES C-1    SERIES C-2
                                         EQUIPMENT     EQUIPMENT     EQUIPMENT    EQUIPMENT     EQUIPMENT
         AIRCRAFT TYPE                     NOTES         NOTES         NOTES        NOTES         NOTES
         -------------                   ----------    ----------    ---------    ----------    ----------
         Boeing 737-724................     44.7%         44.7%        53.7%         66.6%         66.6%
         Boeing 737-824................     44.2          44.2         53.1          65.8          65.8
         Boeing 757-224................     45.0          45.0         54.0          67.0          67.0
         Boeing 777-224................     44.7          44.7         53.6          66.5          66.5

     - The LTV for each series of Equipment Notes issued in respect of each Aircraft (computed as of the date of the issuance thereof on the basis of the Assumed Appraised Value of such Aircraft and the Depreciation Assumption) shall not exceed as of any Regular Distribution Date thereafter (assuming no default in the payment of the Equipment Notes) the LTV for such series of Equipment Notes set forth in the table directly above.

     - The initial average life of the Series A-1, B and C-1 Equipment Notes for any Aircraft shall not extend beyond 13.5 years, 12.5 years and 5.5 years, respectively, from the Issuance Date.

     - As of the Delivery Period Termination Date, the average life of the Class A-1 Certificates, the Class B Certificates and the Class C-1 Certificates shall not be more than 12.0 years, 10.0 years and 4.0 years, respectively, from the Issuance Date (computed without regard to the acceleration of any Equipment Notes and after giving effect to any special distribution on the Certificates thereafter required in respect of unused Deposits).

     - The final expected distribution date of each Class of Certificates shall be as set forth on the cover page of this Prospectus Supplement.

     - The final maturity date of the Series A-2 Equipment Notes shall be November 1, 2008 and of the Series C-2 Equipment Notes shall be November 1, 2005, and there shall be no scheduled amortization of such Equipment Notes.

     - The original aggregate principal amount of all of the Equipment Notes of each Series shall not exceed the original aggregate face amount of the Certificates issued by the corresponding Trust.

     - As of the Delivery Period Termination Date (assuming Equipment Notes are acquired by the Trusts for all of the Aircraft), (a) the aggregate principal amount of the Series A-2 Equipment Notes shall equal the original face amount of the Class A-2 Certificates and (b) the aggregate principal amount of the Series C-2 Equipment Notes shall equal the original face amount of the Class C-2 Certificates.

     - The interest rate applicable to each Series of Equipment Notes must be equal to the rate applicable to the Certificates issued by the corresponding Trust.

     - The payment dates for the Equipment Notes and basic rent under the Leases must be May 1 and November 1.

     - Basic rent, stipulated loss values and termination values under the Leases must be sufficient to pay amounts due with respect to the related Equipment Notes.

     - The amounts payable under the all-risk aircraft hull insurance maintained with respect to each Aircraft must be sufficient to pay the applicable stipulated loss value, subject to certain rights of self-insurance.

     - (a) The past due rate in the Indentures and the Leases, (b) the Make-Whole Premium payable under the Indentures, (c) the provisions relating to the redemption and purchase of Equipment Notes in the Indentures, (d) the minimum liability insurance amount on Aircraft in the Leases, (e) the interest rate payable with respect to stipulated loss value in the Leases, and (f) the indemnification of the Loan Trustees, Subordination Agent, Liquidity Providers, Trustees, Escrow Agents and registered holders of the Equipment Notes (in such capacity, the "Note Holders") with respect to certain taxes and expenses, in each case shall be provided as set forth in the forms of Participation Agreements, Lease and Indentures attached as exhibits to the Note Purchase Agreement (collectively, the "Aircraft Operative Agreements").

     The "Mandatory Document Terms" prohibit modifications in any material adverse respect to certain specified provisions of the Aircraft Operative Agreements contemplated by the Note Purchase Agreement, as follows:

     - In the case of the Indentures, modifications are prohibited (i) to the Granting Clause of the Indentures so as to deprive the Note Holders of a first priority security interest in the Aircraft, certain of Continental's rights under its purchase agreement with the Aircraft manufacturer and, in the case of a Leased Aircraft, the Lease or to eliminate the obligations intended to be secured thereby, (ii) to certain provisions relating to the issuance, redemption, purchase, payments, and ranking of the Equipment Notes (including the obligation to pay the Make-Whole Premium in certain circumstances), (iii) to certain provisions regarding Indenture Defaults, remedies relating thereto and rights of the Owner Trustee and Owner Participant in such circumstances, (iv) to certain provisions relating to any replaced airframe or engines with respect to an Aircraft and (v) to the provision that New York law will govern the Indentures.

     - In the case of the Lease, modifications are prohibited to certain provisions regarding the obligation of Continental (i) to pay basic rent, stipulated loss value and termination value to the Leased Aircraft Trustee, (ii) to record the Leased Aircraft Indenture with the Federal Aviation Administration and to maintain such Indenture as a first-priority perfected mortgage on the related Aircraft, (iii) to furnish certain opinions with respect to a replacement airframe and (iv) to consent to the assignment of the Lease by the Owner Trustee as collateral under the Leased Aircraft Indenture, as well as modifications which would either alter the provision that New York law will govern the Lease or would deprive the Loan Trustee of rights expressly granted to it under the Leases.

     - In the case of the Participation Agreement, modifications are prohibited
       (i) to certain conditions to the obligations of the Trustees to purchase the Equipment Notes issued with respect to an Aircraft involving good title to such Aircraft, obtaining a certificate of airworthiness with respect to such Aircraft, entitlement to the benefits of Section 1110 with respect to such Aircraft and filings of certain documents with the Federal Aviation Administration, (ii) to the provisions restricting the Note Holder's ability to transfer such Equipment Notes, (iii) to certain provisions requiring the delivery of legal opinions and (iv) to the provision that New York law will govern the Participation Agreement.

     - In the case of all of the Aircraft Operative Agreements, modifications are prohibited in any material adverse respect as regards the interest of the Note Holders, the Subordination Agent, the Liquidity Providers or the Loan Trustee in the definition of "Make-Whole Premium". Notwithstanding the foregoing, any such Mandatory Document Term may be modified to correct or supplement any such provision which may be defective or to cure any ambiguity or correct any mistake, provided that any such action shall not materially adversely affect the interests of the Note Holders, the Subordination Agent, the Liquidity Providers, the Mortgagee or the Certificateholders.

POSSIBLE ISSUANCE OF CLASS D CERTIFICATES

     Continental may elect to issue Series D Equipment Notes in connection with the financing of Aircraft, which will be funded from sources other than this offering (the "Offering"). Continental may elect to fund the sale of the Series D Equipment Notes through the sale of Pass Through Certificates (the "Class D Certificates") issued by a Class D Continental Airlines 1998-3 Pass Through Trust (the "Class D Trust"). Continental will not issue any Series D Equipment Notes at any time prior to the consummation of this Offering. The Note Purchase Agreement provides that Continental's ability to issue any Series D Equipment Notes is contingent upon its obtaining written confirmation from each Rating Agency that the issuance of such Series D Equipment Notes will not result in a withdrawal or downgrading of the rating of any Class of Certificates. If the Class D Certificates are issued, the Trustee with respect to such Certificates will become a party to the Intercreditor Agreement. If Series D Equipment Notes are issued to other than the Class D Trust, such Series D Equipment Notes will nevertheless be subject to provisions of the Intercreditor Agreement that allow the Controlling Party, during the continuance of an Indenture Default, to direct the Loan Trustee in taking action under the applicable Indenture. See "Description of the Intercreditor Agreement".

LIQUIDATION OF ORIGINAL TRUSTS

     On the earlier of (i) the first Business Day after July 31, 1999 or, if later, the fifth Business Day after the Delivery Period Termination Date and
(ii) the fifth Business Day after the occurrence of a Triggering Event (such Business Day, the "Transfer Date"), each of the Trusts established on the Issuance Date (the "Original Trusts") will transfer and assign all of its assets and rights to a newly created successor trust (each, a "Successor Trust") with substantially identical terms, except that (i) the Successor Trusts will not have the right to purchase new Equipment Notes and (ii) Delaware law will govern the Original Trusts and New York law will govern the Successor Trusts. The institution acting as Trustee of each of the Original Trusts (each, an "Original Trustee") will also act as Trustee of the corresponding Successor Trust (each, a "New Trustee"), and each New Trustee will assume the obligations of the related Original Trustee under each transaction document to which such Original Trustee was a party. Upon the effectiveness of such transfer, assignment and assumption, each of the Original Trusts will be liquidated and each of the Certificates will represent the same percentage interest in the Successor Trust as it represented in the Original Trust immediately prior to such transfer, assignment and assumption. Unless the context otherwise requires, all references in this Prospectus Supplement to the Trusts, the Trustees, the Pass Through Trust Agreements and similar terms shall apply to the Original Trusts until the effectiveness of such transfer, assignment and assumption, and thereafter shall be applicable with respect to the Successor Trusts. If for any reason such transfer, assignment and assumption cannot be effected to any Successor Trust, the related Original Trust will continue in existence until it is effected. The Original Trusts may be treated as partnerships for U.S. federal income tax purposes. The Successor Trusts will, in the opinion of Tax Counsel, be treated as grantor trusts. See "Certain U.S. Federal Income Tax Consequences".

TERMINATION OF THE TRUSTS

     The obligations of Continental and the applicable Trustee with respect to a Trust will terminate upon the distribution to Certificateholders of such Trust of all amounts required to be distributed to them pursuant to the applicable Pass Through Trust Agreement and the disposition of all property held in such Trust. The applicable Trustee will send to each Certificateholder of such Trust notice of the termination of such Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for such Trust. The final distribution to any Certificateholder of such Trust will be made only upon surrender of such Certificateholder's Certificates at the office or agency of the applicable Trustee specified in such notice of termination. (Trust Supplements, Section 7.01)

THE TRUSTEES

     The Trustee for each Trust will be Wilmington Trust Company.

BOOK-ENTRY; DELIVERY AND FORM

     Upon issuance, each Class of Certificates will be represented by one or more fully registered global certificates. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. ("Cede"), the nominee of DTC. DTC was created to hold securities for its participants ("DTC Participants") and facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Interests in a global certificate may also be held through the Euroclear System and Cedel Bank societe anonyme. See "Description of the Certificates -- Book-Entry Registration" in the Prospectus for a discussion of the book-entry procedures applicable to the Certificates and the limited circumstances under which definitive certificates may be issued for the Certificates.

     So long as such book-entry procedures are applicable, no person acquiring an interest in such Certificates ("Certificate Owner") will be entitled to receive a certificate representing such person's interest in such Certificates. Unless and until definitive certificates are issued under the limited circumstances described in the Prospectus, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants, and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of such Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures.

                     DESCRIPTION OF THE DEPOSIT AGREEMENTS

     The following summary describes all material terms of the Deposit Agreements. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Deposit Agreements, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission. The provisions of the Deposit Agreements are substantially identical except as otherwise indicated.

GENERAL

     Under the Escrow Agreements, the Escrow Agent with respect to each Trust will enter into a separate Deposit Agreement with the Depositary. Pursuant to the Escrow Agreements, the Depositary will establish separate accounts into which the proceeds of the Offering attributable to Certificates of the applicable Trust will be deposited (each, a "Deposit") on behalf of such Escrow Agent. Pursuant to the Deposit Agreement with respect to each Trust (each, a "Deposit Agreement"), on each Regular Distribution Date the Depositary will pay to the Paying Agent on behalf of the applicable Escrow Agent, for distribution to the Certificateholders of such Trust, an amount equal to interest accrued on the Deposits relating to such Trust during the relevant interest period at a rate per annum equal to the interest rate applicable to the Certificates issued by such Trust. Upon each delivery of an Aircraft during the Delivery Period, the Trustee for each Trust will request the Escrow Agent relating to such Trust to withdraw from the Deposits relating to such Trust funds sufficient to enable the Trustee of such Trust to purchase the Equipment Note of the series applicable to such Trust issued with respect to such Aircraft. Accrued but unpaid interest on all such Deposits withdrawn will be paid on the next Regular Distribution Date. Any portion of any Deposit withdrawn which is not used to purchase such Equipment Note will be re-deposited by each Trustee into an account relating to the applicable Trust. The Deposits relating to each Trust and interest paid thereon will not be subject to the subordination provisions of the Intercreditor Agreement and will not be available to pay any other amount in respect of the Certificates.

UNUSED DEPOSITS

     The Trustees' obligations to purchase the Equipment Notes issued with respect to each Aircraft are subject to satisfaction of certain conditions at the time of delivery, as set forth in the Note Purchase Agreement. See "Description of the Certificates -- Obligation to Purchase Equipment Notes". Since the Aircraft are scheduled for delivery from time to time during the Delivery Period, no assurance can be given that all such conditions will be satisfied at the time of delivery for each Aircraft. Moreover, since the Aircraft will be newly manufactured, their delivery as scheduled is subject to delays in the manufacturing process and to the Aircraft manufacturer's right to postpone deliveries under its agreement with Continental. See "Description of the Aircraft and Appraisals -- Deliveries of Aircraft". Depending on the circumstances of the financing of each Aircraft, the maximum aggregate principal amount of Equipment Notes may not be issued. In addition, Continental's obligations under its predelivery deposit credit facility are secured by Continental's purchase agreement with Boeing relating to the Boeing 737-724, 737-824 and certain 757-224 Aircraft (but not to the Boeing 777-224 Aircraft). Accordingly, if Continental should breach its obligations secured thereby, the secured parties could exercise remedies and prevent delivery of Aircraft to Continental.

     If any funds remain as Deposits with respect to any Trust at the end of the Delivery Period or, if earlier, upon the acquisition by the Trusts of the Equipment Notes with respect to all of the Aircraft (the "Delivery Period Termination Date"), such funds will be withdrawn by the Escrow Agent and distributed, with accrued and unpaid interest thereon but without premium, to the Certificateholders of such Trust after at least 15 days' prior written notice. Since the maximum principal amount of Equipment Notes may not be issued with respect to an Aircraft and, in any such case, the Series C-1 Equipment Notes are more likely not to be issued in the maximum principal amount as compared to the other Equipment Notes, it is more likely that a distribution of unused Deposits will be made with respect to the Class C-1 Certificates as compared to the other Certificates.

DISTRIBUTION UPON OCCURRENCE OF TRIGGERING EVENT

     If a Triggering Event shall occur prior to the Delivery Period Termination Date, the Escrow Agent for each Trust will withdraw any funds then held as Deposits with respect to such Trust and cause such funds, with accrued and unpaid interest thereon but without any premium, to be distributed to the Certificateholders of such Trust by the Paying Agent on behalf of the Escrow Agent, after at least 15 days' prior written notice. Accordingly, if a Triggering Event occurs prior to the Delivery Period Termination Date, the Trusts will not acquire Equipment Notes issued with respect to Aircraft delivered after the occurrence of such Triggering Event.

DEPOSITARY

     Credit Suisse First Boston, New York branch, will act as depositary (the "Depositary"). Credit Suisse First Boston (or "CSFB") is a Swiss bank and is one of the largest banking institutions in the world, with total consolidated assets of approximately Sfr 453 billion ($315 billion) and total consolidated shareholders' equity of approximately Sfr 11.3 billion ($7.8 billion), in each case as of December 31, 1997. As a "universal bank" (engaged in both commercial and investment banking activities) CSFB provides a wide range of financial services from locations around the globe to corporate, institutional and public sector clients. CSFB was founded in 1856 in Zurich and is the oldest of Switzerland's three principal banks. Credit Suisse First Boston's registered head office is in Zurich, Switzerland.

     CSFB has been licensed by the Superintendent of Banks of the State of New York to operate a branch (the "Branch") in New York. It is also subject to review and supervision by the Federal Reserve Bank. The Branch conducts an extensive banking practice, concentrating primarily on wholesale banking transactions and servicing the needs of the CSFB's customer base in the United States.

     CSFB is part of Credit Suisse Group, which also includes Credit Suisse, a Swiss bank conducting Swiss domestic banking for individual and corporate clients and global private banking, and Winterthur Group, merged with Credit Suisse Group on December 15, 1997.

     CSFB has long-term unsecured debt ratings of Aa3 from Moody's Investors Service, Inc. ("Moody's") and AA from Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. ("Standard & Poor's", and together with Moody's, the "Rating Agencies") and short-term unsecured debt ratings of P-1 from Moody's and A-1+ from Standard & Poor's. On October 2, 1998, Moody's placed on review for possible downgrade its rating of CSFB's long-term unsecured debt and confirmed its rating of CSFB's short-term unsecured debt.

     CSFB's New York branch has executive offices at Eleven Madison Avenue, New York, New York 10010, (212) 325-9000. A copy of the Annual Report of CSFB for the year ended December 31, 1997 may be obtained from CSFB by delivery of a written request to its New York branch, Attention: Corporate Affairs.

                      DESCRIPTION OF THE ESCROW AGREEMENTS

     The following summary describes all material terms of the escrow and paying agent agreements (the "Escrow Agreements"). The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Escrow Agreements, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission. The provisions of the Escrow Agreements are substantially identical except as otherwise indicated.

     First Security Bank, N.A., as escrow agent in respect of each Trust (the "Escrow Agent"), Wilmington Trust Company, as paying agent on behalf of the Escrow Agent in respect of each Trust (the "Paying Agent"), each Trustee and the Underwriters will enter into a separate Escrow Agreement for the benefit of the Certificateholders of each Trust as holders of the Escrow Receipts affixed thereto (in such capacity, a "Receiptholder"). The cash proceeds of the offering of Certificates of each Trust will be deposited on behalf of the Escrow Agent (for the benefit of Receiptholders) with the Depositary as Deposits relating to such Trust. Each Escrow Agent shall permit the Trustee of the related Trust to cause funds to be withdrawn from such Deposits on or prior to the Delivery Period Termination Date to such Trustee to purchase the related Equipment Notes pursuant to the Note Purchase Agreement. In addition, the Escrow Agent shall direct the Depositary to pay interest on the Deposits accrued in accordance with the Deposit Agreement to the Paying Agent for distribution to the Receiptholders.

     Each Escrow Agreement requires that the Paying Agent establish and maintain, for the benefit of the related Receiptholders, one or more Paying Agent Account(s), which shall be non-interest-bearing. The Paying Agent shall deposit interest on Deposits and any unused Deposits withdrawn by the Escrow Agent in the related Paying Agent Account. The Paying Agent shall distribute these amounts on a Regular Distribution Date or Special Distribution Date, as appropriate.

     Upon receipt by the Depositary of the cash proceeds from this Offering, the Escrow Agent will issue one or more escrow receipts ("Escrow Receipts") which will be affixed by the relevant Trustee to each Certificate. Each Escrow Receipt evidences a fractional undivided interest in amounts from time to time deposited into the Paying Agent Account and is limited in recourse to amounts deposited into such account. An Escrow Receipt may not be assigned or transferred except in connection with the assignment or transfer of the Certificate to which it is affixed. Each Escrow Receipt will be registered by the Escrow Agent in the same name and manner as the Certificate to which it is affixed.

                    DESCRIPTION OF THE LIQUIDITY FACILITIES

     The following summary describes all material terms of the Liquidity Facilities and certain provisions of the Intercreditor Agreement relating to the Liquidity Facilities. The summary supplements (and, to the extent inconsistent therewith, replaces) the description of the general terms and provisions relating to the Liquidity Facilities and the Intercreditor Agreement set forth in the Prospectus. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Liquidity Facilities and the Intercreditor Agreement, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission. The provisions of the Liquidity Facilities are substantially identical except as otherwise indicated.

GENERAL

     Westdeutsche Landesbank Girozentrale, acting through its New York branch ("West LB"), with respect to each of the Class A-1 and A-2 Trusts and Morgan Stanley Capital Services, Inc. ("MSCS"), with respect to each of the Class B, C-1 and C-2 Trusts (each, a "Liquidity Provider"), will enter into a separate revolving credit agreement (each, a "Liquidity Facility") with the Subordination Agent. Under each Liquidity Facility, the applicable Liquidity Provider will, if necessary, make one or more advances ("Interest Drawings") to the Subordination Agent in an aggregate amount (the "Required Amount") sufficient to pay interest on the related Certificates on up to three consecutive semiannual Regular Distribution Dates at the respective interest rates shown on the cover page of this Prospectus Supplement for such Certificates (the "Stated Interest Rates"). If interest payment defaults occur which exceed the amount covered by or available under the Liquidity Facility for any Trust, the Certificateholders of such Trust will bear their allocable share of the deficiencies to the extent that there are no other sources of funds. Although West LB is the initial Liquidity Provider with respect to each of the Class A-1 and A-2 Trusts, and MSCS is the initial Liquidity Provider with respect to each of the Class B, C-1 and C-2 Trusts, either West LB or MSCS may be replaced by one or more other entities with respect to any of such Trusts under certain circumstances.

     The obligations of MSCS to make advances under each of the Class B, C-1 and C-2 Liquidity Facilities will be guaranteed by Morgan Stanley Dean Witter & Co. ("MSDW").

DRAWINGS

     The aggregate amount available under the Liquidity Facility for each Trust at November 1, 1999, the first Regular Distribution Date after the scheduled Delivery Period Termination Date, assuming that Equipment

Notes in the maximum principal amount with respect to all Aircraft are acquired by the Trusts and that all interest and principal due on or prior to November 1, 1999, is paid, will be as follows:

                TRUST                  AVAILABLE AMOUNT
                -----                  ----------------
Class A-1............................    $ 9,820,800
Class A-2............................     18,883,212
Class B..............................      6,233,444
Class C-1............................      9,997,488
Class C-2............................      8,250,101

     Except as otherwise provided below, the Liquidity Facility for each Trust will enable the Subordination Agent to make Interest Drawings thereunder promptly on or after any Regular Distribution Date to pay interest then due and payable on the Certificates of such Trust at the Stated Interest Rate for such Trust to the extent that the amount, if any, available to the Subordination Agent on such Regular Distribution Date is not sufficient to pay such interest; provided, however, that the maximum amount available to be drawn under the Liquidity Facility with respect to any Trust on any Regular Distribution Date to fund any shortfall of interest on Certificates of such Trust will not exceed the then Maximum Available Commitment under such Liquidity Facility. The "Maximum Available Commitment" at any time under each Liquidity Facility is an amount equal to the then Required Amount of such Liquidity Facility less the aggregate amount of each Interest Drawing outstanding under such Liquidity Facility at such time, provided that following a Downgrade Drawing, a Final Drawing or a Non-Extension Drawing under a Liquidity Facility, the Maximum Available Commitment under such Liquidity Facility shall be zero.

     The Liquidity Facility for any Class of Certificates does not provide for drawings thereunder to pay for principal of or premium on the Certificates of such Class or any interest on the Certificates of such Class in excess of the Stated Interest Rate for such Class or more than three semiannual installments of interest thereon or principal of or interest or premium on the Certificates of any other Class. (Liquidity Facilities, Section 2.02; Intercreditor Agreement, Section 3.6) In addition, the Liquidity Facility with respect to each Trust does not provide for drawings thereunder to pay any amounts payable with respect to the Deposits relating to such Trust.

     Each payment by a Liquidity Provider reduces by the same amount the Maximum Available Commitment under the related Liquidity Facility, subject to reinstatement as hereinafter described. With respect to any Interest Drawings, upon reimbursement of the Liquidity Provider in full for the amount of such Interest Drawings plus interest thereon, the Maximum Available Commitment under such Liquidity Facility in respect of interest on the Certificates of such Trust will be reinstated to an amount not to exceed the then Required Amount of the related Liquidity Facility. However, such Liquidity Facility will not be so reinstated at any time if (i) a Liquidity Event of Default shall have occurred and be continuing and (ii) less than 65% of the then aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes. With respect to any other drawings under such Liquidity Facility, amounts available to be drawn thereunder are not subject to reinstatement. The Required Amount of the Liquidity Facility for any Trust will be automatically reduced from time to time to an amount equal to the next three successive interest payments due on the Certificates of such Trust (without regard to expected future payment of principal of such Certificates) at the Stated Interest Rate for such Trust. (Liquidity Facilities, Section 2.04(a); Intercreditor Agreement, Section 3.6(j))

     "Performing Equipment Note" means an Equipment Note with respect to which no payment default has occurred and is continuing (without giving effect to any acceleration); provided that in the event of a bankruptcy proceeding involving Continental under the U.S. Bankruptcy Code, (a) any payment default existing during the 60-day period under Section 1110(a)(1)(A) of the U.S. Bankruptcy Code (or such longer period as may apply under Section 1110(b) of the U.S. Bankruptcy
Code) (the "Section 1110 Period") shall not be taken into consideration, unless during the Section 1110 Period the trustee in such proceeding or Continental refuses to assume or agree to perform its obligations under the Lease related to such Equipment Note (in the case of a Leased Aircraft) or under the Owned Aircraft Indenture related to such Equipment

Note (in the case of an Owned Aircraft), and (b) any payment default occurring after the date of the order of relief in such proceeding shall not be taken into consideration if such payment default is cured under Section 1110(a)(1)(B) of the U.S. Bankruptcy Code before the later of 30 days after the date of such default or the expiration of the Section 1110 Period.

     If at any time the short-term unsecured debt rating of West LB (in the case of the Class A-1 and A-2 Trusts) or MSDW (in the case of the Class B, Class C-1 and C-2 Trusts) then issued by either Rating Agency is lower than the Threshold Rating for the relevant Class, then the relevant Liquidity Facility may be replaced by a Replacement Facility. In the event that such Liquidity Facility is not replaced with a Replacement Facility within ten days after notice of the downgrading and as otherwise provided in the Intercreditor Agreement, such Liquidity Facility will be drawn in full up to the then Maximum Available Commitment under such Liquidity Facility (the "Downgrade Drawing") and the proceeds will be deposited into a cash collateral account (the "Cash Collateral Account") for such Class of Certificates and used for the same purposes and under the same circumstances and subject to the same conditions as cash payments of Interest Drawings under such Liquidity Facility would be used. (Liquidity Facilities, Section 2.02(c); Intercreditor Agreement, Section 3.6(c))

     A "Replacement Facility" for any Liquidity Facility will mean an irrevocable liquidity facility (or liquidity facilities) in substantially the form of the replaced Liquidity Facility, including reinstatement provisions, or in such other form (which may include a letter of credit) as shall permit the Rating Agencies to confirm in writing their respective ratings then in effect for the Certificates (before downgrading of such ratings, if any, as a result of the downgrading of the applicable Liquidity Provider), in a face amount (or in an aggregate face amount) equal to the amount of interest payable on the Certificates of such Trust (at the Stated Interest Rate for such Trust, and without regard to expected future principal payments) on the three Regular Distribution Dates following the date of replacement of such Liquidity Facility and issued by a person (or persons) having unsecured short-term debt ratings issued by both Rating Agencies which are equal to or higher than the Threshold Rating for the relevant Class. (Intercreditor Agreement, Section 1.1) The provider of any Replacement Facility will have the same rights (including, without limitation, priority distribution rights and rights as "Controlling Party") under the Intercreditor Agreement as the initial Liquidity Providers.

     "Threshold Rating" means the short-term unsecured debt rating of P-1 by Moody's and A-1+ by Standard & Poor's, in the case of the Class A-1 Liquidity Facility and the Class A-2 Liquidity Facility, and the short-term unsecured debt rating of P-1 by Moody's and A-1 by Standard & Poor's, in the case of the Class B Liquidity Facility, the Class C-1 Liquidity Facility and the Class C-2 Liquidity Facility.

     The Liquidity Facility for each Trust provides that the Liquidity Provider's obligations thereunder will expire on the earliest of:

     - 364 days after the initial issuance date of the Certificates (the "Issuance Date") (counting from, and including, the Issuance Date).

     - The date on which the Subordination Agent delivers to such Liquidity Provider a certification that all of the Certificates of such Trust have been paid in full.

     - The date on which the Subordination Agent delivers to such Liquidity Provider a certification that a Replacement Facility has been substituted for such Liquidity Facility.

     - The fifth Business Day following receipt by the Subordination Agent of a Termination Notice from such Liquidity Provider (see "-- Liquidity Events of Default").

     - The date on which no amount is or may (by reason of reinstatement) become available for drawing under such Liquidity Facility.

     Each Liquidity Facility provides that the scheduled expiration date thereof may be extended for additional 364-day periods by mutual agreement of the relevant Liquidity Provider and the Subordination Agent.

     The Intercreditor Agreement will provide for the replacement of the Liquidity Facility for any Trust if such Liquidity Facility is scheduled to expire earlier than 15 days after the Final Maturity Date for the Certificates of such Trust and such Liquidity Facility is not extended at least 25 days prior to its then scheduled expiration date. If such Liquidity Facility is not so extended or replaced by the 25th day prior to its then scheduled expiration date, such Liquidity Facility will be drawn in full up to the then Maximum Available Commitment under such Liquidity Facility (the "Non-Extension Drawing"). The proceeds of the Non-Extension Drawing will be deposited in the Cash Collateral Account for the related Class of Certificates as cash collateral to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under such Liquidity Facility would be used. (Liquidity Facilities, Section 2.02(b); Intercreditor Agreement, Section 3.6(d))

     Subject to certain limitations, Continental may, at its option, arrange for a Replacement Facility at any time to replace the liquidity facility for any Trust (including without limitation any Replacement Facility described in the following sentence). In addition, if any liquidity provider shall determine not to extend any liquidity facility, then such liquidity provider may, at its option, arrange for a Replacement Facility to replace such liquidity facility during the period no earlier than 40 days and no later than 25 days prior to the then scheduled expiration date of such liquidity facility. If any Replacement Facility is provided at any time after a Downgrade Drawing or a Non-Extension Drawing under any Liquidity Facility, the funds with respect to such liquidity facility on deposit in the Cash Collateral Account for such Trust will be returned to the liquidity provider being replaced. (Intercreditor Agreement, Section 3.6(e))

     Upon receipt by the Subordination Agent of a Termination Notice with respect to any Liquidity Facility from the relevant Liquidity Provider, the Subordination Agent shall request a final drawing (a "Final Drawing") under such Liquidity Facility in an amount equal to the then Maximum Available Commitment thereunder. The Subordination Agent will hold the proceeds of the Final Drawing in the Cash Collateral Account for the related Trust as cash collateral to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under such Liquidity Facility would be used. (Liquidity Facilities, Section 2.02(d); Intercreditor Agreement, Section 3.6(i))

     Drawings under any Liquidity Facility will be made by delivery by the Subordination Agent of a certificate in the form required by such Liquidity Facility. Upon receipt of such a certificate, the relevant Liquidity Provider is obligated to make payment of the drawing requested thereby in immediately available funds. Upon payment by the relevant Liquidity Provider of the amount specified in any drawing under any Liquidity Facility, such Liquidity Provider will be fully discharged of its obligations under such Liquidity Facility with respect to such drawing and will not thereafter be obligated to make any further payments under such Liquidity Facility in respect of such drawing to the Subordination Agent or any other person.

REIMBURSEMENT OF DRAWINGS

     The Subordination Agent must reimburse amounts drawn under any Liquidity Facility by reason of an Interest Drawing, Final Drawing, Downgrade Drawing or Non-Extension Drawing and interest thereon, but only to the extent that the Subordination Agent has funds available therefor.

     INTEREST DRAWINGS AND FINAL DRAWINGS

     Amounts drawn by reason of an Interest Drawing or Final Drawing will be immediately due and payable, together with interest on the amount of such drawing. From the date of the drawing to (but excluding) the third business day following the applicable Liquidity Provider's receipt of the notice of such Interest Drawing, interest will accrue at the Base Rate plus 1.75% per annum. Thereafter, interest will accrue at LIBOR for the applicable Interest Period plus 1.75% per annum. In the case of the Final Drawing, however, the Subordination Agent may convert the Final Drawing into a drawing bearing interest at the Base Rate plus 1.75% per annum on the last day of an Interest Period for such Drawing.

     "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a business day, for the next preceding business day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a business day, the average of the quotations for such day for such transactions received by the applicable Liquidity Provider from three Federal funds brokers of recognized standing selected by it, plus (b) one-quarter of one percent ( 1/4 of 1%).

     "LIBOR" means, with respect to any interest period, (i) the rate per annum appearing on display page 3750 (British Bankers Association -- LIBOR) of the Dow Jones Markets Service (or any successor or substitute therefor) at approximately 11:00 A.M. (London time) two business days before the first day of such interest period, as the rate for dollar deposits with a maturity comparable to such interest period, or (ii) if the rate calculated pursuant to clause (i) above is not available, the average (rounded upwards, if necessary, to the next 1/16 of 1%) of the rates per annum at which deposits in dollars are offered for the relevant interest period by three banks of recognized standing selected by the applicable Liquidity Provider in the London interbank market at approximately 11:00 A.M. (London time) two business days before the first day of such interest period in an amount approximately equal to the principal amount of the LIBOR Advance to which such interest period is to apply and for a period comparable to such interest period.

     DOWNGRADE DRAWINGS AND NON-EXTENSION DRAWINGS

     The amount drawn under any Liquidity Facility by reason of a Downgrade Drawing or a Non-Extension Drawing will be treated as follows:

     - Such amount will be released on any Distribution Date to the applicable Liquidity Provider to the extent that such amount exceeds the Required Amount.

     - Any portion of such amount withdrawn from the Cash Collateral Account for such Certificates to pay interest on such Certificates will be treated in the same way as Interest Drawings.

     - The balance of such amount will be invested in Eligible Investments.

     Any Downgrade Drawing or Non-Extension Drawing under any of the Liquidity Facilities, other than any portion thereof applied to the payment of interest on the Certificates, will bear interest (x) subject to clause (y) below, in an amount equal to the investment earnings on amounts deposited in the Cash Collateral Account attributable to such Liquidity Facility plus a specified margin on the outstanding amount from time to time of such Downgrade Drawing or Non-Extension Drawing and (y) from and after the date, if any, on which it is converted into a Final Drawing as described below under "-- Liquidity Events of Default", at a rate equal to LIBOR for the applicable Interest Period (or, as described in the first paragraph under "-- Interest Drawings and Final Drawings", the Base Rate) plus 1.75% per annum.

LIQUIDITY EVENTS OF DEFAULT

     Events of Default under each Liquidity Facility (each, a "Liquidity Event of Default") will consist of:

     - The acceleration of all the Equipment Notes (provided, that if such acceleration occurs during the Delivery Period, the aggregate principal amount thereof exceeds $300 million).

     - Certain bankruptcy or similar events involving Continental. (Liquidity Facilities, Section 1.01)

     If (i) any Liquidity Event of Default under any Liquidity Facility has occurred and is continuing and (ii) less than 65% of the aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes, the applicable Liquidity Provider may, in its discretion, give a notice of termination of such Liquidity Facility (a "Termination Notice"). The Termination Notice will have the following consequences:

     - The related Liquidity Facility will expire on the fifth Business Day after the date on which such Termination Notice is received by the Subordination Agent.

     - The Subordination Agent will promptly request, and the applicable Liquidity Provider will make, a Final Drawing thereunder in an amount equal to the then Maximum Available Commitment thereunder.

     - Any Drawing remaining unreimbursed as of the date of termination will be automatically converted into a Final Drawing under such Liquidity Facility.

     - All amounts owing to the applicable Liquidity Provider automatically will be accelerated.

     Notwithstanding the foregoing, the Subordination Agent will be obligated to pay amounts owing to the applicable Liquidity Provider only to the extent of funds available therefor after giving effect to the payments in accordance with the provisions set forth under "Description of the Intercreditor
Agreement -- Priority of Distributions". (Liquidity Facilities, Section 6.01) Upon the circumstances described below under "Description of the Intercreditor Agreement -- Intercreditor Rights", a liquidity provider may become the Controlling Party with respect to the exercise of remedies under the Indentures. (Intercreditor Agreement, Section 2.6(c))

LIQUIDITY PROVIDERS

     The initial liquidity provider for the Class A-1 and A-2 Trusts will be West LB. West LB is a public law banking institution organized under the laws of North Rhine-Westphalia, Germany. West LB has short-term debt ratings of P-1 from Moody's and A-1+ from Standard & Poor's.

     The initial liquidity provider for each of the Class B, C-1 and C-2 Trusts will be MSCS. MSCS, a subsidiary of MSDW, commenced operation in August 1985. MSCS was established to conduct, primarily as principal, an interest rate, currency and equity derivatives products business. MSCS also engages in a variety of other related transactions.

     MSDW, the guarantor of MSCS's obligations under its Liquidity Facilities, is a global financial services firm. MSDW has long-term unsecured debt ratings of A1 from Moody's and A+ from Standard & Poor's and short-term unsecured debt ratings of P-1 from Moody's and A-1 from Standard & Poor's. MSDW files reports, proxy statements and other information with the Commission pursuant to the information requirements of the Securities Exchange Act of 1934. Such information can be inspected and copied at the public reference facilities of the Commission, or electronically accessed through the Internet, as described in the prospectus under "Available Information".

     The descriptions of West LB, MSCS and MSDW above have been provided by the respective parties. None of West LB, MSCS or MSDW, however, has been involved in the preparation of or accepts responsibility for the Prospectus or this Prospectus Supplement other than such description.

                   DESCRIPTION OF THE INTERCREDITOR AGREEMENT

     The following summary describes all material provisions of the Intercreditor Agreement (the "Intercreditor Agreement") among the Trustees, the Liquidity Providers, Wilmington Trust Company, as subordination agent (the "Subordination Agent"), and any holder of Class D Equipment Notes, if issued. The summary supplements (and, to the extent inconsistent therewith, replaces) the description of the general terms and provisions relating to the Intercreditor Agreement set forth in the Prospectus. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Intercreditor Agreement, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission.

INTERCREDITOR RIGHTS

     CONTROLLING PARTY

     Each Loan Trustee will be directed in taking, or refraining from taking, any action thereunder or with respect to the Equipment Notes issued under such Indenture, by the holders of at least a majority of the outstanding principal amount of the Equipment Notes issued under such Indenture, so long as no Indenture Default (which, with respect to Leased Aircraft, has not been cured by the applicable Owner Trustee or Owner Participant) shall have occurred and be continuing thereunder. For so long as the Subordination Agent is the registered holder of the Equipment Notes, the Subordination Agent will act with respect to the preceding sentence in accordance with the directions of the Trustees for whom the Equipment Notes issued under such Indenture are held as Trust Property, to the extent constituting, in the aggregate, directions with respect to the required principal amount of Equipment Notes.

     After the occurrence and during the continuance of an Indenture Default under such Indenture (which, with respect to Leased Aircraft, has not been cured by the applicable Owner Trustee or Owner Participant), each Loan Trustee will be directed in taking, or refraining from taking, any action thereunder or with respect to the Equipment Notes issued under the related Indenture, including acceleration of such Equipment Notes or foreclosing the lien on the related Aircraft, by the Controlling Party, subject to the limitations described below. See "Description of the Certificates -- Indenture Defaults and Certain Rights Upon an Indenture Default" for a description of the rights of the Certificateholders of each Trust to direct the respective Trustees.

     The "Controlling Party" will be:

     - The Class A-1 Trustee or Class A-2 Trustee, whichever represents the Class with the larger principal amount of Certificates outstanding at the time that the Indenture Default occurs.

     - Upon payment of Final Distributions to the holders of such larger Class, the other of the Class A-1 Trustee or Class A-2 Trustee.

     - Upon payment of Final Distributions to the holders of Class A-1 and A-2 Certificates, the Class B Trustee.

     - Upon payment of Final Distributions to the holders of Class B Certificates, the Class C-1 Trustee or Class C-2 Trustee, whichever represents the Class with the larger principal amount of Certificates outstanding at such time.

     - Upon payment of Final Distributions to the holders of such larger Class, the other of the Class C-1 Trustee or Class C-2 Trustee.

     - Under certain circumstances, and notwithstanding the foregoing, the Liquidity Provider with the largest amount owed to it, as discussed in the next paragraph.

     At any time after 18 months from the earlier to occur of (x) the date on which the entire available amount under any Liquidity Facility shall have been drawn (for any reason other than a Downgrade Drawing or a Non-Extension Drawing) and remain unreimbursed, (y) the date on which the entire amount of any Downgrade Drawing or Non-Extension Drawing shall have been withdrawn from the relevant Cash Collateral Account to pay interest on the relevant Class of Certificates and remain unreimbursed and (z) the date on which all Equipment Notes shall have been accelerated (provided that if such acceleration occurs prior to the Delivery Period Termination Date, the aggregate principal amount thereof exceeds $300 million), the liquidity provider with the highest outstanding amount of Liquidity Obligations shall have the right to become the Controlling Party with respect to any Indenture.

     For purposes of giving effect to the rights of the Controlling Party, the Trustees (other than the Controlling Party) shall irrevocably agree, and the Certificateholders (other than the Certificateholders represented by the Controlling Party) will be deemed to agree by virtue of their purchase of Certificates, that the Subordination Agent, as record holder of the Equipment Notes, shall exercise its voting rights in respect of the Equipment Notes as directed by the Controlling Party. (Intercreditor Agreement, Section 2.6) For a description of certain limitations on the Controlling Party's rights to exercise remedies, see "Description of the Equipment Notes -- Remedies".

     "Final Distributions" means, with respect to the Certificates of any Trust on any Distribution Date, the sum of (x) the aggregate amount of all accrued and unpaid interest on such Certificates (excluding interest payable on the Deposits relating to such Trust) and (y) the Pool Balance of such Certificates as of the immediately preceding Distribution Date (less the amount of the Deposits for such Class of Certificates as of such preceding Distribution Date other than any portion of such Deposits thereafter used to acquire Equipment Notes pursuant to the Note Purchase Agreement). For purposes of calculating Final Distributions with respect to the Certificates of any Trust, any premium paid on the Equipment Notes held in such Trust which has not been distributed to the Certificateholders of such Trust (other than such premium or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of such Final Distributions.

     SALE OF EQUIPMENT NOTES OR AIRCRAFT

     Upon the occurrence and during the continuation of any Indenture Default under any Indenture, the Controlling Party may accelerate and, subject to the provisions of the immediately following sentence, sell all (but not less than all) of the Equipment Notes issued under such Indenture to any person. So long as any Certificates are outstanding, during nine months after the earlier of (x) the acceleration of the Equipment Notes under any Indenture and (y) the bankruptcy or insolvency of Continental, without the consent of each Trustee, no Aircraft subject to the lien of such Indenture or such Equipment Notes may be sold, if the net proceeds from such sale would be less than the Minimum Sale Price for such Aircraft or such Equipment Notes. In addition, with respect to any Leased Aircraft, the amount and payment dates of rentals payable by Continental under the related Lease may not be adjusted during this nine-month period, if, as a result of such adjustment, the discounted present value of all such rentals would be less than 75% of the discounted present value of the rentals payable by Continental under such Lease before giving effect to such adjustment.

     "Minimum Sale Price" means, with respect to any Aircraft or the Equipment Notes issued in respect of such Aircraft, at any time, the lesser of (1) 75% of the Appraised Current Market Value of such Aircraft and (2) the aggregate outstanding principal amount of such Equipment Notes, plus accrued and unpaid interest thereon. The Minimum Sale Price for such Aircraft and the discounted present value of all rentals shall be determined using the weighted average interest rate of the Equipment Notes outstanding under such Indenture as the discount rate.

PRIORITY OF DISTRIBUTIONS

     BEFORE A TRIGGERING EVENT

     So long as no Triggering Event shall have occurred (whether or not continuing), all payments in respect of the Equipment Notes and certain other payments received on any Distribution Date will be promptly distributed by the Subordination Agent on such Distribution Date in the following order of priority:

     - To the Liquidity Providers to the extent required to pay the Liquidity Expenses.

     - To the Liquidity Providers to the extent required to pay interest accrued on the Liquidity Obligations.

     - To the Liquidity Providers to the extent required to pay or reimburse the Liquidity Providers for certain Liquidity Obligations (other than amounts payable pursuant to the two preceding clauses) and/or, if applicable, to replenish each Cash Collateral Account up to the Required Amount.

     - To the Class A-1 Trustee and the Class A-2 Trustee to the extent required to pay Expected Distributions on the Class A-1 Certificates and the Class A-2 Certificates. If available funds are insufficient to pay an Expected Distribution to each such Class in full, available funds will be distributed to each of the Class A-1 Trustee and Class A-2 Trustee in the same proportion as such Trustee's proportionate share of the aggregate amount of such Expected Distributions.

     - To the Class B Trustee to the extent required to pay Expected Distributions on the Class B Certificates.

     - To the Class C-1 Trustee and the Class C-2 Trustee to the extent required to pay Expected Distributions on the Class C-1 Certificates and the Class C-2 Certificates. If available funds are insufficient to pay an Expected Distribution to each such Class in full, available funds will be distributed to each of the Class C-1 Trustee and Class C-2 Trustee in the same proportion as such Trustee's proportionate share of the aggregate amount of such Expected Distributions.

     - If Class D Certificates have been issued, to the Class D Trustee to the extent required to pay "Expected Distributions" (to be defined in a manner equivalent to the definition below for other Classes of Certificates) on the Class D Certificates.

     - To the Subordination Agent and each Trustee for the payment of certain fees and expenses.

     "Liquidity Obligations" means the obligations to reimburse or to pay the Liquidity Providers all principal, interest, fees and other amounts owing to them under each Liquidity Facility or certain other agreements.

     "Liquidity Expenses" means the Liquidity Obligations other than any interest accrued thereon or the principal amount of any drawing under the Liquidity Facilities.

     "Expected Distributions" means, with respect to the Certificates of any Trust on any Distribution Date (the "Current Distribution Date"), the sum of (1) accrued and unpaid interest on such Certificates (excluding interest, if any, payable with respect to the Deposits relating to such Trust) and (2) the difference between:

          (A) the Pool Balance of such Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust), and

          (B) the Pool Balance of such Certificates as of the Current Distribution Date calculated on the basis that (i) the principal of the Equipment Notes held in such Trust has been paid when due (whether at stated maturity, upon redemption, prepayment, purchase, acceleration or otherwise) and such payments have been distributed to the holders of such Certificates and (ii) the principal of any Equipment Notes formerly held in such Trust that have been sold pursuant to the Intercreditor Agreement has been paid in full and such payments have been distributed to the holders of such Certificates, but without giving effect to any reduction in the Pool Balance as a result of any distribution attributable to Deposits occurring after the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, occurring after the initial issuance of the Certificates of such Trust).

     For purposes of determining the priority of distributions on account of the redemption, purchase or prepayment of all of the Equipment Notes issued pursuant to an Indenture, clause (1) of the definition of Expected Distributions shall be deemed to read as follows: "(1) accrued, due and unpaid interest on such Certificates (excluding interest, if any, payable with respect to the Deposits relating to such Trust) together with (without duplication) accrued and unpaid interest on a portion of such Certificates equal to the outstanding principal amount of the Equipment Notes being redeemed, purchased or prepaid (immediately prior to such redemption, purchase or prepayment)".

     AFTER A TRIGGERING EVENT

     Subject to the terms of the Intercreditor Agreement, upon the occurrence of a Triggering Event and at all times thereafter, all funds received by the Subordination Agent in respect of the Equipment Notes and certain other payments will be promptly distributed by the Subordination Agent in the following order of priority:

     - To the Subordination Agent, any Trustee, any Certificateholder and the Liquidity Providers to the extent required to pay certain out-of-pocket costs and expenses actually incurred by the Subordination Agent or any Trustee or to reimburse any Certificateholder or the Liquidity Providers in respect of payments made to the Subordination Agent or any Trustee in connection with the protection or realization of the value of the Equipment Notes, any Trust Indenture Estate under (and as defined in any Leased Aircraft Indenture) or Collateral under (and as defined in) any Owned Aircraft Indenture (collectively, the "Administration Expenses").

     - To the Liquidity Providers to the extent required to pay the Liquidity Expenses.

     - To the Liquidity Providers to the extent required to pay interest accrued on the Liquidity Obligations.

     - To the Liquidity Providers to the extent required to pay the outstanding amount of all Liquidity Obligations and/or, if applicable, with respect to any particular Liquidity Facility, unless (x) less than 65% of the aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes and a Liquidity Event of Default shall have occurred and is continuing under such Liquidity Facility or (y) a Final Drawing shall have occurred under such Liquidity Facility, to replenish the Cash Collateral Account with respect to such Liquidity Facility up to the Required Amount for the related Class of Certificates (less the amount of any repayments of Interest Drawings under such Liquidity Facility while sub-clause (x) of this clause is applicable).

     - To the Subordination Agent, any Trustee or any Certificateholder to the extent required to pay certain fees, taxes, charges and other amounts payable.

     - To the Class A-1 Trustee and the Class A-2 Trustee to the extent required to pay Adjusted Expected Distributions on the Class A-1 Certificates and the Class A-2 Certificates. If available funds are insufficient to pay an Adjusted Expected Distribution to each such Class in full, available funds will be distributed to each of the Class A-1 Trustee and Class A-2 Trustee in the same proportion as such Trustee's proportionate share of the aggregate amount of such Adjusted Expected Distributions.

     - To the Class B Trustee to the extent required to pay Adjusted Expected Distributions on the Class B Certificates.

     - To the Class C-1 Trustee and the Class C-2 Trustee to the extent required to pay Adjusted Expected Distributions on the Class C-1 Certificates and the Class C-2 Certificates. If available funds are insufficient to pay an Adjusted Expected Distribution to each such Class in full, available funds will be distributed to each of the Class C-1 Trustee and Class C-2 Trustee in the same proportion as such holder's proportionate share of the aggregate amount of such Adjusted Expected Distributions.

     - If Class D Certificates have been issued, to the Class D Trustee to the extent required to pay "Adjusted Expected Distributions" (to be defined in a manner equivalent to the definition below for other Classes of Certificates) on the Class D Certificates.

     "Adjusted Expected Distributions" means, with respect to the Certificates of any Trust on any Current Distribution Date, the sum of (1) accrued and unpaid interest on such Certificates (excluding interest, if any, payable with respect to the Deposits relating to such Trust) and (2) the greater of:

          (A) the difference between (x) the Pool Balance of such Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust) and (y) the Pool Balance of such Certificates as of the Current Distribution Date calculated on the basis that (i) the principal of the Equipment Notes other than Performing Equipment Notes (the "Non-Performing Equipment Notes") held in such Trust has been paid in full and such payments have been distributed to the holders of such Certificates, (ii) the principal of the Performing Equipment Notes held in such Trust has been paid when due (but without giving effect to any acceleration of Performing Equipment Notes) and such payments have been distributed to the holders of such Certificates and
     (iii) the principal of any Equipment Notes formerly held in such Trust that have been sold pursuant to the Intercreditor Agreement has been paid in full and such payments have been distributed to the holders of such Certificates, but without giving effect to any reduction in the Pool Balance as a result of any distribution attributable to Deposits occurring after the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, occurring after the initial issuance of the Certificates of such Trust), and

          (B) the amount of the excess, if any, of (i) the Pool Balance of such Class of Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust), less the amount of the

     Deposits for such Class of Certificates as of such preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate amount of the Deposits for such Class of Certificates) other than any portion of such Deposits thereafter used to acquire Equipment Notes pursuant to the Note Purchase Agreement (the amount described in this clause (i), the "Current Pool Balance"), over (ii) the Aggregate LTV Collateral Amount for such Class of Certificates for the Current Distribution Date;

provided that, until the date of the initial LTV Appraisals, clause (B) shall not apply.

     For purposes of calculating Expected Distributions or Adjusted Expected Distributions with respect to the Certificates of any Trust, any premium paid on the Equipment Notes held in such Trust that has not been distributed to the Certificateholders of such Trust (other than such premium or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of Expected Distributions or Adjusted Expected Distributions.

     "Aggregate LTV Collateral Amount" for any Class of Certificates for any Distribution Date means the product of (A)(i) the sum of the applicable LTV Collateral Amounts for each Aircraft, minus (ii) the Pool Balance for each Class of Certificates, if any, senior to such Class, after giving effect to any distribution of principal on such Distribution Date with respect to such senior Class or Classes, multiplied by (B)(i) in the case of the Class A-1 Certificates or Class A-2 Certificates, a fraction the numerator of which equals the Current Pool Balance for the Class A-1 Certificates or Class A-2 Certificates, as the case may be, and the denominator of which equals the aggregate Current Pool Balance for the Class A-1 Certificates and Class A-2 Certificates, (ii) in the case of the Class B Certificates, 1.0, and (iii) in the case of the Class C-1 Certificates or Class C-2 Certificates, a fraction the numerator of which equals the Current Pool Balance for the Class C-1 Certificates or Class C-2 Certificates, as the case may be, and the denominator of which equals the aggregate Current Pool Balance for the Class C-1 Certificates and Class C-2 Certificates.

     "LTV Collateral Amount" of any Aircraft for any Class of Certificates means, as of any Distribution Date, the lesser of (i) the LTV Ratio for such Class of Certificates multiplied by the Appraised Current Market Value of such Aircraft (or with respect to any such Aircraft which has suffered an Event of Loss under and as defined in the relevant Lease, in the case of a Leased Aircraft, or relevant Indenture, in the case of an Owned Aircraft, the amount of the insurance proceeds paid to the related Loan Trustee in respect thereof to the extent then held by such Loan Trustee (and/or on deposit in the Special Payments Account) or payable to such Loan Trustee in respect thereof) and (ii) the outstanding principal amount of the Equipment Notes secured by such Aircraft after giving effect to any principal payments of such Equipment Notes on or before such Distribution Date.

     "LTV Ratio" means for the Class A-1 Certificates 45%, for the Class A-2 Certificates 45%, for the Class B Certificates 54%, for the Class C-1 Certificates 67% and for the Class C-2 Certificates 67%.

     "Appraised Current Market Value" of any Aircraft means the lower of the average and the median of the most recent three LTV Appraisals of such Aircraft. After a Triggering Event occurs and any Equipment Note becomes a Non-Performing Equipment Note, the Subordination Agent shall obtain LTV Appraisals of the Aircraft securing such Equipment Note as soon as practicable and additional LTV Appraisals on or prior to each anniversary of the date of such initial LTV Appraisals; provided that if the Controlling Party reasonably objects to the appraised value of the Aircraft shown in such LTV Appraisals, the Controlling Party shall have the right to obtain or cause to be obtained substitute LTV Appraisals (including LTV Appraisals based upon physical inspection of such Aircraft).

     "LTV Appraisal" means a current fair market value appraisal (which may be a "desk-top" appraisal) performed by any Appraiser or any other nationally recognized appraiser on the basis of an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller under no compulsion to sell and both having knowledge of all relevant facts.

     Interest Drawings under the Liquidity Facility and withdrawals from the Cash Collateral Account, in each case in respect of interest on the Certificates of any Trust, will be distributed to the Trustee for such Trust, notwithstanding the priority of distributions set forth in the Intercreditor Agreement and otherwise described herein. All amounts on deposit in the Cash Collateral Account for any Trust that are in excess of the Required Amount will be paid to the applicable Liquidity Provider.

VOTING OF EQUIPMENT NOTES

     In the event that the Subordination Agent, as the registered holder of any Equipment Note, receives a request for its consent to any amendment, modification, consent or waiver under such Equipment Note or the related Indenture (or, if applicable, the related Lease, the related Participation Agreement or other related document), (i) if no Indenture Default shall have occurred and be continuing with respect to such Indenture, the Subordination Agent shall request instructions from the Trustee(s) and shall vote or consent in accordance with the directions of such Trustee(s) and (ii) if any Indenture Default (which, in the case of any Leased Aircraft Indenture, has not been cured by the applicable Owner Trustee or Owner Participant) shall have occurred and be continuing with respect to such Indenture, the Subordination Agent will exercise its voting rights as directed by the Controlling Party, subject to certain limitations; provided that no such amendment, modification, consent or waiver shall, without the consent of the Liquidity Providers, reduce the amount of rent, supplemental rent or stipulated loss values payable by Continental under any Lease or reduce the amount of principal or interest payable by Continental under any Equipment Note issued under any Owned Aircraft Indenture. (Intercreditor Agreement, Section 9.1(b))

ADDITION OF TRUSTEE FOR CLASS D CERTIFICATES

     If the Class D Certificates are issued, the Class D Trustee will become a party to the Intercreditor Agreement.

THE SUBORDINATION AGENT

     Wilmington Trust Company will be the Subordination Agent under the Intercreditor Agreement. Continental and its affiliates may from time to time enter into banking and trustee relationships with the Subordination Agent and its affiliates. The Subordination Agent's address is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001,
Attention: Corporate Trust Administration.

     The Subordination Agent may resign at any time, in which event a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. The Controlling Party may remove the Subordination Agent for cause as provided in the Intercreditor Agreement. In such circumstances, a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. Any resignation or removal of the Subordination Agent and appointment of a successor Subordination Agent does not become effective until acceptance of the appointment by the successor Subordination Agent. (Intercreditor Agreement, Section 8.1)

                 DESCRIPTION OF THE AIRCRAFT AND THE APPRAISALS

THE AIRCRAFT

     The Aircraft consist of seven Boeing 737-724 aircraft, one Boeing 737-824 aircraft, four Boeing 757-224 aircraft and two Boeing 777-224 aircraft (collectively, the "Aircraft"), all of which will be newly delivered by the manufacturer at or about the time that the Equipment Notes relating thereto are issued. The Aircraft have been designed to be in compliance with Stage 3 noise level standards, which are the most restrictive regulatory standards currently in effect in the United States for aircraft noise abatement.

     BOEING 737-724 AIRCRAFT

     The Boeing 737-724 aircraft is a medium-range aircraft with a seating capacity of approximately 124 passengers. The engine type utilized on Continental's 737-724 aircraft is the CFM International, Inc. CFM56-7B24.

     BOEING 737-824 AIRCRAFT

     The Boeing 737-824 aircraft is a medium-range aircraft with a seating capacity of approximately 155 passengers. The engine type utilized on Continental's 737-824 aircraft is the CFM International, Inc. CFM56-7B26.

     BOEING 757-224 AIRCRAFT

     The Boeing 757-224 aircraft is a medium-range aircraft with a seating capacity of approximately 183 passengers. The engine type utilized on Continental's 757-224 is the Rolls-Royce RB211-535E4B.

     BOEING 777-224 AIRCRAFT

     The Boeing 777-224 aircraft is a long-range aircraft with a seating capacity of approximately 283 passengers. The engine type utilized on Continental's 777-224 is the General Electric GE90-90B.

THE APPRAISALS

     The table below sets forth the appraised values of the Aircraft, as determined by Aircraft Information Services, Inc. ("AISI"), AvSolutions, Inc. ("AS") and Morton Beyer and Agnew, Inc. ("MBA"), independent aircraft appraisal and consulting firms (the "Appraisers").

                                   EXPECTED                        SCHEDULED                  APPRAISED VALUE
                                 REGISTRATION   MANUFACTURER'S     DELIVERY      ------------------------------------------
AIRCRAFT TYPE                       NUMBER      SERIAL NUMBER      MONTH(1)          AISI            AS            MBA
-------------                    ------------   --------------   -------------   ------------   ------------   ------------
Boeing 737-724................      N29717          28936        January 1999    $ 40,030,000   $ 38,550,000   $ 38,100,000
Boeing 737-724................      N13718          28937        January 1999      40,030,000     38,550,000     38,100,000
Boeing 737-724................      N17719          28938        February 1999     40,120,000     38,550,000     38,200,000
Boeing 737-724................      N13720          28939         March 1999       40,200,000     38,550,000     38,250,000
Boeing 737-724................      N23721          28940         March 1999       40,200,000     38,550,000     38,250,000
Boeing 737-724................      N27722          28789         April 1999       40,280,000     38,883,000     38,300,000
Boeing 737-724................      N21723          28790         April 1999       40,280,000     38,883,000     38,300,000
Boeing 737-824................      N13227          28788         April 1999       49,580,000     46,950,000     45,300,000
Boeing 757-224................      N17133          29282        December 1998     60,920,000     57,530,000     51,800,000
Boeing 757-224................      N67134          29283        January 1999      61,040,000     57,850,000     51,900,000
Boeing 757-224................      N41135          29284        February 1999     61,170,000     57,850,000     52,000,000
Boeing 757-224................      N19136          29285         March 1999       61,290,000     57,850,000     52,100,000
Boeing 777-224................      N77006          29476        December 1998    137,060,000    131,780,000    129,900,000
Boeing 777-224................      N74007          29477        February 1999    137,690,000    132,350,000    130,400,000

------------

(1) The actual delivery date for any Aircraft may be subject to delay or acceleration. See "-- Deliveries of Aircraft".

     For purposes of the foregoing chart, AISI, AS and MBA each was asked to provide its opinion as to the appraised value of each Aircraft projected as of the scheduled delivery month of each such Aircraft. As part of this process, all three Appraisers performed "desk-top" appraisals without any physical inspection of the Aircraft. The appraisals are based on various assumptions and methodologies, which vary among the appraisals. The Appraisers have delivered letters summarizing their respective appraisals, copies of which are annexed to this Prospectus Supplement as Appendix II. For a discussion of the assumptions and methodologies used in each of the appraisals, reference is hereby made to such summaries.

     An appraisal is only an estimate of value. It is not indicative of the price at which an aircraft may be purchased from the manufacturer. Nor should it be relied upon as a measure of realizable value. The proceeds realized upon a sale of any Aircraft may be less than its appraised value. The value of the Aircraft in the event of the exercise of remedies under the applicable Indenture will depend on market and economic conditions, the availability of buyers, the condition of the Aircraft and other similar factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise with respect to the Equipment Notes and the

Aircraft pursuant to the applicable Indenture would equal the appraised value of such Aircraft or be sufficient to satisfy in full payments due on such Equipment Notes or the Certificates.

DELIVERIES OF AIRCRAFT

     The Aircraft are scheduled for delivery under Continental's purchase agreements with The Boeing Company ("Boeing") from December 1998 through April 1999. See the table under "-- The Appraisals" for the scheduled month of delivery of each Aircraft. Under such purchase agreements, delivery of an Aircraft may be delayed due to "Excusable Delay", which is defined to include, among other things, acts of God, governmental acts or failures to act, strikes or other labor troubles, inability to procure materials, or any other cause beyond Boeing's control or not occasioned by Boeing's fault or negligence. Boeing has announced that it is experiencing delays in deliveries of Aircraft. Continental cannot predict whether adjustments in such schedule will be required.

     The Note Purchase Agreement provides that the delivery period (the "Delivery Period") will expire on July 31, 1999, subject to extension if the Equipment Notes relating to all of the Aircraft (or Substitute Aircraft in lieu thereof) have not been purchased by the Trustees on or prior to such date due to any reason beyond the control of Continental and not occasioned by Continental's fault or negligence, to the earlier of (i) the date on which the Trustees purchase Equipment Notes relating to the last Aircraft (or a Substitute Aircraft in lieu thereof) and (ii) December 31, 1999. In addition, if a labor strike occurs at Boeing prior to the scheduled expiration of the Delivery Period, the expiration date of the Delivery Period will be extended by the number of days that such strike continued in effect.

     If delivery of any Aircraft is delayed by more than 30 days after the month scheduled for delivery or beyond July 31, 1999, Continental has the right to replace such Aircraft with a Substitute Aircraft, subject to certain conditions. See "-- Substitute Aircraft". If delivery of any Aircraft is delayed beyond the Delivery Period Termination Date and Continental does not exercise its right to replace such Aircraft with a Substitute Aircraft, there will be unused Deposits that will be distributed to Certificateholders together with accrued and unpaid interest thereon but without a premium. See "Description of the Deposit Agreements -- Unused Deposits".

SUBSTITUTE AIRCRAFT

     If the delivery date for any Aircraft is delayed (i) more than 30 days after the month scheduled for delivery or (ii) beyond July 31, 1999, Continental may identify for delivery a substitute aircraft (each, together with the substitute aircraft referred to below, a "Substitute Aircraft") therefor meeting the following conditions:

     - A Substitute Aircraft must be a Boeing 737-700, 737-800, 757-200 or 777-200 aircraft manufactured after the Issuance Date.

     - One or more Substitute Aircraft of the same or different types may be substituted for one or more Aircraft of the same or different types so long as after giving effect thereto the maximum principal amount of Equipment Notes of each Series issued in respect of the Substitute Aircraft under the Mandatory Economic Terms would not exceed the maximum principal amount of the Equipment Notes of each Series that could have been issued under the Mandatory Economic Terms in respect of the replaced Aircraft.

     - Continental will be obligated to obtain written confirmation from each Rating Agency that substituting such Substitute Aircraft for the replaced Aircraft will not result in a withdrawal, suspension or downgrading of the ratings of any Class of Certificates.

                       DESCRIPTION OF THE EQUIPMENT NOTES

     The following summary describes all material terms of the Equipment Notes and supplements (and, to the extent inconsistent therewith, replaces) the description of the general terms and provisions relating to the

Equipment Notes, the Indentures, the Leases, the Participation Agreements, the trust agreements under which the Owner Trustees act on behalf of the Owner Participants (the "Trust Agreements") and the Note Purchase Agreement set forth in the Prospectus. The summaries make use of terms defined in and are qualified in their entirety by reference to all of the provisions of the Equipment Notes, the Indentures, the Leases, the Participation Agreements, the Trust Agreements and the Note Purchase Agreement, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission. Except as otherwise indicated, the following summaries relate to the Equipment Notes, the Indenture, the Lease, the Participation Agreement and the Trust Agreement that may be applicable to each Aircraft.

     Under the Note Purchase Agreement, Continental will have the option of entering into a leveraged lease financing or a secured debt financing with respect to each Aircraft.

     - If Continental chooses to enter into a leveraged lease financing with respect to an Aircraft, the Note Purchase Agreement provides for the relevant parties to enter into a Participation Agreement, a Lease and a Leased Aircraft Indenture (among other documents) relating to the financing of such Leased Aircraft.

     - If Continental chooses to enter into a secured debt financing with respect to an Aircraft, the Note Purchase Agreement provides for the relevant parties to enter into a Participation Agreement and an Owned Aircraft Indenture relating to the financing of such Owned Aircraft.

     The description of such agreements in this Prospectus Supplement is based on the forms of such agreements annexed to the Note Purchase Agreement. In the case of a Leased Aircraft, the terms of the agreements actually entered into may differ from the forms of such agreements and, consequently, may differ from the description of such agreements contained in this Prospectus Supplement. This is because a third party -- the owner participant that will be the beneficial owner of the Leased Aircraft (the "Owner Participant") -- will provide a portion of the financing of such Aircraft and may request changes. However, under the Note Purchase Agreement, the terms of such agreements are required to (i) contain the Mandatory Documents Terms and (ii) not vary the Mandatory Economic Terms. In addition, Continental will be obligated (i) to certify to the Trustees that any such modifications do not materially and adversely affect the Certificateholders and (ii) to obtain written confirmation from each Rating Agency that the use of versions of such agreements modified in any material respect would not result in a withdrawal, suspension or downgrading of the ratings of any Class of Certificates. See "Description of the Certificates -- Obligation to Purchase Equipment Notes". Each Owner Participant will be required to satisfy certain requirements, including having a minimum combined capital and surplus or net worth.

GENERAL

     Equipment notes will be issued in up to five series with respect to each Aircraft (the "Series A-1 Equipment Notes", the "Series A-2 Equipment Notes", the "Series B Equipment Notes", the "Series C-1 Equipment Notes", the "Series C-2 Equipment Notes", and, collectively, the "Equipment Notes"). Continental may elect to issue a sixth series of Equipment Notes with respect to an Aircraft (the "Series D Equipment Notes"), which will be funded from sources other than this Offering. See "Description of the Certificates -- Possible Issuance of Class D Certificates". The Equipment Notes with respect to each Leased Aircraft will be issued under a separate Leased Aircraft Indenture between First Security Bank, National Association, as owner trustee of a trust for the benefit of the Owner Participant who will be the beneficial owner of such Aircraft (each, an "Owner Trustee"), and Wilmington Trust Company, as indenture trustee thereunder (each, a "Leased Aircraft Trustee"). The Equipment Notes with respect to each Owned Aircraft will be issued under a separate Owned Aircraft Indenture between Continental and Wilmington Trust Company, as indenture trustee thereunder (each, an "Owned Aircraft Trustee" and, together with the other Owned Aircraft Trustees and the Leased Aircraft Trustees, the "Loan Trustees"). The Indentures will not provide for defeasance, or discharge upon deposit of cash or certain obligations of the United States, notwithstanding the description of defeasance in the Prospectus.

     The related Owner Trustee will lease each Leased Aircraft to Continental pursuant to a separate Lease between such Owner Trustee and Continental with respect to such Leased Aircraft. Under each Lease, Continental will be obligated to make or cause to be made rental and other payments to the related Leased Aircraft Trustee on behalf of the related Owner Trustee, which rental and other payments will be at least sufficient to pay in full when due all payments required to be made on the Equipment Notes issued with respect to such Leased Aircraft. The Equipment Notes issued with respect to the Leased Aircraft are not, however, direct obligations of, or guaranteed by, Continental. Continental's rental obligations under each Lease and Continental's obligations under the Equipment Notes issued with respect to each Owned Aircraft will be general obligations of Continental.

SUBORDINATION

     The Indentures provide for the following subordination provisions applicable to the Equipment Notes:

     - Series A-1 and Series A-2 Equipment Notes issued in respect of an Aircraft will rank equally in right of payment and will rank senior to other Equipment Notes issued in respect of such Aircraft.

     - Series B Equipment Notes issued in respect of an Aircraft will rank junior in right of payment to the Series A-1 and Series A-2 Equipment Notes issued in respect of such Aircraft and will rank senior to the Series C-1, Series C-2 and, if applicable, Series D Equipment Notes issued in respect of such Aircraft.

     - Series C-1 Equipment Notes and Series C-2 Equipment Notes issued in respect of an Aircraft will rank equally in right of payment, will rank junior to the Series A-1, Series A-2 and Series B Equipment Notes issued in respect of such Aircraft and, if Series D Equipment Notes are issued in respect of such Aircraft, senior to such Series D Equipment Notes.

     - If Continental elects to issue Series D Equipment Notes with respect to an Aircraft, they will be subordinated in right of payment to the Series A-1, A-2, B, C-1 and C-2 Equipment Notes issued with respect to such Aircraft.

PRINCIPAL AND INTEREST PAYMENTS

     Subject to the provisions of the Intercreditor Agreement, interest paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust on the dates and at the rate per annum set forth on the cover page of this Prospectus Supplement with respect to Certificates issued by such Trust until the final expected Regular Distribution Date for such Trust. Subject to the provisions of the Intercreditor Agreement, principal paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust in scheduled amounts on the dates set forth herein until the final expected Regular Distribution Date for such Trust.

     Interest will be payable on the unpaid principal amount of each Equipment Note at the rate applicable to such Equipment Note on May 1 and November 1 of each year, commencing on the first such date to occur after initial issuance thereof. Such interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Scheduled principal payments on the Series A-1, Series B and Series C-1 Equipment Notes will be made on May 1 and November 1 in certain years. The entire principal amount of the Series A-2 Equipment Notes is scheduled to be paid on November 1, 2008. The entire principal amount of the Series C-2 Equipment Notes is scheduled to be paid on November 1, 2005. See "Description of the Certificates -- Pool Factors" for a discussion of the scheduled payments of principal of the Equipment Notes and possible revisions thereto.

     If any date scheduled for a payment of principal, premium (if any) or interest with respect to the Equipment Notes is not a Business Day, such payment will be made on the next succeeding Business Day without any additional interest.

REDEMPTION

     If an Event of Loss occurs with respect to an Aircraft and such Aircraft is not replaced by Continental under the related Lease (in the case of a Leased Aircraft) or under the related Owned Aircraft Indenture (in the case of an Owned Aircraft), the Equipment Notes issued with respect to such Aircraft will be redeemed, in whole, in each case at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon to, but not including, the date of redemption, but without premium, on a Special Distribution Date. (Leased Aircraft Indentures, Section 2.10(a); Owned Aircraft Indentures, Section 2.10)

     If Continental exercises its right to terminate a Lease under Section 9 of such Lease, the Equipment Notes relating to the applicable Leased Aircraft will be redeemed, in whole, on a Special Distribution Date at a price equal to the aggregate unpaid principal amount thereof, together with accrued and unpaid interest thereon to, but not including, the date of redemption, plus a Make-Whole Premium. (Leased Aircraft Indentures, Section 2.10(b)) See "-- The Leases and Certain Provisions of the Owned Aircraft Indentures -- Lease Termination".

     All of the Equipment Notes issued with respect to a Leased Aircraft may be redeemed prior to maturity as part of a refunding or refinancing thereof under
Section 11 of the applicable Participation Agreement, and all of the Equipment Notes issued with respect to the Owned Aircraft may be redeemed prior to maturity at any time at the option of Continental, in each case at a price equal to the aggregate unpaid principal thereof, together with accrued and unpaid interest thereon to, but not including, the date of redemption, plus a Make-Whole Premium. (Indentures, Section 2.11) If notice of such a redemption shall have been given in connection with a refinancing of Equipment Notes with respect to a Leased Aircraft, such notice may be revoked not later than three days prior to the proposed redemption date. (Leased Aircraft Indentures, Section 2.12).

     If, with respect to a Leased Aircraft, (x) one or more Lease Events of Default shall have occurred and been continuing, (y) in the event of a bankruptcy proceeding involving Continental, (i) during the Section 1110 Period, the trustee in such proceeding or Continental does not assume or agree to perform its obligations under the related Lease or (ii) at any time after assuming or agreeing to perform such obligations, such trustee or Continental ceases to perform such obligations such that the stay period applicable under the U.S. Bankruptcy Code comes to an end or (z) the Equipment Notes with respect to such Aircraft have been accelerated or the Leased Aircraft Trustee with respect to such Equipment Notes takes action or notifies the applicable Owner Trustee that it intends to take action to foreclose the lien of the related Leased Aircraft Indenture or otherwise commence the exercise of any significant remedy under such Indenture or the related Lease, then in each case all, but not less than all, of the Equipment Notes issued with respect to such Leased Aircraft may be purchased by the related Owner Trustee or Owner Participant on the applicable purchase date at a price equal to the aggregate unpaid principal thereof, together with accrued and unpaid interest thereon to, but not including, the date of purchase, but without any premium (provided that a Make-Whole Premium shall be payable if such Equipment Notes are to be purchased pursuant to clause (x) when a Lease Event of Default shall have occurred and been continuing for less than 120 days). (Leased Aircraft Indentures, Section 2.13) Continental as owner of the Owned Aircraft has no comparable right under the Owned Aircraft Indentures to purchase the Equipment Notes under such circumstances.

     "Make-Whole Premium" means, with respect to any Equipment Note, an amount (as determined by an independent investment bank of national standing) equal to the excess, if any, of (a) the present value of the remaining scheduled payments of principal and interest to maturity of such Equipment Note computed by discounting such payments on a semiannual basis on each payment date under the applicable Indenture (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield over (b) the outstanding principal amount of such Equipment Note plus accrued interest to the date of determination.

     For purposes of determining the Make-Whole Premium, "Treasury Yield" means, at the date of determination with respect to any Equipment Note, the interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Average Life

Date of such Equipment Note and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported in the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium shall be the third Business Day prior to the applicable payment or redemption date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable payment or redemption date.

     "Average Life Date" for any Equipment Note shall be the date which follows the time of determination by a period equal to the Remaining Weighted Average Life of such Equipment Note. "Remaining Weighted Average Life" on a given date with respect to any Equipment Note shall be the number of days equal to the quotient obtained by dividing (a) the sum of each of the products obtained by multiplying (i) the amount of each then remaining scheduled payment of principal of such Equipment Note by (ii) the number of days from and including such determination date to but excluding the date on which such payment of principal is scheduled to be made, by (b) the then outstanding principal amount of such Equipment Note.

SECURITY

     LEASED AIRCRAFT

     The Equipment Notes issued with respect to each Leased Aircraft will be secured by:

     - An assignment by the related Owner Trustee to the related Leased Aircraft Trustee of such Owner Trustee's rights, except for certain limited rights, under the Lease with respect to the related Aircraft, including the right to receive payments of rent thereunder.

     - A mortgage to such Leased Aircraft Trustee of such Aircraft, subject to the rights of Continental under such Lease.

     - An assignment to such Leased Aircraft Trustee of certain of such Owner Trustee's rights under the purchase agreement between Continental and the Aircraft manufacturer.

     Unless and until an Indenture Default with respect to a Leased Aircraft has occurred and is continuing, the Leased Aircraft Trustee may not exercise the rights of the Owner Trustee under the related Lease, except the Owner Trustee's right to receive payments of rent due thereunder. The assignment by the Owner Trustee to the Leased Aircraft Trustee of its rights under the related Lease will exclude certain rights of such Owner Trustee and the related Owner Participant, including the rights of the Owner Trustee and the Owner Participant with respect to indemnification by Continental for certain matters, insurance proceeds payable to such Owner Trustee in its individual capacity or to such Owner Participant under public liability insurance maintained by Continental under such Lease or by such Owner Trustee or such Owner Participant, insurance proceeds payable to such Owner Trustee in its individual capacity or to such Owner Participant under certain casualty insurance maintained by such Owner Trustee or such Owner Participant under such Lease and certain reimbursement payments made by Continental to such Owner Trustee. (Leased Aircraft Indenture, Granting Clause) The Equipment Notes issued in respect of any one Aircraft will not be secured by any of the other Aircraft or Leases (except in certain cases, if any, where the related Owner Participant and Continental shall agree to cross-collateralization). Accordingly, any excess proceeds from the exercise of remedies with respect to the Equipment Notes relating to an Aircraft will not be available to cover any shortfall with respect to any other Aircraft.

     OWNED AIRCRAFT

     The Equipment Notes issued with respect to each Owned Aircraft will be secured by:

     - A mortgage to the Owned Aircraft Trustee of such Aircraft.

     - An assignment to the Owned Aircraft Trustee of certain of Continental's rights under its purchase agreement with the Aircraft manufacturer.

     CASH

     Cash, if any, held from time to time by the Loan Trustee with respect to any Aircraft, including funds held as the result of an Event of Loss to such Aircraft or, in the case of a Leased Aircraft, termination of the Lease, if any, relating thereto, will be invested and reinvested by such Loan Trustee, at the direction of the related Owner Trustee in the case of the Leased Aircraft or Continental in the case of the Owned Aircraft, in investments described in the related Indenture. (Leased Aircraft Indentures, Section 5.09; Owned Aircraft Indentures, Section 6.06)

LOAN TO VALUE RATIOS OF EQUIPMENT NOTES

     The following tables set forth illustrative loan to Aircraft value ratios for the Equipment Notes issued in respect of Leased Aircraft and Owned Aircraft as of the May 1 Regular Distribution Dates that occur after the scheduled date of original issuance of such Equipment Notes, assuming that the Equipment Notes in the maximum principal amount are issued in respect of each such Aircraft. These examples were utilized by Continental in preparing the Assumed Amortization Schedule, although the amortization schedule for the Series A-1, Series B and Series C-1 Equipment Notes issued with respect to an Aircraft may vary from such assumed schedule so long as it complies with the Mandatory Economic Terms. Accordingly, the schedules set forth below may not be applicable in the case of any particular Aircraft. For example, in the event the final maturity date of the Series A-1, Series B or Series C-1 Equipment Notes for a Boeing 737-724 aircraft were significantly less than that shown below, the average life of the related Certificates may be correspondingly reduced, subject to compliance with the Mandatory Economic Terms. See "Description of the Certificates -- Pool Factors". The LTV was obtained by dividing (i) the outstanding balance (assuming no payment default) of such Equipment Notes determined immediately after giving effect to the payments scheduled to be made on each such Regular Distribution Date by (ii) the assumed value (the "Assumed Aircraft Value") of the Aircraft securing such Equipment Notes.

     The following tables are based on the assumption (the "Depreciation Assumption") that the value of each Aircraft set forth opposite the initial Regular Distribution Date included in each table depreciates by approximately 3% of the initial appraised value per year for the first 15 years after the year of delivery of such Aircraft and by approximately 4% of the initial appraised value per year thereafter. Other rates or methods of depreciation would result in materially different loan to Aircraft value ratios, and no assurance can be given (i) that the depreciation rates and method assumed for the purposes of the tables are the ones most likely to occur or (ii) as to the actual future value of any Aircraft. Thus the tables should not be considered a forecast or prediction of expected or likely loan to Aircraft value ratios, but simply a mathematical calculation based on one set of assumptions.

                                   LEASED AIRCRAFT
-------------------------------------------------------------------------------------
                                                           BOEING 737-724
                                               --------------------------------------
                                                EQUIPMENT
                                                  NOTE        ASSUMED
                                               OUTSTANDING    AIRCRAFT      LOAN TO
                    DATE                         BALANCE       VALUE      VALUE RATIO
                    ----                       -----------   ----------   -----------
                                               (MILLIONS)    (MILLIONS)
November 1, 1999.............................    $24.00        $38.55        62.3%
May 1, 2000..................................     23.23         37.39        62.1
May 1, 2001..................................     22.18         36.24        61.2
May 1, 2002..................................     21.05         35.08        60.0
May 1, 2003..................................     19.68         33.92        58.0
May 1, 2004..................................     18.10         32.77        55.2
May 1, 2005..................................     18.07         31.61        57.1
May 1, 2006..................................     15.22         30.45        50.0
May 1, 2007..................................     14.51         29.30        49.5
May 1, 2008..................................     14.51         28.14        51.6
May 1, 2009..................................     10.60         26.99        39.3
May 1, 2010..................................     10.60         25.83        41.0
May 1, 2011..................................      9.87         24.67        40.0
May 1, 2012..................................      8.51         23.52        36.2
May 1, 2013..................................      6.95         22.36        31.1
May 1, 2014..................................      5.27         21.20        24.9
May 1, 2015..................................      3.48         19.66        17.7
May 1, 2016..................................      1.57         18.12         8.7
May 1, 2017..................................      0.00          0.00       N/A

                                                    LEASED AIRCRAFT
-----------------------------------------------------------------------------------------------------------------------
                                                    BOEING 757-224                           BOEING 777-224
                                        --------------------------------------   --------------------------------------
                                         EQUIPMENT                                EQUIPMENT
                                           NOTE        ASSUMED                      NOTE        ASSUMED
                                        OUTSTANDING    AIRCRAFT      LOAN TO     OUTSTANDING    AIRCRAFT      LOAN TO
                 DATE                     BALANCE       VALUE      VALUE RATIO     BALANCE       VALUE      VALUE RATIO
                 ----                   -----------   ----------   -----------   -----------   ----------   -----------
                                        (MILLIONS)    (MILLIONS)                 (MILLIONS)    (MILLIONS)
November 1, 1999......................    $34.62        $56.75        61.0%        $80.00       $132.35        60.4%
May 1, 2000...........................     32.61         55.05        59.2          77.62        128.38        60.5
May 1, 2001...........................     31.50         53.35        59.1          75.89        124.41        61.0
May 1, 2002...........................     30.32         51.64        58.7          73.72        120.44        61.2
May 1, 2003...........................     30.24         49.94        60.6          69.69        116.47        59.8
May 1, 2004...........................     28.97         48.24        60.0          66.08        112.50        58.7
May 1, 2005...........................     28.43         46.54        61.1          65.38        108.53        60.2
May 1, 2006...........................     24.21         44.83        54.0          56.04        104.56        53.6
May 1, 2007...........................     22.31         43.13        51.7          51.25        100.59        51.0
May 1, 2008...........................     22.31         41.43        53.9          51.25         96.62        53.0
May 1, 2009...........................     16.30         39.73        41.0          43.08         92.65        46.5
May 1, 2010...........................     16.30         38.02        42.9          39.48         88.67        44.5
May 1, 2011...........................     14.05         36.32        38.7          35.19         84.70        41.5
May 1, 2012...........................     11.20         34.62        32.3          32.06         80.73        39.7
May 1, 2013...........................      8.51         32.92        25.9          29.38         76.76        38.3
May 1, 2014...........................      5.99         31.21        19.2          24.53         72.79        33.7
May 1, 2015...........................      0.43         28.94         1.5          17.59         67.50        26.1
May 1, 2016...........................      0.00          0.00          NA          11.63         62.20        18.7
May 1, 2017...........................      0.00          0.00          NA           5.37         56.91         9.4
May 1, 2018...........................      0.00          0.00          NA           0.00          0.00          NA

                                                    OWNED AIRCRAFT
-----------------------------------------------------------------------------------------------------------------------
                                                    BOEING 737-724                           BOEING 737-824
                                        --------------------------------------   --------------------------------------
                                         EQUIPMENT                                EQUIPMENT
                                           NOTE        ASSUMED                      NOTE        ASSUMED
                                        OUTSTANDING    AIRCRAFT      LOAN TO     OUTSTANDING    AIRCRAFT      LOAN TO
                 DATE                     BALANCE       VALUE      VALUE RATIO     BALANCE       VALUE      VALUE RATIO
                 ----                   -----------   ----------   -----------   -----------   ----------   -----------
                                        (MILLIONS)    (MILLIONS)                 (MILLIONS)    (MILLIONS)
November 1, 1999......................    $25.67        $38.55        66.6%        $30.89        $46.95        65.8%
May 1, 2000...........................     24.90         37.39        66.6          29.97         45.54        65.8
May 1, 2001...........................     24.13         36.24        66.6          29.04         44.13        65.8
May 1, 2002...........................     23.36         35.08        66.6          28.11         42.72        65.8
May 1, 2003...........................     22.34         33.92        65.9          26.48         41.32        64.1
May 1, 2004...........................     19.68         32.77        60.0          23.96         39.91        60.0
May 1, 2005...........................     19.19         31.61        60.7          23.09         38.50        60.0
May 1, 2006...........................     14.39         30.45        47.2          17.33         37.09        46.7
May 1, 2007...........................     13.66         29.30        46.6          16.46         35.68        46.1
May 1, 2008...........................     12.94         28.14        46.0          15.58         34.27        45.5
May 1, 2009...........................      0.00          0.00          NA           0.00          0.00          NA

                                                    OWNED AIRCRAFT
-----------------------------------------------------------------------------------------------------------------------
                                                    BOEING 757-224                           BOEING 777-224
                                        --------------------------------------   --------------------------------------
                                         EQUIPMENT                                EQUIPMENT
                                           NOTE        ASSUMED                      NOTE        ASSUMED
                                        OUTSTANDING    AIRCRAFT      LOAN TO     OUTSTANDING    AIRCRAFT      LOAN TO
                 DATE                     BALANCE       VALUE      VALUE RATIO     BALANCE       VALUE      VALUE RATIO
                 ----                   -----------   ----------   -----------   -----------   ----------   -----------
                                        (MILLIONS)    (MILLIONS)                 (MILLIONS)    (MILLIONS)
November 1, 1999......................    $38.14        $56.93        67.0%        $87.53       $131.78        66.4%
May 1, 2000...........................     37.00         55.22        67.0          84.90        127.83        66.4
May 1, 2001...........................     35.85         53.51        67.0          82.27        123.87        66.4
May 1, 2002...........................     34.71         51.81        67.0          79.64        119.92        66.4
May 1, 2003...........................     33.10         50.10        66.1          76.60        115.97        66.1
May 1, 2004...........................     29.06         48.39        60.0          67.16        112.01        60.0
May 1, 2005...........................     28.51         46.68        61.1          63.47        108.06        58.7
May 1, 2006...........................     21.37         44.97        47.5          47.59        104.11        45.7
May 1, 2007...........................     20.30         43.27        46.9          45.64        100.15        45.6
May 1, 2008...........................     19.24         41.56        46.3          43.70         96.20        45.4
May 1, 2009...........................      0.00          0.00          NA           0.00          0.00          NA

LIMITATION OF LIABILITY

     The Equipment Notes issued with respect to the Leased Aircraft are not direct obligations of, or guaranteed by, Continental, any Owner Participant or the Leased Aircraft Trustees or the Owner Trustees in their individual capacities. None of the Owner Trustees, the Owner Participants or the Leased Aircraft Trustees, or any affiliates thereof, will be personally liable to any holder of an Equipment Note or, in the case of the Owner Trustees and the Owner Participants, to the Leased Aircraft Trustees for any amounts payable under the Equipment Notes or, except as provided in each Leased Aircraft Indenture, for any liability under such Leased Aircraft Indenture. All payments of principal of, premium, if any, and interest on the Equipment Notes issued with respect to any Leased Aircraft (other than payments made in connection with an optional redemption or purchase of Equipment Notes issued with respect to a Leased Aircraft by the related Owner Trustee or the related Owner Participant) will be made only from the assets subject to the lien of the Indenture with respect to such Leased Aircraft or the income and proceeds received by the related Leased Aircraft Trustee therefrom (including rent payable by Continental under the Lease with respect to such Leased Aircraft).

     The Equipment Notes issued with respect to the Owned Aircraft will be direct obligations of Continental.

     Except as otherwise provided in the Indentures, each Owner Trustee and each Loan Trustee, in its individual capacity, will not be answerable or accountable under the Indentures or under the Equipment Notes under any circumstances except, among other things, for its own willful misconduct or gross negligence. None of the Owner Participants will have any duty or responsibility under any of the Leased Aircraft Indentures or the Equipment Notes to the Leased Aircraft Trustees or to any holder of any Equipment Note.

INDENTURE DEFAULTS, NOTICE AND WAIVER

     Indenture Defaults under each Indenture will include:

     - In the case of a Leased Aircraft Indenture, the occurrence of any Lease Event of Default under the related Lease (other than the failure to make certain indemnity payments and other payments to the related Owner Trustee or Owner Participant unless a notice is given by such Owner Trustee that such failure shall constitute an Indenture Default).

     - The failure by the related Owner Trustee (other than as a result of a Lease Default or Lease Event of Default), in the case of a Leased Aircraft Indenture, or Continental, in the case of an Owned Aircraft Indenture, to pay any interest or principal or premium, if any, when due, under such Indenture or under any Equipment Note issued thereunder that continues for more than ten Business Days, in the case of principal, interest or Make-Whole Premium, and, in all other cases, ten Business Days after the relevant Owner Trustee or Owner Participant, in the case of a Leased Aircraft Indenture, or Continental, in the case of an Owned Aircraft Indenture, receives written demand from the related Loan Trustee or holder of an Equipment Note.

     - The failure by the related Owner Participant or the related Owner Trustee (in its individual capacity), in the case of a Leased Aircraft Indenture, to discharge certain liens that continue after notice and specified cure periods.

     - Any representation or warranty made by the related Owner Trustee or Owner Participant, in the case of a Leased Aircraft Indenture, or Continental, in the case of an Owned Aircraft Indenture, in such Indenture, the related Participation Agreement or certain related documents furnished to the Loan Trustee or any holder of an Equipment Note pursuant thereto being false or incorrect in any material respect when made that continues to be material and adverse to the interests of the Loan Trustee or Note Holders and remains unremedied after notice and specified cure periods.

     - Failure by Continental or the related Owner Trustee or Owner Participant to perform or observe any covenant or obligation for the benefit of the Loan Trustee or holders of Equipment Notes under such Indenture or certain related documents that continues after notice and specified cure periods.

     - The registration of the related Aircraft ceasing to be effective as a result of the Owner Participant (in the case of a Leased Aircraft) or Continental (in the case of an Owned Aircraft) not being a citizen of the United States, as defined in the Transportation Code (subject to a cure period).

     - With respect to the Owned Aircraft, the lapse or cancellation of insurance required under the Owned Aircraft Indenture.

     - The occurrence of certain events of bankruptcy, reorganization or insolvency of the related Owner Trustee or Owner Participant (in the case of a Leased Aircraft) or Continental (in the case of the Owned Aircraft). (Leased Aircraft Indentures, Section 4.02; Owned Aircraft Indenture,
       Section 5.01)

     There will not be cross-default provisions in the Indentures or in the Leases (unless otherwise agreed between an Owner Participant and Continental). Consequently, events resulting in an Indenture Default under any particular Indenture may or may not result in an Indenture Default occurring under any other Indenture, and a Lease Event of Default under any particular Lease may or may not constitute a Lease Event of Default under any other Lease.

     If Continental fails to make any semiannual basic rental payment due under any Lease, within a specified period after such failure the applicable Owner Trustee may furnish to the Leased Aircraft Trustee the amount due on the Equipment Notes issued with respect to the related Leased Aircraft, together with any interest thereon on account of the delayed payment thereof, in which event the Leased Aircraft Trustee and the holders of outstanding Equipment Notes issued under such Indenture may not exercise any remedies otherwise available under such Indenture or such Lease as the result of such failure to make such rental payment, unless such Owner Trustee has previously cured three or more immediately preceding semiannual basic rental payment defaults or, in total, six or more previous semiannual basic rental payment defaults (or, in the case of certain Owner Participants, six or more immediately preceding semiannual basic rental payment defaults or, in total, eight or more previous semiannual basic rental payment defaults). The applicable Owner Trustee also may cure any other default by Continental in the performance of its obligations under any Lease that can be cured with the payment of money. (Leased Aircraft Indentures, Section 4.03)

     The holders of a majority in principal amount of the outstanding Equipment Notes issued with respect to any Aircraft, by notice to the Loan Trustee, may on behalf of all the holders waive any existing default and its consequences under the Indenture with respect to such Aircraft, except a default in the payment of the principal of, or premium or interest on any such Equipment Notes or a default in respect of any covenant or provision of such Indenture that cannot be modified or amended without the consent of each holder of Equipment Notes. (Leased Aircraft Indentures, Section 4.08; Owned Aircraft Indenture, Section 5.06)

REMEDIES

     If an Indenture Default occurs and is continuing under an Indenture, the related Loan Trustee or the holders of a majority in principal amount of the Equipment Notes outstanding under such Indenture may, subject to the applicable Owner Participant's or Owner Trustee's right to cure, as discussed above, declare the principal of all such Equipment Notes issued thereunder immediately due and payable, together with all accrued but unpaid interest thereon, provided that in the event of a reorganization proceeding involving Continental instituted under Chapter 11 of the U.S. Bankruptcy Code, if no other Lease Event of Default and no other Indenture Default (other than the failure to pay the outstanding amount of the Equipment Notes which by such declaration shall have become payable) exists at any time after the consummation of such proceeding, such declaration will be automatically rescinded without any further action on the part of any holder of Equipment Notes. The holders of a majority in principal amount of Equipment Notes outstanding under an Indenture may rescind any declaration of acceleration of such Equipment Notes at any time before the judgment or decree for the payment of the money so due shall be entered if (i) there has been paid to the related Loan Trustee an amount sufficient to pay all principal, interest, and premium, if any, on any such Equipment Notes, to the extent such amounts have become due otherwise than by such declaration of acceleration and (ii) all other Indenture Defaults and incipient Indenture Defaults with respect to any covenant or provision of such Indenture have been cured. (Leased Aircraft Indentures, Section 4.04(b); Owned Aircraft Indenture,
Section 5.02(b))

     Each Indenture provides that if an Indenture Default under such Indenture has occurred and is continuing, the related Loan Trustee may exercise certain rights or remedies available to it under such Indenture or under applicable law, including (if, in the case of a Leased Aircraft, the corresponding Lease has been declared in default) one or more of the remedies under such Indenture or, in the case of a Leased Aircraft, such Lease with respect to the Aircraft subject to such Lease. If an Indenture Default arises solely by reason of one or more events or circumstances which constitute a Lease Event of Default, the related Leased Aircraft Trustee's right to exercise remedies under a Leased Aircraft Indenture is subject, with certain exceptions, to its having proceeded to exercise one or more of the dispossessory remedies under the Lease with respect to such Leased Aircraft; provided that the requirement to exercise one or more of such remedies under such Lease shall not apply in circumstances where such exercise has been involuntarily stayed or prohibited by applicable law or court order for a continuous period in excess of 60 days or such period as may be specified in Section 1110(a)(1)(A) of the U.S. Bankruptcy Code, plus an additional period, if any, resulting from (i) the trustee or debtor-in-possession in such proceeding agreeing to perform its obligations under such Lease with the approval of the applicable court and its continuous performance of such Lease under Section 1110(a)(1)(A-B) of the U.S. Bankruptcy Code or such Leased Aircraft Trustee's consent to an extension of such period,
(ii) such Leased Aircraft Trustee's failure to give any requisite notice, or
(iii) Continental's assumption of such Lease with the approval of the relevant court and its continuous performance of the Lease as so assumed. See "-- The Leases and Certain Provisions of the Owned Aircraft Indentures -- Events of Default under the Leases". Such remedies may be exercised by the related Leased

Aircraft Trustee to the exclusion of the related Owner Trustee, subject to certain conditions specified in such Indenture and, subject to the terms of such Lease. Any Aircraft sold in the exercise of such remedies will be free and clear of any rights of those parties, including the rights of Continental under the Lease with respect to such Aircraft; provided that no exercise of any remedies by the related Leased Aircraft Trustee may affect the rights of Continental under any Lease unless a Lease Event of Default has occurred and is continuing. (Leased Aircraft Indentures, Section 4.04; Leases, Section 15) The Owned Aircraft Indentures will not contain such limitations on the Owned Aircraft Trustee's ability to exercise remedies upon an Indenture Default under an Owned Aircraft Indenture.

     If a bankruptcy proceeding involving Continental under the U.S. Bankruptcy Code occurs, all of the rights of the Owner Trustee as lessor under a particular Lease will be exercised by the Owner Trustee in accordance with the terms thereof unless (i) during the Section 1110 Period the trustee in such proceeding or Continental does not assume or agree to perform its obligations under such Lease, (ii) at any time after assuming or agreeing to perform such obligations, such trustee or Continental ceases to perform such obligations or (iii) the related Loan Trustee takes action, or notifies the Owner Trustee that such Loan Trustee intends to take action, to foreclose the lien of the related Leased Aircraft Indenture or otherwise commence the exercise of any significant remedy in accordance with the Leased Aircraft Indenture. The Owner Trustee's exercise of such rights shall be subject to certain limitations and, in no event, reduce the amount or change the time of any payment in respect of the Equipment Notes or adversely affect the validity or enforceability of the lien under the related Leased Aircraft Indenture.

     If the Equipment Notes issued in respect of one Aircraft are in default, the Equipment Notes issued in respect of the other Aircraft may not be in default, and, if not, no remedies will be exercisable under the applicable Indentures with respect to such other Aircraft.

     Section 1110 of the U.S. Bankruptcy Code ("Section 1110") provides in relevant part that the right of lessors, conditional vendors and holders of security interests with respect to "equipment" (as defined in Section 1110) to take possession of such equipment in compliance with the provisions of a lease, conditional sale contract or security agreement, as the case may be, is not affected by:

     - The automatic stay provision of the U.S. Bankruptcy Code, which provision enjoins repossessions by creditors for the duration of the reorganization period.

     - The provision of the U.S. Bankruptcy Code allowing the trustee in reorganization to use property of the debtor during the reorganization period.

     - Section 1129 of the U.S. Bankruptcy Code (which governs the confirmation of plans of reorganization in Chapter 11 cases).

     - Any power of the bankruptcy court to enjoin a repossession.

     Section 1110 provides in relevant part, however, that the right of a lessor, conditional vendor or holder of a security interest to take possession of an aircraft in the event of an event of default may not be exercised for 60 days following the date of commencement of the reorganization proceedings (unless specifically permitted by the bankruptcy court) and may not be exercised at all if, within such 60-day period (or such longer period consented to by the lessor, conditional vendor or holder of a security interest), the trustee in reorganization agrees to perform the debtor's obligations that become due on or after such date and cures all existing defaults (other than defaults resulting solely from the financial condition, bankruptcy, insolvency or reorganization of the debtor). "Equipment" is defined in Section 1110, in part, as an aircraft, aircraft engine, propeller, appliance, or spare part (as defined in Section 40102 of Title 49 of the U.S. Code) that is subject to a security interest granted by, leased to, or conditionally sold to a debtor that is a citizen of the United States (as defined in Section 40102 of Title 49 of the U.S. Code) holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo.

     It is a condition to the Trustee's obligation to purchase Equipment Notes with respect to each Aircraft that outside counsel to Continental, which is expected to be Hughes Hubbard & Reed LLP, provide its

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opinion to the Trustees that (x) if such Aircraft is a Leased Aircraft, the
Owner Trustee, as lessor under the Lease for such Aircraft, and the Leased Aircraft Trustee, as assignee of such Owner Trustee's rights under such Lease pursuant to the related Leased Aircraft Indenture, will be entitled to the benefits of Section 1110 with respect to the airframe and engines comprising such Aircraft or (y) if such Aircraft is an Owned Aircraft, the Owned Aircraft Trustee will be entitled to the benefits of Section 1110 with respect to the airframe and engines comprising such Owned Aircraft, in each case so long as Continental continues to be a "citizen of the United States" as defined in
Section 40102 of Title 49 of the U.S. Code holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo. For a description of certain limitations on the Loan Trustee's exercise of rights contained in the Indenture, see "-- Indenture Defaults, Notice and Waiver".

     The opinion of Hughes Hubbard & Reed LLP will not address the possible replacement of an Aircraft after an Event of Loss in the future, the consummation of which is conditioned upon the contemporaneous delivery of an opinion of counsel to the effect that the related Loan Trustee will be entitled to Section 1110 benefits with respect to such replacement unless there is a change in law or court interpretation that results in Section 1110 not being available. See "-- The Leases and Certain Provisions of the Owned Aircraft Indentures -- Events of Loss". The opinion of Hughes Hubbard & Reed LLP will also not address the availability of Section 1110 with respect to any possible sublessee of a Leased Aircraft subleased by Continental or to any possible lessee of an Owned Aircraft if it is leased by Continental.

     The U.S. District Court for the District of Colorado recently issued opinions arising from the bankruptcy proceedings of Western Pacific Airlines, Inc. relating to Section 1110. The decisions held that, once an airline debtor reaffirms its obligations and cures its defaults under an aircraft lease within the prescribed period in accordance with Section 1110, the lessor under such lease is not entitled to repossess the aircraft under Section 1110 if the airline subsequently defaults under such lease. The opinion of Hughes Hubbard & Reed LLP will state that, in such firm's opinion, the District Court cases were incorrectly decided, since they are contrary to the plain language of Section 1110 that requires the cure of any default (other than certain defaults relating to the bankruptcy proceedings) and are not limited to defaults occurring at the commencement of the bankruptcy proceeding. Moreover, such opinion of Hughes Hubbard & Reed LLP will state that, in such firm's opinion, such District Court cases are contrary to the clear intent of Congress in enacting Section 1110, since they would substantially eliminate the benefit of Section 1110 by giving no effect to rights of repossession under Section 1110 after the initial reaffirmance and cure. Certain parties in the Western Pacific case have appealed the decisions.

     If an Indenture Default under any Indenture occurs and is continuing, any sums held or received by the related Loan Trustee may be applied to reimburse such Loan Trustee for any tax, expense or other loss incurred by it and to pay any other amounts due to such Loan Trustee prior to any payments to holders of the Equipment Notes issued under such Indenture. (Indentures, Section 3.03)

     In the event of bankruptcy, insolvency, receivership or like proceedings involving an Owner Participant, it is possible that, notwithstanding that the applicable Leased Aircraft is owned by the related Owner Trustee in trust, such Leased Aircraft and the related Lease and Equipment Notes might become part of such proceeding. In such event, payments under such Lease or on such Equipment Notes might be interrupted and the ability of the related Leased Aircraft Trustee to exercise its remedies under the related Leased Aircraft Indenture might be restricted, although such Leased Aircraft Trustee would retain its status as a secured creditor in respect of the related Lease and the related Leased Aircraft.

MODIFICATION OF INDENTURES AND LEASES

     Without the consent of holders of a majority in principal amount of the Equipment Notes outstanding under any Indenture, the provisions of such Indenture and any related Lease, Participation Agreement or Trust Agreement may not be amended or modified, except to the extent indicated below.

     Subject to certain limitations, certain provisions of any Leased Aircraft Indenture, and of the Lease, the Participation Agreement, and the Trust Agreement related thereto, may be amended or modified by the parties thereto without the consent of any holders of the Equipment Notes outstanding under such Indenture. In the case of each Lease, such provisions include, among others, provisions relating to (i) the return to the related Owner Trustee of the related Leased Aircraft at the end of the term of such Lease (except to the extent that such amendment would affect the rights or exercise of remedies under the Lease) and (ii) the renewal of such Lease and the option of Continental at the end of the term of such Lease to purchase the related Leased Aircraft so long as the same would not adversely affect the Note Holders. (Leased Aircraft Indentures, Section 9.01(a)) In addition, any Indenture may be amended without the consent of the holders of Equipment Notes to, among other things, cure any defect or inconsistency in such Indenture or the Equipment Notes issued thereunder, provided that such change does not adversely affect the interests of any such holder. (Leased Aircraft Indentures, Section 9.01(c); Owned Aircraft Indenture, Section 10.01)

     Without the consent of the liquidity providers and the holder of each Equipment Note outstanding under any Indenture affected thereby, no amendment or modification of such Indenture may among other things (a) reduce the principal amount of, or premium, if any, or interest payable on, any Equipment Notes issued under such Indenture or change the date on which any principal, premium, if any, or interest is due and payable, (b) permit the creation of any security interest with respect to the property subject to the lien of such Indenture, except as provided in such Indenture, or deprive any holder of an Equipment Note issued under such Indenture of the benefit of the lien of such Indenture upon the property subject thereto or (c) modify the percentage of holders of Equipment Notes issued under such Indenture required to take or approve any action under such Indenture. (Leased Aircraft Indentures, Section 9.01(b); Owned Aircraft Indenture, Section 10.01(a))

OWNER PARTICIPANT'S RIGHT TO RESTRUCTURE

     Certain Owner Participants will have the right, subject to certain conditions, to restructure the applicable leveraged lease transaction using a "cross-border lease", a tax lease or head-lease/sublease structure and any other type of transaction. In no event, however, shall any such restructuring (i) change the terms and conditions of the rights and obligations of any holder of Equipment Notes under the relevant Aircraft Operative Agreements or any holder of Certificates or (ii) expose any such holder to any additional risks. As a precondition to any such restructuring, the Owner Participant will be obligated to deliver to the Leased Aircraft Trustee an appropriate officer's certificate as to the satisfaction of the foregoing conditions and to obtain a written confirmation from the Rating Agencies prior to the implementation of such restructuring to the effect that such restructuring will not adversely affect the ratings of the Certificates.

INDEMNIFICATION

     Continental will be required to indemnify each Loan Trustee, each Owner Participant, each Owner Trustee, each liquidity provider, the Subordination Agent, the Escrow Agent and each Trustee, but not the holders of Certificates, for certain losses, claims and other matters. Continental will be required under certain circumstances to indemnify each Owner Participant against the loss of depreciation deductions and certain other benefits allowable for certain income tax purposes with respect to the related Leased Aircraft.

THE LEASES AND CERTAIN PROVISIONS OF THE OWNED AIRCRAFT INDENTURES

     Each Leased Aircraft will be leased to Continental by the relevant Owner Trustee under the relevant lease agreement (each, a "Lease"). Each Owned Aircraft will be owned by Continental.

     LEASE TERM RENTALS AND PAYMENTS

     Each Leased Aircraft will be leased separately by the relevant Owner Trustee to Continental for a term commencing on the date on which the Aircraft is acquired by the Owner Trustee and expiring on a date not earlier than the latest maturity date of the relevant Equipment Notes, unless terminated prior to the originally scheduled expiration date as permitted by the applicable Lease. The semiannual basic rent payment under each Lease is payable by Continental on each related Lease Payment Date (or, if such day is not a Business Day, on the next Business Day), and will be assigned by the Owner Trustee under the corresponding Leased

Aircraft Indenture to provide the funds necessary to make scheduled payments of principal and interest due from the Owner Trustee on the Equipment Notes issued under such Indenture. In certain cases, the semiannual basic rent payments under the Leases may be adjusted, but each Lease provides that under no circumstances will rent payments by Continental be less than the scheduled payments on the related Equipment Notes. Any balance of each such semiannual basic rent payment under each Lease, after payment of amounts due on the Equipment Notes issued under the Indenture corresponding to such Lease, will be paid over to the Owner Trustee. (Leases, Section 3; Leased Aircraft Indentures, Section 3.01)

     "Lease Payment Date" means, with respect to each Lease, May 1 or November 1 during the term of such Lease.

     Semiannual payments of interest on the Equipment Notes issued by Continental under an Owned Aircraft Indenture are payable May 1 and November 1 of each year, commencing on the first such date after issuance thereof. Payments of principal of the Equipment Notes issued by Continental under an Owned Aircraft Indenture will be payable on May 1 and November 1 in certain years or in full on final maturity.

     NET LEASE; MAINTENANCE

     Under the terms of each Lease, Continental's obligations in respect of each Leased Aircraft will be those of a lessee under a "net lease". Accordingly, Continental is obligated under each Lease, among other things and at its expense, to keep each Aircraft duly registered and insured, to pay all costs of operating the Aircraft and to maintain, service, repair and overhaul the Aircraft so as to keep it in as good an operating condition as when delivered to Continental, ordinary wear and tear excepted, and in such condition as required to maintain the airworthiness certificate for the Aircraft in good standing at all times. (Leases, Sections 7.1, 8.1 and 11.1 and Annexes C and D) The Owned Aircraft Indenture imposes comparable maintenance, service and repair obligations on Continental with respect to the Owned Aircraft. (Owned Aircraft Indenture, Section 4.02)

     POSSESSION, SUBLEASE AND TRANSFER

     Each Aircraft may be operated by Continental or, subject to certain restrictions, by certain other persons. Normal interchange and pooling agreements customary in the commercial airline industry with respect to any Airframe or Engine are permitted. Subleases, in the case of Leased Aircraft, and leases, in the case of Owned Aircraft, are also permitted to U.S. air carriers and foreign air carriers that have their principal executive office in certain specified countries, subject to a reasonably satisfactory legal opinion that, among other things, such country would recognize (in the case of the Leased Aircraft) Owner Trustee's title to, and the Loan Trustee's security interest in respect of, the applicable Aircraft. In addition, a sublessee or lessee may not be subject to insolvency or similar proceedings at the commencement of such sublease or lease. (Leases, Section 7, Owned Aircraft Indenture, Section 4.02) Permitted foreign air carriers are not limited to those based in a country that is a party to the Convention on the International Recognition of Rights in Aircraft (Geneva 1948) (the "Convention"). It is uncertain to what extent the relevant Loan Trustee's security interest would be recognized if an Aircraft is registered or located in a jurisdiction not a party to the Convention. Moreover, in the case of an Indenture Default, the ability of the related Loan Trustee to realize upon its security interest in an Aircraft could be adversely affected as a legal or practical matter if such Aircraft were registered or located outside the United States.

     REGISTRATION

     Continental is required to keep each Aircraft duly registered under the Transportation Code with the FAA, except (in the case of a Leased Aircraft) if the relevant Owner Trustee or the relevant Owner Participant fails to meet the applicable citizenship requirements, and to record each Lease (in the case of a Leased Aircraft) and Indenture and certain other documents under the Transportation Code. (Leases, Section 7; Owned Aircraft Indenture, Section 4.02(e)) Such recordation of the Indenture and certain other documents with respect to each Aircraft will give the relevant Loan Trustee a first-priority, perfected security interest in such Aircraft whenever it is located in the United States or any of its territories and possessions.

The Convention provides that such security interest will also be recognized, with certain limited exceptions, in those jurisdictions that have ratified or adhere to the Convention.

     So long as no Lease Event of Default exists, Continental has the right to register the Leased Aircraft subject to such Lease in a country other than the United States at its own expense in connection with a permitted sublease of the Aircraft to a permitted foreign air carrier, subject to certain conditions set forth in the related Participation Agreement. These conditions include a requirement that an opinion of counsel be provided that the lien of the applicable Indenture will continue as a first priority security interest in the applicable Aircraft. (Leases, Section 7.1.2; Participation Agreements, Section 7.6.11) The Owned Aircraft Indentures contain comparable provisions with respect to registration of the Owned Aircraft in connection with a permitted lease of the Owned Aircraft. (Owned Aircraft Indenture, Section 4.02(e))

     LIENS

     Continental is required to maintain each Aircraft free of any liens, other than the rights of the relevant Loan Trustee, the holders of the related Equipment Notes, Continental and, with respect to a Leased Aircraft, the Owner Participant and Owner Trustee arising under the applicable Indenture, the Lease (in the case of a Leased Aircraft) or the other operative documents related thereto, and other than certain limited liens permitted under such documents, including but not limited to (i) liens for taxes either not yet due or being contested in good faith by appropriate proceedings; (ii) materialmen's, mechanics' and other similar liens arising in the ordinary course of business and securing obligations that either are not yet delinquent for more than 60 days or are being contested in good faith by appropriate proceedings; (iii) judgment liens so long as such judgment is discharged or vacated within 60 days or the execution of such judgment is stayed pending appeal or discharged, vacated or reversed within 60 days after expiration of such stay; and (iv) any other lien as to which Continental has provided a bond or other security adequate in the reasonable opinion of the Owner Trustee; provided that in the case of each of the liens described in the foregoing clauses (i), (ii) and
(iii), such liens and proceedings do not involve any material risk of the sale, forfeiture or loss of such Aircraft or the interest of any Participant therein or impair the lien of the relevant Indenture. (Leases, Section 6; Owned Aircraft Indenture, Section 4.01)

     REPLACEMENT OF PARTS; ALTERATIONS

     Continental is obligated to replace all parts at its expense that may from time to time be incorporated or installed in or attached to any Aircraft and that may become lost, damaged beyond repair, worn out, stolen, seized, confiscated or rendered permanently unfit for use. Continental or any permitted sublessee has the right, at its own expense, to make such alterations, modifications and additions with respect to each Aircraft as it deems desirable in the proper conduct of its business and to remove parts which it deems to be obsolete or no longer suitable or appropriate for use, so long as such alteration, modification, addition or removal does not materially diminish the fair market value, utility, condition or useful life of the related Aircraft or Engine or invalidate the Aircraft's airworthiness certificate. (Leases, Section
8.1 and Annex C; Owned Aircraft Indenture, Section 4.04(d))

     INSURANCE

     Continental is required to maintain, at its expense (or at the expense of a permitted lessee, in the case of the Owned Aircraft, or a permitted sublessee, in the case of a Leased Aircraft), all-risk aircraft hull insurance covering each Aircraft, at all times in an amount not less than, in the case of Leased Aircraft, the stipulated loss value of such Aircraft (which will exceed the aggregate outstanding principal amount of the Equipment Notes relating to such Aircraft, together with accrued interest thereon) or, in the case of Owned Aircraft, the aggregate outstanding principal amount of the Equipment Notes relating to such Aircraft together with six months of interest accrued thereon (the "Debt Balance"). However, after giving effect to self-insurance permitted as described below, the amount payable under such insurance may be less than such amounts payable with respect to the Equipment Notes. In the event of a loss involving insurance proceeds in excess of $3,500,000 per occurrence ($5,000,000 per occurrence in the case of Boeing 757-224 aircraft and $7,500,000 per occurrence in the case of Boeing 777-224 aircraft), such proceeds up to the stipulated loss value or Debt

Balance, as the case may be, of the relevant Aircraft will be payable to the applicable Loan Trustee, for so long as the relevant Indenture shall be in effect. In the event of a loss involving insurance proceeds of up to $3,500,000 per occurrence ($5,000,000 per occurrence in the case of Boeing 757-224 aircraft and $7,500,000 per occurrence in the case of Boeing 777-224 aircraft) such proceeds will be payable directly to Continental so long as an Indenture Event of Default does not exist with respect to the Owned Aircraft Indenture or (in the case of a Leased Aircraft) the Owner Trustee or Leased Aircraft Trustee has not notified the insurance underwriters that a Lease Event of Default exists. So long as the loss does not constitute an Event of Loss, insurance proceeds will be applied to repair or replace the property. (Leases, Sections 11 and Annex D; Owned Aircraft Indenture, Section 4.06 and Annex B)

     In addition, Continental is obligated to maintain comprehensive airline liability insurance at its expense (or at the expense of a permitted lessee, in the case of an Owned Aircraft, or a permitted sublessee, in the case of a Leased Aircraft), including, without limitation, passenger liability, baggage liability, cargo and mail liability, hangarkeeper's liability and contractual liability insurance with respect to each Aircraft. Such liability insurance must be underwritten by insurers of nationally or internationally recognized responsibility. The amount of such liability insurance coverage per occurrence may not be less than the amount of comprehensive airline liability insurance from time to time applicable to aircraft owned or leased and operated by Continental of the same type and operating on similar routes as such Aircraft. (Leases, Section 11.1 and Annex D, Owned Aircraft Indenture, Section 4.06 and Annex B)

     Continental is also required to maintain war-risk, hijacking or allied perils insurance if it (or any permitted sublessee or lessee) operates any Aircraft, Airframe or Engine in any area of recognized hostilities or if Continental (or any permitted sublessee or lessee) maintains such insurance with respect to other aircraft operated on the same international routes or areas on or in which the Aircraft is operated. (Leases, Annex D, Owned Aircraft Indenture, Section 4.06 and Annex B)

     Continental may self-insure under a program applicable to all aircraft in its fleet, but the amount of such self-insurance in the aggregate may not exceed 50% of the largest replacement value of any single aircraft in Continental's fleet or 1 1/2% of the average aggregate insurable value (during the preceding policy year) of all aircraft on which Continental carries insurance, whichever is less, unless an insurance broker of national standing shall certify that the standard among all other major U.S. airlines is a higher level of self-insurance, in which case Continental may self-insure the Aircraft to such higher level. In addition, Continental may self-insure to the extent of any applicable deductible per Aircraft that does not exceed industry standards for major U.S. airlines. (Leases, Section 11.1 and Annex D, Owned Aircraft Indenture, Section 4.06 and Annex B)

     In respect of each Aircraft, Continental is required to name as additional insured parties the relevant Loan Trustee and holders of the Equipment Notes and (in the case of the Leased Aircraft) the relevant Owner Participant and Owner Trustee, in its individual capacity and as owner of such Aircraft, and the liquidity providers under all liability, hull and property and war risk, hijacking and allied perils insurance policies required with respect to such Aircraft. In addition, the insurance policies will be required to provide that, in respect of the interests of such additional insured persons, the insurance shall not be invalidated or impaired by any act or omission of Continental, any permitted sublessee or any other person. (Leases, Annex D, Owned Aircraft Indenture, Section 4.06 and Annex B)

     LEASE TERMINATION

     Unless a Lease Event of Default shall have occurred and be continuing, Continental may terminate any Lease on any Lease Payment Date occurring after the fifth anniversary occurred of the date on which such Lease commenced, if it makes a good faith determination that the Leased Aircraft subject to such Lease is economically obsolete or surplus to its requirements. Continental is required to give notice of its intention to exercise its right of termination described in this paragraph at least 90 days prior to the proposed date of termination, which notice may be withdrawn up to ten Business Days prior to such proposed date; provided that Continental may give only five such termination notices. In such a situation, unless the Owner Trustee elects to retain title to such Aircraft, Continental is required to use commercially reasonable efforts to sell such Aircraft as an agent for such Owner Trustee, and Owner Trustee will sell such Aircraft on the date of termination to the highest cash bidder. If such sale occurs, the Equipment Notes related thereto are required to be prepaid. If the net proceeds to be received from such sale are less than the termination value for such Aircraft (which is set forth in a schedule to each Lease), Continental is required to pay to the applicable Owner Trustee an amount equal to the excess, if any, of the applicable termination value for such Aircraft over such net proceeds. Upon payment of termination value for such Aircraft and an amount equal to the Make-Whole Premium, if any, payable on such date of payment, together with certain additional amounts, the lien of the relevant Indenture will be released, the relevant Lease will terminate, and the obligation of Continental thereafter to make scheduled rent payments under such Lease will cease. (Leases, Section 9; Leased Aircraft Indentures, Section 2.10(b))

     The Owner Trustee has the option to retain title to the Leased Aircraft if Continental has given a notice of termination under the Lease. In such event, such Owner Trustee will pay to the applicable Loan Trustee an amount sufficient to prepay the outstanding Equipment Notes issued with respect to such Aircraft (including the Make-Whole Premiums), in which case the lien of the relevant Indenture will be released, the relevant Lease will terminate and the obligation of Continental thereafter to make scheduled rent payments under such Lease will cease. (Leases, Section 9; Leased Aircraft Indentures, Sections 2.06 and 2.10(b))

     EVENTS OF LOSS

     If an Event of Loss occurs with respect to the Airframe or the Airframe and Engines of an Aircraft, Continental must elect within 45 days after such occurrence either to make payment with respect to such Event of Loss or to replace such Airframe and any such Engines. Not later than the first Business Day following the earlier of (i) the 120th day following the date of occurrence of such Event of Loss, and (ii) the fourth Business Day following the receipt of the insurance proceeds in respect of such Event of Loss, Continental must either
(i) pay to the applicable Owner Trustee (in the case of a Leased Aircraft) or to the Owned Aircraft Trustee (in the case of the Owned Aircraft) the stipulated loss value of such Aircraft (in the case of a Leased Aircraft) or the outstanding principal amount of the Equipment Notes (in the case of an Owned Aircraft), together with certain additional amounts, but, in any case, without any Make-Whole Premium or (ii) unless any Lease Event of Default or failure to pay basic rent under the relevant Lease (in the case of a Leased Aircraft), an Indenture Event of Default or failure to pay principal or interest under the Owned Aircraft Indenture (in the case of the Owned Aircraft) or certain bankruptcy defaults shall have occurred and is continuing, substitute an airframe (or airframe and one or more engines, as the case may be) for the Airframe, or Airframe and Engine(s), that suffered such Event of Loss. (Leases, Sections 10.1.1 and 10.1.2; Leased Aircraft Indentures, Section 2.10(a); Owned Aircraft Indenture, Sections 2.10 and 4.05(a))

     If Continental elects to replace an Airframe (or Airframe and one or more Engines, as the case may be) that suffered such Event of Loss, it shall, in the case of a Leased Aircraft, convey to the related Owner Trustee title to an airframe (or airframe and one or more engines, as the case may be) or, in the case of an Owned Aircraft, subject such an airframe (or airframe and one or more engines) to the lien of the Owned Aircraft Indenture, and such replacement airframe or airframe and engines must be the same model as the Airframe or Airframe and Engines to be replaced or an improved model, with a value, utility and remaining useful life (without regard to hours or cycles remaining until the next regular maintenance check) at least equal to the Airframe or Airframe and Engines to be replaced, assuming that such Airframe and such Engines had been maintained in accordance with the related Lease or Owned Aircraft Indenture, as the case may be. Continental is also required to provide to the relevant Loan Trustee and (in the case of a Leased Aircraft) the relevant Owner Trustee and Owner Participant reasonably acceptable opinions of counsel to the effect, among other things, that (i) certain specified documents have been duly filed under the Transportation Code and (ii) such Owner Trustee and Leased Aircraft Trustee (as assignee of lessor's rights and interests under the Lease), in the case of a Leased Aircraft, or the Owned Aircraft Trustee, in the case of an Owned Aircraft, will be entitled to receive the benefits of Section 1110 of the U.S. Bankruptcy Code with respect to any such replacement airframe (unless, as a result of a change in law or court interpretation, such benefits are not then available). (Leases, Sections 10.1.3 and 10.3; Owned Aircraft Indenture, Section 4.05(c))

     If Continental elects not to replace such Airframe, or Airframe and Engine(s), then upon payment of the outstanding principal amount of the Equipment Notes issued with respect to such Aircraft (in the case of an

Owned Aircraft) or the stipulated loss value for such Aircraft (in the case of a Leased Aircraft), together with all additional amounts then due and unpaid with respect to such Aircraft, which must be at least sufficient to pay in full as of the date of payment thereof the aggregate unpaid principal amount under such Equipment Notes together with accrued but unpaid interest thereon and all other amounts due and owing in respect of such Equipment Notes, the lien of the Indenture and (in the case of a Leased Aircraft) the Lease relating to such Aircraft shall terminate with respect to such Aircraft, the obligation of Continental thereafter to make the scheduled rent payments (in the case of a Leased Aircraft) or interest and principal payments (in the case of an Owned Aircraft) with respect thereto shall cease and (in the case of a Leased Aircraft) the related Owner Trustee shall transfer all of its right, title and interest in and to the related Aircraft to Continental. The stipulated loss value and other payments made under the Leases or the Owned Aircraft Indenture, as the case may be, by Continental shall be deposited with the applicable Loan Trustee. Amounts in excess of the amounts due and owing under the Equipment Notes issued with respect to such Aircraft will be distributed by such Loan Trustee to the applicable Owner Trustee or to Continental, as the case may be. (Leases, Section 10.1.2; Leased Aircraft Indentures, Sections 2.06 and 3.02; Owned Aircraft Indenture, Sections 2.10, 3.02 and 4.05(a)(ii))

     If an Event of Loss occurs with respect to an Engine alone, Continental will be required to replace such Engine within 60 days after the occurrence of such Event of Loss with another engine, free and clear of all liens (other than certain permitted liens). Such replacement engine shall be the same make and model as the Engine to be replaced, or an improved model, suitable for installation and use on the Airframe, and having a value, utility and remaining useful life (without regard to hours or cycles remaining until overhaul) at least equal to the Engine to be replaced, assuming that such Engine had been maintained in accordance with the relevant Lease or the Owned Aircraft Indenture, as the case may be. (Leases, Section 10.2; Owned Aircraft Indenture,
Section 4.05)

     An "Event of Loss" with respect to an Aircraft, Airframe or any Engine means any of the following events with respect to such property:

     - The destruction of such property, damage to such property beyond economic repair or rendition of such property permanently unfit for normal use.

     - The actual or constructive total loss of such property or any damage to such property or requisition of title or use of such property which results in an insurance settlement with respect to such property on the basis of a total loss or a constructive or compromised total loss.

     - Any theft, hijacking or disappearance of such property for a period of 180 consecutive days or more.

     - Any seizure, condemnation, confiscation, taking or requisition of title to such property by any governmental entity or purported governmental entity (other than a U.S. government entity or an entity of the country of registration of the relevant Aircraft) for a period exceeding 180 consecutive days or, if earlier, at the end of the term of such Lease (in the case of a Leased Aircraft).

     - In the case of any Leased Aircraft, any seizure, condemnation, confiscation, taking or requisition of use of such property by any U.S. government entity (or governmental entity of the country of registration of the relevant Aircraft) that continues until the 30th day after the last day of the term of the relevant Lease (unless the Owner Trustee shall have elected not to treat such event as an Event of Loss).

     - As a result of any law, rule, regulation, order or other action by the FAA or any governmental entity, the use of such property in the normal course of Continental's business of passenger air transportation is prohibited for 180 consecutive days, unless Continental, prior to the expiration of such 180-day period, shall have undertaken and shall be diligently carrying forward steps which are necessary or desirable to permit the normal use of such property by Continental, but in any event if such use shall have been prohibited for a period of two consecutive years, provided that no Event of Loss shall be deemed to have occurred if such prohibition has been applicable to Continental's entire U.S. registered fleet of similar property and Continental, prior to the expiration of such two-year period, shall have conformed at least one unit of such property in its fleet to the requirements of any such law, rule, regulation, order or other action and commenced regular commercial use of the same and shall be diligently carrying forward, in a manner which does not discriminate against applicable property in so conforming such property, steps which are necessary or desirable to permit the normal use of such property by Continental, but in any event if such use shall have been prohibited for a period of three years or, in the case of the Leased Aircraft, such use shall be prohibited at the expiration of the term of the relevant Lease.

     - With respect to any Engine, any divestiture of title to such Engine in connection with pooling or certain other arrangements shall be treated as an Event of Loss. (Leases, Section 7.2.6 and Annex A; Owned Aircraft Indenture, Annex A)

     RENEWAL AND PURCHASE OPTIONS

     At the end of the term of each Lease after final maturity of the related Equipment Notes and subject to certain conditions, Continental will have certain options to renew such Lease for additional limited periods. In addition, Continental will have the right at the end of the term of each Lease to purchase the Aircraft subject thereto for an amount to be calculated in accordance with the terms of such Lease. (Leases, Section 17)

     In addition, Continental may have the right to purchase an Aircraft from the applicable Owner Trustee and assume, as direct obligations of Continental, the Equipment Notes issued with respect to such Aircraft. In such case, the Leased Aircraft Indenture relating to such Equipment Notes will be amended and restated to be substantially the same as an Owned Aircraft Indenture. See "Certain U.S. Federal Income Tax Consequences -- Taxation of Certificateholders Generally -- Trusts Classified as Grantor Trusts" for a discussion of certain tax consequences of such purchase and assumption.

     EVENTS OF DEFAULT UNDER THE LEASES

     Lease Events of Default under each Lease include, among other things:

     - Failure by Continental to make any payment of basic rent, stipulated loss value or termination value under such Lease within ten Business Days after the same shall have become due, or failure by Continental to pay any other amount due under such Lease or under any other related operative document within ten Business Days from and after the date of any written notice from the Owner Trustee or Loan Trustee of the failure to make such payment when due.

     - Failure by Continental to make any excluded payment (as defined) within ten Business Days after written notice that such failure constitutes a Lease Event of Default is given by the relevant Owner Participant to Continental and the relevant Loan Trustee.

     - Failure by Continental to carry and maintain insurance on and in respect of the Aircraft, Airframe and Engines, in accordance with the provisions of such Lease.

     - Failure by Continental to perform or observe in any material respect any other covenant or agreement to be performed or observed by it under such Lease or the related Participation Agreement or certain other related operative documents (other than the related tax indemnity agreement between Continental and the Owner Participant), and such failure shall continue unremedied for a period of 30 days after written notice of such failure by the applicable Owner Trustee or Loan Trustee unless such failure is capable of being corrected and Continental shall be diligently proceeding to correct such failure, in which case there shall be no Lease Event of Default unless and until such failure shall continue unremedied for a period of 270 days after the receipt of such notice.

     - Any representation or warranty made by Continental in such Lease or the related Participation Agreement or in certain other related operative documents (other than in the related tax indemnity agreement between Continental and the Owner Participant) shall prove to have been untrue or inaccurate in any material respect at the time made, such representation or warranty is material at the time in question and the same shall remain uncured (to the extent of the adverse impact thereof) for more than 30 days after the date of written notice thereof to Continental.

     - The occurrence of certain voluntary events of bankruptcy, reorganization or insolvency of Continental or the occurrence of involuntary events of bankruptcy, reorganization or insolvency which shall continue undismissed, unvacated or unstayed for a period of 90 days. (Leases, Section 14)

     Indenture Events of Default under the Owned Aircraft Indenture are discussed above under "-- Indenture Defaults, Notice and Waiver".

     REMEDIES EXERCISABLE UPON EVENTS OF DEFAULT UNDER THE LEASE

     If a Lease Event of Default has occurred and is continuing, the applicable Owner Trustee may (or, so long as the Indenture shall be in effect, the applicable Loan Trustee may, subject to the terms of the Indenture) exercise one or more of the remedies provided in such Lease with respect to the related Aircraft. These remedies include the right to repossess and use or operate such Aircraft, to rescind or terminate such Lease, to sell or re-lease such Aircraft free and clear of Continental's rights, except as set forth in the Lease, and retain the proceeds, and to require Continental to pay, as liquidated damages any due and unpaid basic rent plus an amount equal to, at such Owner Trustee's (or, subject to the terms of the relevant Leased Aircraft Indenture, the Leased Aircraft Trustee's) option, either (i) the excess of the present value of all unpaid rent during the remainder of the term of such Lease over the present value of the fair market rental value of such Aircraft for the remainder of the term of such Lease or, (ii) the excess of the stipulated loss value of such Aircraft over the fair market sales value of such Aircraft or, if such Aircraft has been sold, the net sales proceeds from the sale of such Aircraft. (Leases, Section 15; Leased Aircraft Indentures, Section 4.04) If the Loan Trustee has validly terminated such Lease, the Loan Trustee may not sell or lease or otherwise afford the use of such Aircraft to Continental or any of its affiliates. (Leased Aircraft Indentures, Section 4.04(a))

     Remedies under the Owned Aircraft Indentures are discussed above under "-- Remedies".

     TRANSFER OF OWNER PARTICIPANT INTERESTS

     Subject to certain restrictions, each Owner Participant may transfer all or any part of its interest in the related Leased Aircraft. (Participation Agreements, Section 10.1.1)

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following summary describes all material generally applicable U.S. federal income tax consequences to Certificateholders of the purchase, ownership and disposition of the Certificates offered hereby and in the opinion of Hughes Hubbard & Reed LLP, special tax counsel to Continental ("Tax Counsel"), is accurate in all material respects with respect to the matters discussed therein. This summary supplements (and, to the extent inconsistent therewith, replaces) the summary of U.S. federal income tax consequences set forth in the Prospectus. Except as otherwise specified, the summary is addressed to beneficial owners of Certificates ("U.S. Certificateholders") that are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any state therein, estates the income of which is subject to U.S. federal income taxation regardless of its source, or trusts that meet the following two tests: (a) a U.S. court is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust ("U.S. Persons") that will hold the Certificates as capital assets. This summary does not address the tax treatment of U.S. Certificateholders that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or commodities, tax-exempt entities, holders that will hold Certificates as part of a straddle or holders that have a "functional currency" other than the U.S. Dollar, nor, except as specifically indicated, does it address the tax treatment of U.S. Certificateholders that do not acquire Certificates at the public offering price as part of the initial offering. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase Certificates. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States.

     The summary is based upon the tax laws and practice of the United States as in effect on the date of this Prospectus Supplement, as well as judicial and administrative interpretations thereof (in final or proposed form) available on or before such date. All of the foregoing are subject to change, which change could apply retroactively. Prospective investors should note that no rulings have been sought from the U.S. Internal Revenue Service (the "IRS") with respect to the tax consequences described below, and no assurance can be given that the IRS will not take contrary positions. The Trusts are not indemnified for any U.S. federal income taxes that may be imposed upon them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificateholders of such Trust. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

TAX STATUS OF THE TRUSTS

     In the opinion of Tax Counsel, while there is no authority addressing the characterization of entities that are similar to the Trusts in all material respects, each of the Original Trusts should be classified as a grantor trust for U.S. federal income tax purposes. If, as may be the case, the Original Trusts are not classified as grantor trusts, they will, in the opinion of Tax Counsel, be classified as partnerships for U.S. federal income tax purposes and will not be classified as publicly traded partnerships taxable as corporations provided that at least 90% of each Original Trust's gross income for each taxable year of its existence is "qualifying income" (which is defined to include, among other things, interest income, gain from the sale or disposition of capital assets held for the production of interest income, and income derived with respect to a business of investing in securities). Tax Counsel believes that income derived by the Original Trusts from the Equipment Notes will constitute qualifying income and that the Original Trusts therefore will meet the 90% test, assuming that the Original Trusts operate in accordance with the terms of the Pass Through Trust Agreements and other agreements to which they are parties. In the opinion of Tax Counsel, the Successor Trusts will be classified as grantor trusts.

TAXATION OF CERTIFICATEHOLDERS GENERALLY

     TRUSTS CLASSIFIED AS GRANTOR TRUSTS

     Assuming that a Trust is classified as a grantor trust, a U.S. Certificateholder will be treated as owning its pro rata undivided interest in the relevant Deposits and each of the Equipment Notes, the Trust's contractual rights and obligations under the Note Purchase Agreement, and any other property held by the Trust. Accordingly, each U.S. Certificateholder's share of interest paid on Equipment Notes will be taxable as ordinary income, as it is paid or accrued, in accordance with such U.S. Certificateholder's method of accounting for U.S. federal income tax purposes, and a U.S. Certificateholder's share of premium, if any, paid on redemption of an Equipment Note will be treated as capital gain. The Deposits will likely be subject to the original issue discount and contingent payment rules, with the result that a U.S. Certificateholder will be required to include interest income from a Deposit using the accrual method of accounting regardless of its normal method and with a possible slight deferral in the timing of income recognition as compared to holding a single debt instrument with terms comparable to a Certificate. Any amounts received by a Trust under a Liquidity Facility in order to make interest payments will be treated for U.S. federal income tax purposes as having the same characteristics as the payments they replace.

     An Owner Participant's conveyance of its interest in an owner trust should not constitute a taxable event to U.S. Certificateholders. However, if Continental were to assume an owner trust's obligations under the related Equipment Notes upon a purchase of a Leased Aircraft by Continental, such assumption would be treated for federal income tax purposes as a taxable exchange by U.S. Certificateholders of the Equipment Notes for "new" Equipment Notes resulting in the recognition of taxable gain or loss equal to the difference between the U.S. Certificateholder's adjusted basis in its interest in the Equipment Note and the amount realized on such exchange (except to the extent attributable to accrued interest, which would be taxable as interest income if not previously included in income). For this purpose the amount realized (and the issue price of the "new" Equipment Note) would be equal to the fair market value of the U.S. Certificateholder's pro rata share of the respective Equipment Note at such time if the Equipment Notes are "publicly traded" within the meaning of applicable regulations and otherwise would be equal to their principal amount (or, under certain circumstances, a lesser imputed principal amount).

     In the case of a subsequent purchaser of a Certificate, the purchase price for the Certificate should be allocated among the relevant Deposits and the assets held by the relevant Trust (including the Equipment Notes and the rights and obligations under the Note Purchase Agreement with respect to Equipment Notes not theretofore issued) in accordance with their relative fair market values at the time of purchase. Any portion of the purchase price allocable to the right and obligation under the Note Purchase Agreement to acquire an Equipment Note should be included in the purchaser's basis in its share of the Equipment Note when issued. Although the matter is not entirely clear, in the case of a purchaser after initial issuance of the Certificates but prior to the Delivery Period Termination Date, if the purchase price reflects a "negative value" associated with the obligation to acquire an Equipment Note pursuant to the Note Purchase Agreement being burdensome under conditions existing at the time of purchase (e.g., as a result of the interest rate on the unissued Equipment Notes being below market at the time of purchase of a Certificate), such negative value probably would be added to such purchaser's basis in its interest in the Deposits and the remaining assets of the Trust and reduce such purchaser's basis in its share of the Equipment Notes when issued. The preceding two sentences do not apply to purchases of Certificates following the Delivery Period Termination Date.

     A U.S. Certificateholder who is treated as purchasing an interest in a Deposit or an Equipment Note at a market discount (generally, at a cost less than its remaining principal amount) that exceeds a statutorily defined de minimis amount will be subject to the "market discount" rules of the Code. These rules provide, in part, that gain on the sale or other disposition of a debt instrument with a term of more than one year and partial principal payments (including partial redemptions) on such a debt instrument are treated as ordinary income to the extent of accrued but unrecognized market discount. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a debt instrument that has market discount. A U.S. Certificateholder who purchases an interest in a Deposit or an Equipment Note at a premium may elect to amortize the premium as an offset to interest income on the Deposit or Equipment Note under rules prescribed by the Code and Treasury regulations promulgated under the Code.

     Each U.S. Certificateholder will be entitled to deduct, consistent with its method of accounting, its pro rata share of fees and expenses paid or incurred by the corresponding Trust as provided in Section 162 or 212 of the Code. Certain fees and expenses, including fees paid to the Trustee and the Liquidity Provider, will be borne by parties other than the Certificateholders. It is possible that such fees and expenses will be treated as constructively received by the Trust, in which event a U.S. Certificateholder will be required to include in income and will be entitled to deduct its pro rata share of such fees and expenses. If a U.S. Certificateholder is an individual, estate or trust, the deduction for such holder's share of such fees or expenses will be allowed only to the extent that all of such holder's miscellaneous itemized deductions, including such holder's share of such fees and expenses, exceed 2% of such holder's adjusted gross income. In addition, in the case of U.S. Certificateholders who are individuals, certain otherwise allowable itemized deductions will be subject generally to additional limitations on itemized deductions under applicable provisions of the Code.

     ORIGINAL TRUSTS CLASSIFIED AS PARTNERSHIPS

     If an Original Trust is classified as a partnership (and not as a publicly traded partnership taxable as a corporation) for U.S. federal income tax purposes, income or loss with respect to the assets held by the Trust will be calculated at the Trust level but the Trust itself will not be subject to U.S. federal income tax. A U.S. Certificateholder would be required to report its share of the Trust's items of income and deduction on its tax return for its taxable year within which the Trust's taxable year (which should be a calendar year) ends as well as income from its interest in the relevant Deposits. A U.S. Certificateholder's basis in its interest in the Trust would be equal to its purchase price therefor (including its share of any funds withdrawn from the Depositary and used to purchase Equipment Notes), plus its share of the Trust's net income, minus its share of any net losses of the Trust, and minus the amount of any distributions from the Trust. In the case of an original purchaser of a Certificate that is a calendar year taxpayer, income or loss generally should be the same as it would be if the Trust were classified as a grantor trust, except that income or loss would be reported on an accrual basis even if the U.S. Certificateholder otherwise uses the cash method of accounting. A subsequent purchaser, however, generally would be subject to tax on the same basis as an original holder with respect to its interest in the Original Trust, and would not be subject to the market discount rules or the bond premium rules during the duration of the Original Trust.

EFFECT OF REALLOCATION OF PAYMENTS UNDER THE INTERCREDITOR AGREEMENT

     In the event that the Class B Trust, the Class C-1 Trust or the Class C-2 Trust (such Trusts being the "Subordinated Trusts" and the related Certificates being the "Subordinated Certificates") receives less than the full amount of the receipts of interest, principal or premium paid with respect to the Equipment Notes held by it (any shortfall in such receipts being the "Shortfall Amounts") because of the subordination of the Equipment Notes held by such Trust under the Intercreditor Agreement, the corresponding owners of beneficial interests in the Subordinated Certificates (the "Subordinated Certificateholders") would probably be treated for federal income tax purposes as if they had (1) received as distributions their full share of such receipts, (2) paid over to the relevant preferred class of Certificateholders an amount equal to their share of such Shortfall Amount, and (3) retained the right to reimbursement of such amounts to the extent of future amounts payable to such Subordinated Certificateholders with respect to such Shortfall Amount.

     Under this analysis, (1) Subordinated Certificateholders incurring a Shortfall Amount would be required to include as current income any interest or other income of the corresponding Subordinated Trust that was a component of the Shortfall Amount, even though such amount was in fact paid to the relevant preferred class of Certificateholders, (2) a loss would only be allowed to such Subordinated Certificateholders when their right to receive reimbursement of such Shortfall Amount becomes worthless (i.e., when it becomes clear that funds will not be available from any source to reimburse such loss), and (3) reimbursement of such Shortfall Amount prior to such a claim of worthlessness would not be taxable income to Subordinated Certificateholders because such amount was previously included in income. These results should not significantly affect the inclusion of income for Subordinated Certificateholders on the accrual method of accounting, but could accelerate inclusion of income to Subordinated Certificateholders on the cash method of accounting by, in effect, placing them on the accrual method.

     Similar treatment would apply if the Class A-1 Trust, the Class A-2 Trust, the Class C-1 Trust or the Class C-2 Trust receives less than the full amount of the receipts of interest, principal or premium paid with respect to the Equipment Notes held by it because of the provisions in the Intercreditor Agreement requiring that distributions be allocated on a pro rata basis between Trusts of equal seniority.

DISSOLUTION OF ORIGINAL TRUSTS AND FORMATION OF NEW TRUSTS

     Assuming that the Original Trusts are classified as grantor trusts, the dissolution of an Original Trust and distribution of interests in the related Successor Trust will not be a taxable event to U.S. Certificateholders, who will continue to be treated as owning their shares of the property transferred from the Original Trust to the Successor Trust. If the Original Trusts are classified as partnerships, a U.S. Certificateholder will be deemed to receive its share of the Equipment Notes and any other property transferred by the Original Trust to the Successor Trust in liquidation of its interest in the Original Trust in a non-taxable transaction. In such case, the U.S. Certificateholder's basis in the property so received will be equal to its basis in its interest in the Original Trust, allocated among the various assets received based upon their bases in the hands of the Original Trust and any unrealized appreciation or depreciation in value in such assets, and the U.S. Certificateholder's holding period for the Equipment Notes and other property will include the Original Trust's holding period.

SALE OR OTHER DISPOSITION OF THE CERTIFICATES

     Upon the sale, exchange or other disposition of a Certificate, a U.S. Certificateholder generally will recognize capital gain or loss (subject to the possible recognition of ordinary income under the market discount rules) equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest which will be taxable as ordinary income and any amount attributable to any Deposits) and the U.S. Certificateholder's adjusted tax basis in the Note Purchase Agreement, Equipment Notes and any other property held by the corresponding Trust. Any gain or loss will be long-term capital gain or loss to the extent attributable to property held by the Trust for more than one year. In the case of individuals, estates and trusts, the maximum rate of tax on net long-term capital gains generally is 20%. Any gain with respect to an interest in a Deposit likely will be treated as ordinary income. Notwithstanding the foregoing, if the Original Trusts are classified as partnerships, gain or loss with respect to an interest in an Original Trust will be calculated and characterized by reference to the U.S. Certificateholder's adjusted tax basis and holding period for its interest in the Original Trust.

FOREIGN CERTIFICATEHOLDERS

     Subject to the discussion of backup withholding below, payments of principal and interest on the Equipment Notes to, or on behalf of, any beneficial owner of a Certificate that is not a U.S. Person (a "Non-U.S. Certificateholder") will not be subject to U.S. federal withholding tax; provided, in the case of interest, that (i) such Non-U.S. Certificateholder does not actually or constructively own 10% or more of the total combined voting power of all classes of Continental or any Owner Participant or any transferee of such Owner Participant's interest in the relevant owner trust, (ii) such Non-U.S. Certificateholder is not a controlled foreign corporation for U.S. tax purposes that is related to Continental or any Owner Participant or any transferee of such Owner Participant's interest in the relevant owner trust and
(iii) either (A) the Non-U.S. Certificateholder certifies, under penalties of perjury, that it is not a U.S. Person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Certificate certifies, under penalties of perjury, that such statement has been received from the Non-U.S. Certificateholder by it or by another financial institution and furnishes the payor with a copy thereof. The IRS issued final regulations on October 6, 1997 which modify the certification requirements described in clause (iii) with respect to certain payments made after December 31, 1999.

     Any capital gain realized upon the sale, exchange, retirement or other disposition of a Certificate or upon receipt of premium paid on an Equipment Note by a Non-U.S. Certificateholder will not be subject to U.S. federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the holder and (ii) in the case of an individual, such holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or receipt.

BACKUP WITHHOLDING

     Payments made on the Certificates and proceeds from the sale of Certificates will not be subject to a backup withholding tax of 31% unless, in general, the Certificateholder fails to comply with certain reporting procedures or otherwise fails to establish an exemption from such tax under applicable provisions of the Code.

                             CERTAIN DELAWARE TAXES

     The Trustee is a Delaware banking corporation with its corporate trust office in Delaware. In the opinion of Richards, Layton & Finger, Wilmington, Delaware, counsel to the Trustee, under currently applicable law, assuming that the Trusts will not be taxable as corporations, but, rather, will be classified as grantor trusts under subpart E, Part I of Subchapter J of the Code or as partnerships under Subchapter K of the Code, (i) the Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof and (ii) Certificateholders that are not residents of or otherwise subject to tax in Delaware will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate.

     Neither the Trusts nor the Certificateholders will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificateholders of such Trust. In general, should a Certificateholder or any Trust be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new Trustee in such other jurisdiction will be appointed.

                          CERTAIN ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements on employee benefit plans subject to Title I of ERISA ("ERISA Plans"), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA's general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan's investments be made in accordance with the documents governing the Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, "Plans")) and certain persons (referred to as "parties in interest" or "disqualified persons") having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

     The Department of Labor has promulgated a regulation, 29 CFR Section 2510.3-101 (the "Plan Asset Regulation"), describing what constitutes the assets of a Plan with respect to the Plan's investment in an entity for purposes of ERISA and Section 4975 of the Code. Under the Plan Asset Regulation, if a Plan invests (directly or indirectly) in a Certificate, the Plan's assets will include both the Certificate and an undivided interest in each of the underlying assets of the corresponding Trust, including the Equipment Notes held by such Trust, unless it is established that equity participation in the Trust by benefit plan investors (including but not limited to Plans and entities whose underlying assets include Plan assets by reason of an employee benefit plan's investment in the entity) is not "significant" within the meaning of the Plan Asset Regulation. In this regard, the extent to which there is equity participation in a particular Trust by, or on behalf of, employee benefit plans will not be monitored. If the assets of a Trust are deemed to constitute the assets of a Plan, transactions involving the assets of such Trust could be subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code unless a statutory or administrative exemption is applicable to the transaction.

     The fiduciary of a Plan that proposes to purchase and hold any Certificates should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit to a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, and (iii) the transfer to, or use by or for the benefit of, a party in interest or a disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, Continental and its affiliates, the Owner Participants, the Underwriters, the Trustees, the Escrow Agent, the Depositary, the Owner Trustees and the Liquidity Provider. In addition, whether or not the assets of a Trust are deemed to be Plan assets under the Plan Asset Regulation, if Certificates are purchased by a Plan and Certificates of a subordinate Class are held by a party in interest or a disqualified person with respect to such Plan, the exercise by the holder of the subordinate Class of Certificates of its right to purchase the senior Classes of Certificates upon the occurrence and during the continuation of a Triggering Event could be considered to constitute a prohibited transaction unless a statutory or administrative exemption were applicable. Depending on the identity of the Plan fiduciary making the decision to acquire or hold Certificates on behalf of a Plan, Prohibited Transaction Class Exemption ("PTCE") 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a "qualified professional asset manager"), PTCE 95-60 (relating to investments by an insurance company general account), PTCE 96-23 (relating to transactions directed by an in-house professional asset manager) or PTCE 90-1 (relating to investments by insurance company pooled separate accounts) (collectively, the "Class Exemptions") could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code. However, there can be no assurance that any of these Class Exemptions or any other exemption will be available with respect to any particular transaction involving the Certificates.

     Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing any Certificates.

     Any Plan fiduciary which proposes to cause a Plan to purchase any Certificates should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and
Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA.

     In addition to the Class Exemptions referred to above, an individual exemption may apply to the purchase, holding and secondary market sale of Class A-1 Certificates and Class A-2 Certificates by Plans, provided that certain specified conditions are met. In particular, the Department of Labor has issued individual administrative exemptions to the Underwriters which are substantially the same as the administrative exemption issued to Morgan Stanley & Co. Incorporated, Prohibited Transaction Exemption 90-24 (55 Fed. Reg. 20,548
(1990)), as amended (the "Underwriter Exemption"). The Underwriter Exemption generally exempts from the application of certain, but not all, of the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code certain transactions relating to the initial purchase, holding and subsequent secondary market sale of pass through certificates which represent an interest in a trust that holds secured credit instruments that bear interest or are purchased at a discount in transactions by or between business entities (including equipment notes secured by leases) and certain other assets, provided that certain conditions set forth in the Underwriter Exemption are satisfied.

     The Underwriter Exemption sets forth a number of general and specific conditions which must be satisfied for a transaction involving the initial purchase, holding or secondary market sale of certificates representing a beneficial ownership interest in a trust to be eligible for exemptive relief thereunder. In particular, the Underwriter Exemption requires that the acquisition of certificates by a Plan be on terms that are at least as favorable to the Plan as they would be in an arm's-length transaction with an unrelated party; the rights and interests evidenced by the certificates not be subordinated to the rights and interests evidenced by other certificates of the same trust estate; the certificates at the time of acquisition by the Plan be rated in one of the three highest generic rating categories by Moody's, Standard & Poor's, Duff & Phelps Inc. or Fitch Investors Service, Inc.; and the investing Plan be an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Commission under the Securities Act of 1933, as amended.

     In addition, the trust corpus generally must be invested in qualifying receivables, such as the Equipment Notes, but may not in general include a pre-funding account (except for a limited amount of pre-funding which is invested in qualifying receivables within a limited period of time following the closing not to exceed three months).

     With respect to the investment restrictions set forth in the Underwriter Exemption, an investment in a Certificate will evidence both an interest in the respective Original Trust as well as an interest in the Deposits held in escrow by an Escrow Agent for the benefit of the Certificateholder. Under the terms of the Escrow Agreement, the proceeds from the Offering of the Certificates of each Class will be paid over by the Underwriters to the Depositary on behalf of the Escrow Agent (for the benefit of such Certificateholders as the holders of the Escrow Receipts) and will not constitute property of the Original Trusts. Under the terms of each Escrow Agreement, the Escrow Agent will be irrevocably instructed to enter into the Deposit Agreements with the Depositary and to effect withdrawals upon the receipt of appropriate notice from the relevant Trustee so as to enable such Trustee to purchase the identified Equipment Notes on the terms and conditions set forth in the Note Purchase Agreement. Interest on the Deposits relating to each Trust will be paid to the Certificateholders of such Trust as Receiptholders through a Paying Agent appointed by the Escrow Agent. Pending satisfaction of such conditions and withdrawal of such Deposits, the Escrow Agent's rights with respect to the Deposits will remain plan assets subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code.

     There can be no assurance that the Department of Labor would determine that the Underwriter Exemption would be applicable to Class A-1 Certificates and Class A-2 Certificates in these circumstances. In particular, the Department of Labor might assert that the escrow arrangement is tantamount to an impermissible pre-funding rendering the Underwriter Exemption inapplicable. In addition, even if all of the conditions of the Underwriter Exemption are satisfied with respect to the Class A-1 Certificates and Class A-2 Certificates, no assurance can be given that the Exemption would apply with respect to all transactions involving the Class A-1 Certificates or the Class A-2 Certificates or the assets of the Class A-1 Trust or the Class A-2 Trust. In particular, it appears that the Underwriter Exemption would not apply to the purchase by Class B Certificateholders, Class C-1 Certificateholders or Class C-2 Certificateholders of Class A-1 Certificates or Class A-2 Certificates in connection with the exercise of their rights upon the occurrence and during the continuance of a Triggering Event. Therefore, the fiduciary of a Plan considering the purchase of a Class A-1 Certificate or Class A-2 Certificate should consider the availability of the exemptive relief provided by the Underwriter Exemption, as well as the availability of any other exemptions that may be applicable, such as the Class Exemptions.

     The Underwriter Exemption does not apply to the Class B, Class C-1 or Class C-2 Certificates. Therefore, the fiduciary of a Plan considering the purchase of a Class B, Class C-1 or Class C-2 Certificate should consider the availability of other exemptions, such as the Class Exemptions.

     Each person who acquires or accepts a Certificate or an interest therein, will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no Plan assets have been used to purchase such Certificate or an interest therein or (ii) the purchase and holding of such Certificate or an interest therein are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or administrative exemptions.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among Continental and the Underwriters listed below (the "Underwriters") relating to the Certificates, Continental has agreed to cause each Trust to sell to each of the Underwriters, and each of such Underwriters has severally agreed to purchase the respective aggregate amounts of Certificates set forth after their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Certificates if any Certificates are purchased thereunder.

                                 PRINCIPAL      PRINCIPAL      PRINCIPAL      PRINCIPAL       PRINCIPAL
                                 AMOUNT OF      AMOUNT OF      AMOUNT OF      AMOUNT OF       AMOUNT OF
                                 CLASS A-1      CLASS A-2       CLASS B       CLASS C-1       CLASS C-2
         UNDERWRITER            CERTIFICATES   CERTIFICATES   CERTIFICATES   CERTIFICATES    CERTIFICATES
         -----------            ------------   ------------   ------------   ------------    ------------
Morgan Stanley & Co.
  Incorporated................  $19,200,000    $ 39,838,000   $11,841,000    $18,831,000     $15,175,000
Credit Suisse First Boston
  Corporation.................   19,200,000      39,838,000    11,839,000     18,830,000      15,172,000
Chase Securities Inc. ........   19,200,000      39,838,000    11,839,000     18,830,000      15,172,000
Donaldson, Lufkin & Jenrette
  Securities Corporation......   19,200,000      39,838,000    11,839,000     18,830,000      15,172,000
Salomon Smith Barney Inc......   19,200,000      39,838,000    11,839,000     18,830,000      15,172,000
                                -----------    ------------   -----------    -----------     -----------
          Total...............  $96,000,000    $199,190,000   $59,197,000    $94,151,000     $75,863,000
                                ===========    ============   ===========    ===========     ===========

     The Underwriters have advised Continental that the Underwriters propose initially to offer the Certificates of each Class to the public at the public offering price for such Class set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of the amounts for each respective Class set forth below. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of the amounts for the respective Class set forth below. After the initial public offering, the public offering prices and such concessions may be changed.

                     PASS THROUGH                       CONCESSION    REALLOWANCE
               CERTIFICATE DESIGNATION                  TO DEALERS    CONCESSION
               -----------------------                  ----------    -----------
1998-3A-1.............................................     0.50%          0.25%
1998-3A-2.............................................     0.50           0.25
1998-3B...............................................     0.50           0.25
1998-3C-1.............................................     0.50           0.25
1998-3C-2.............................................     0.50           0.25

     Continental does not intend to apply for the listing of the Certificates on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Certificates, as permitted by applicable laws and regulations. No Underwriter is obligated, however, to make a market in the Certificates, and any such market-making may be discontinued at any time at the sole discretion of such Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Certificates.

     The Underwriting Agreement provides that Continental will reimburse the Underwriters for certain expenses and will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Morgan Stanley Capital Services, Inc., as the Class B, C-1 and C-2 Liquidity Provider, and Morgan Stanley Dean Witter & Co., the guarantor of such Liquidity Provider's obligations under the applicable Liquidity Facilities, are affiliates of Morgan Stanley & Co. Incorporated. Credit Suisse First Boston, New York Branch, the Depositary, is an affiliate of Credit Suisse First Boston Corporation. The Equitable Companies Incorporated, an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, beneficially owns approximately 25% of Continental's Class B common shares. From time to time, several of the

Underwriters or their affiliates perform investment banking and advisory services for, and provide general financing and banking services to, Continental and its affiliates. In particular, The Chase Manhattan Bank, an affiliate of Chase Securities Inc., and Credit Suisse First Boston, an affiliate of Credit Suisse First Boston Corporation, are lenders to Continental.

     It is expected that delivery of the Certificates will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus Supplement, which will be the ninth business day following the date of pricing of the Certificates (such settlement cycle being herein referred to as "T+9"). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Certificates on the date of pricing or the next five succeeding business days will be required, by virtue of the fact that the Certificates initially will settle in T+9, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Certificates who wish to trade Certificates on the date of pricing or the next five succeeding business days should consult their own advisor.

     In order to facilitate the offering of the Certificates, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Certificates. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Certificates for their own account. In addition, to cover over-allotments or to stabilize the price of the Certificates, the Underwriters may bid for, and purchase, Certificates in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing Certificates in the Offering, if the syndicate repurchases previously distributed Certificates in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Certificates above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of the Certificates is being passed upon for Continental by Hughes Hubbard & Reed LLP, New York, New York, and for the Underwriters by Milbank, Tweed, Hadley & McCloy, New York, New York. Milbank, Tweed, Hadley & McCloy will rely on the opinion of Richards, Layton & Finger, Wilmington, Delaware, counsel for Wilmington Trust Company, as Trustee, as to matters of Delaware law relating to the Pass Through Trust Agreements.

                                    EXPERTS

     The consolidated financial statements (including financial statement schedule) of Continental Airlines, Inc. appearing in Continental Airlines, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated by reference in the Prospectus accompanying this Prospectus Supplement. Such consolidated financial statements are incorporated therein by reference in reliance upon such reports of Ernst & Young LLP given upon the authority of such firm as experts in accounting and auditing.

     The references to AISI, AS and MBA, and to their respective appraisal reports, dated as of August 27, 1998 (revised October 1, 1998), October 1, 1998 and October 1, 1998 respectively, are included herein in reliance upon the authority of each such firm as an expert with respect to the matters contained in its appraisal report.

                          APPENDIX I -- INDEX OF TERMS

                                       PAGE
                                       ----
Adjusted Expected Distributions...        S-57
Administration Expenses...........        S-56
Aggregate LTV Collateral Amount...        S-58
Aircraft..........................        S-59
Aircraft Operative Agreements.....        S-43
AISI..............................        S-60
America West......................        S-25
Appraised Current Market Value....        S-58
Appraisers........................        S-60
AS................................        S-60
Assumed Aircraft Value............        S-66
Assumed Amortization Schedule.....        S-34
Assumed Appraised Value...........        S-42
Average Life Date.................        S-65
Base Rate.........................        S-51
Basic Agreement...................        S-28
Boeing............................        S-60
Branch............................        S-47
Business Day......................        S-33
Cash Collateral Account...........        S-50
Cede..............................        S-45
Certificate Account...............        S-32
Certificate Owner.................        S-45
Certificateholders................        S-29
Certificates......................        S-28
Class A-1 Certificates............        S-28
Class A-1 Trust...................        S-28
Class A-1 Trustee.................        S-29
Class A-2 Certificates............        S-28
Class A-2 Trust...................        S-28
Class A-2 Trustee.................        S-29
Class B Certificates..............        S-28
Class B Trust.....................        S-28
Class B Trustee...................        S-29
Class C-1 Certificates............        S-28
Class C-1 Trust...................        S-28
Class C-1 Trustee.................        S-29
Class C-2 Certificates............        S-28
Class C-2 Trust...................        S-28
Class C-2 Trustee.................        S-29
Class D Certificates..............        S-44
Class D Trust.....................        S-44
Class D Trustee...................        S-30
Class Exemptions..................        S-85
CMI...............................        S-24
Code..............................        S-40
Commission........................        S-28
Company...........................        S-24
Continental.......................        S-24
Controlling Party.................        S-54

                                       PAGE
                                       ----
Convention........................        S-74
COPA..............................        S-26
CSFB..............................        S-47
Current Distribution Date.........        S-56
Current Pool Balance..............        S-57
Debt Balance......................        S-75
default...........................        S-37
Delivery Period...................        S-60
Delivery Period Termination
  Date............................        S-46
Deposit...........................        S-46
Deposit Agreement.................        S-46
Depositary........................        S-47
Depreciation Assumption...........        S-66
disqualified persons..............        S-84
Distribution Date.................        S-29
DOT...............................        S-21
Downgrade Drawing.................        S-50
DTC...............................        S-45
DTC Participants..................        S-45
Equipment Notes...................        S-62
ERISA.............................        S-84
ERISA Plans.......................        S-84
Escrow Agent......................        S-47
Escrow Agreements.................        S-47
Escrow Receipts...................        S-48
Event of Loss.....................        S-77
Excusable Delay...................        S-60
Expected Distributions............        S-56
Express...........................        S-24
FAA...............................        S-20
Final Distributions...............        S-54
Final Drawing.....................        S-51
Final Maturity Date...............        S-31
financial institution.............        S-83
Gulfstream........................        S-25
H.15(519).........................        S-64
Indenture Default.................        S-36
Indentures........................        S-42
Intercreditor Agreement...........        S-53
Interest Drawings.................        S-48
IRS...............................        S-80
Issuance Date.....................        S-50
Lease.............................        S-73
Lease Event of Default............        S-36
Lease Payment Date................        S-73
Leased Aircraft...................        S-42
Leased Aircraft Indenture.........        S-42
Leased Aircraft Trustee...........        S-62
LIBOR.............................        S-52
Liquidity Event of Default........        S-52

                                       PAGE
                                       ----
Liquidity Expenses................        S-55
Liquidity Facility................        S-48
Liquidity Obligations.............        S-55
Liquidity Provider................        S-48
Loan Trustees.....................        S-62
LTV Appraisal.....................        S-58
LTV Collateral Amount.............        S-58
LTV Ratio.........................        S-58
LTVs..............................         S-7
Make-Whole Premium................        S-64
Mandatory Document Terms..........        S-43
Mandatory Economic Terms..........        S-42
Maximum Available Commitment......        S-49
MBA...............................        S-60
Minimum Sale Price................        S-55
Moody's...........................        S-47
most recent H.15(519).............        S-65
MSCS..............................        S-48
MSDW..............................        S-48
New Trustee.......................        S-44
Non-Extension Drawing.............        S-51
Non-Performing Equipment Notes....        S-57
Non-U.S. Certificateholder........        S-83
Northwest.........................        S-19
Northwest Alliance................        S-19
Note Holders......................        S-43
Note Purchase Agreement...........        S-41
Offering..........................        S-44
Original Trustee..................        S-44
Original Trusts...................        S-44
Owned Aircraft....................        S-42
Owned Aircraft Indenture..........        S-42
Owned Aircraft Trustee............        S-62
Owner Participant.................        S-62
Owner Trustee.....................        S-62
Participation Agreement...........        S-42
parties in interest...............        S-84
Pass Through Trust Agreements.....        S-28
Paying Agent......................        S-47
Paying Agent Account..............        S-32
Performing Equipment Note.........        S-49
Plan Asset Regulation.............        S-84
Plans.............................        S-84
Pool Balance......................        S-33
Pool Factor.......................        S-33
Prospectus........................        S-28
PTC Event of Default..............        S-38
PTCE..............................        S-85
Rating Agencies...................        S-47

                                       PAGE
                                       ----
Receiptholder.....................        S-47
Regular Distribution Dates........        S-31
Remaining Weighted Average Life...        S-65
Replacement Facility..............        S-50
Required Amount...................        S-48
Scheduled Payments................        S-31
Section 1110......................        S-70
Section 1110 Period...............        S-49
Series A-1 Equipment Notes........        S-62
Series A-2 Equipment Notes........        S-62
Series B Equipment Notes..........        S-62
Series C-1 Equipment Notes........        S-62
Series C-2 Equipment Notes........        S-62
Series D Equipment Notes..........        S-62
Shortfall Amounts.................        S-82
Southwest.........................        S-24
Special Distribution Date.........        S-32
Special Payment...................        S-32
Special Payments Account..........        S-32
Standard & Poor's.................        S-47
Stated Interest Rates.............        S-48
Subordinated Certificateholders...        S-82
Subordinated Certificates.........        S-82
Subordinated Trusts...............        S-82
Subordination Agent...............        S-53
Substitute Aircraft...............        S-61
Successor Trust...................        S-44
T+9...............................        S-88
Tax Counsel.......................        S-80
Termination Notice................        S-52
Threshold Rating..................        S-50
Transfer Date.....................        S-44
Transportation Code...............        S-39
Treasury Yield....................        S-64
Triggering Event..................        S-29
Trust Agreements..................        S-61
Trust Indenture Act...............        S-40
Trust Property....................        S-28
Trust Supplement..................        S-28
Trustee...........................        S-28
Trusts............................        S-28
U.S. Certificateholders...........        S-80
U.S. Persons......................        S-80
Underwriter Exemption.............        S-85
Underwriters......................        S-87
Underwriting Agreement............        S-87
VASP..............................        S-26
Virgin............................        S-26
West LB...........................        S-48

                          APPENDIX II APPRAISAL LETTERS

[AISI LOGO]  AIRCRAFT INFORMATION SERVICES, INC.



Report Date: 27 August 1998
Revision A Date: 01 October 1998

Continental Airlines
2929 Allen Parkway
Houston, TX 77019

Subject:     AISI Report No.: A8S048BVO Rev A
             AISI Sight Unseen New Aircraft Base Value Appraisal, Four B757-200ETOP, Seven B737-700, One B737-800 and
             Two B777-200ER Aircraft.

Reference:     (a) Telephone conversation Continental/AISI 01 October 1998
               (b) Fax specification data from Continental Airlines
                   01 October 1998

Dear Gentlemen:

In response to your request, Aircraft Information Services, Inc. (AISI) is pleased to offer Continental Airlines our opinion of the sight unseen base market value of various new aircraft scheduled to be delivered from the manufacturer to Continental Airlines between December 1998 and April 1999 as listed and defined in Table I.

Revision A to this report sets the fleet size to fourteen aircraft and revises the B777-200ER aircraft values to reflect detailed specifications per reference
(a) and (b). All other aircraft values remain unchanged.

1. METHODOLOGY AND DEFINITIONS

The method used by AISI in its valuation of the Aircraft was based both on a review of information and Aircraft specifications supplied by Continental Airlines and also on a review of present and past market conditions, various expert opinions (such as aircraft brokers and financiers) and information contained in AISI's databases that help determine aircraft availability and price data and thus arrive at the appraised base values for the new aircraft to be delivered to Continental Airlines.

The standard term of reference for commercial aircraft value is 'half-life base market value' of an 'average' aircraft. This is a theoretical situation that assumes a balanced market and a hypothetical average aircraft condition. AISI value definitions are consistent with those of the International Society of Transport Aircraft Trading (ISTAT) of 01 January 1994; AISI is a member of that organization and employs an ISTAT Certified and Senior Certified Aircraft Appraiser.



      Headquarters, 26072 Merit Circle, Suite 123, Laguna Hills, CA 96253
         TEL: 949-582-8888  FAX: 949-582-8887  E-MAIL: AISINews@aol.com

                                                                     [AISI LOGO]

27 August 1998
01 October 1999 Rev A
AISI File No. A8S048BVO Rev A
Page - 2 -


AISI defines a 'base value' as that of a transaction between equally willing and informed buyer and seller, neither under compulsion to buy or sell, for a single unit cash transaction with no hidden value or liability, and with supply and demand of the sale item roughly in balance. Base values are typically given for aircraft in 'new' condition, 'average half-life' condition, or in a specifically described condition unique to a single aircraft at a specific time. An 'average' aircraft is an operable airworthy aircraft in average physical condition and with average accumulated flight hours and cycles, with clear title and standard unrestricted certificate of airworthiness, and registered in an authority which does not represent a penalty to aircraft value or liquidity, with no damage history and with inventory configuration and level of modification which is normal for its intended use and age. AISI assumes average condition unless otherwise specified in this report. 'Half-life' condition assumes that every component or maintenance service which has a prescribed interval that determines its service life, overhaul interval or interval between maintenance services, is at a condition which is one-half of the total interval. It should be noted that AISI and ISTAT value definitions apply to a transaction involving a single aircraft, and that transactions involving more than one aircraft are often executed at considerable and highly variable discounts to a single aircraft price, for a variety of reasons relating to an individual buyer or seller.

AISI defines a 'current market value' or 'fair market value' as that value which reflects the real market conditions, whether at, above or below the base value conditions. Assumption of a single unit sale and definitions of aircraft condition, buyer/seller qualifications and type of transaction remain unchanged from that of base value. Current market value takes into consideration the status of the economy in which the aircraft is used, the status of supply and demand for the particular aircraft type, the value of recent transactions and the opinions of informed buyers and sellers. Current market value assumes that there is no short term time constraint to buy or sell.

AISI encourages the use of base values to consider historical trends, to establish a consistent baseline for long term value comparisons and future value considerations, or to consider how actual market values vary from theoretical base values. Base values are less volatile than current market values and tend to diminish regularly with time. Base values are normally inappropriate to determine near term values. AISI encourages the use of current market values to consider the probable near term value of an aircraft.

2. VALUATION

Following is AISI's opinion of the base market value for the subject aircraft on their respective scheduled delivery dates in current US Dollars. Valuations are presented in Table 1 subject to the assumptions, definitions and disclaimers herein.

                                                                     [AISI LOGO]
27 August 1998
01 October 1998 Rev A
AISI File No. A8S048BVO Rev A
Page - 3 -

Unless otherwise agreed by Aircraft Information Services, Inc. (AISI) in writing, this report shall be for the sole use of the client/addressee. This report is offered as a fair and unbiased assessment of the subject aircraft. AISI has no past, present, or anticipated future interest in the subject aircraft. The conclusions and opinions expressed in this report are based on published information, information provided by others, reasonable interpretations and calculations thereof and are given in good faith. Such conclusions and opinions are judgments that reflect conditions and values which are current at the time of this report. The values and conditions reported upon are subject to any subsequent change. AISI shall not be liable to any party for damages arising out of reliance or alleged reliance on this report, or for any parties action or failure to act as a result of reliance or alleged reliance on this report.

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.

/s/ JOHN D. MCNICOL

John D. McNicol
Vice President
Appraisals & Forecasts

                                                                     [AISI LOGO]


               Continental Airlines - AISI File #A8S048BVO Rev A
                           Report Date 27 August 1998
                               Revised 01 Oct 1998



                                     Table I


       Scheduled                                    Current USDollars
      Manufacturer's      Aircraft Serial/Tail          Delivery
      Delivery Date             Number                 Base Value

               B757-200Etop, RB211-535E4B ENGINES, 255,000lb MTOW

           Dec-98           29282 / 133                $60,920,000
           Jan-99           29283 / 134                $61,040,000
           Feb-99           29284 / 135                $61,170,000
           Mar-99           29285 / 136                $61,290,000

                   B737-700, CFM56-7B24 ENGINES, 153,000lb MTOW

           Jan-99           28936 / 717                $40,030,000
           Jan-99           28937 / 718                $40,030,000
           Feb-99           28938 / 719                $40,120,000
           Mar-99           28939 / 720                $40,200,000
           Mar-99           28940 / 721                $40,200,000
           Apr-99           28789 / 722                $40,280,000
           Apr-99           28790 / 723                $40,280,000

                  B737-800, CFM56-7B26 ENGINES, 172,500lb MTOW

           Apr-99           28788 / 227                $49,580,000

                    B777-200ER GE90B ENGINES, 648,000lb MTOW

           Dec-98           29476 / 006                $137,060,000
           Feb-99           29477 / 007                $137,690,000

                                                              [AvSOLUTIONS LOGO]


                                                                 October 1, 1998

Mr. Gerry Laderman
Vice President, Corporate Finance
Continental Airlines, Inc.
1600 Smith Street HQ-SFN
Houston, Texas 77002

Dear Mr. Laderman:

     AvSOLUTIONS is pleased to provide this opinion on the base value, as of October 1998, of seven Boeing 737-700, one Boeing 737-800, four Boeing 757-200 and two Boeing 777-200 IGW aircraft (the aircraft). The Boeing 737-700 and the Boeing 737-800 aircraft are powered by CFM International CFM56-7B series engines. the Boeing 757-200 aircraft are powered by Rolls-Royce RB211-535E4 engines, and the Boeing 777-200 IGW aircraft are powered by General Electric GE90-90B engines. The total of fourteen aircraft will be delivered new to Continental Airlines, Inc. from the fourth quarter of 1998 through the second quarter of 1999. A listing of the particular aircraft is provided as attachment 1 of this document.

     Set forth below is a summary of the methodology, considerations and assumptions utilized in this appraisal.

BASE VALUE

     Base value is the appraiser's opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its "highest and best use". An aircraft's base value is founded in the historical trend of values and in the projection of future value trends and presumes an arm's length, cash transaction between willing, able and knowledge parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing.

CURRENT FAIR MARKET VALUE

         According to the International Society of Transport Aircraft Trading's (ISTAT) definition of Fair Market Value (FMV), to which AvSOLUTIONS subscribes, the quoted FMV is the appraiser's opinion of the most likely trading price that may be generated for an aircraft under the market circumstances that are perceived to exist at the time in question. The fair market value assumes that the aircraft is valued for its highest and best use, that the parties to the hypothetical sales transaction are willing, able, prudent and knowledgeable, and under no unusual pressure for a prompt sale, and that the transaction would be negotiated in an open and unrestricted market on an arm's length basis, for cash equivalent consideration, and given an adequate amount of time for effective market exposure to perspective buyers, which AvSOLUTIONS considers to be ten to twenty months.


                7518-B Diplomat Drive, Manassas, Virginia 20109
                    Telephone 703-330-0461  Fax 703-330-0581

                                                              [AvSOLUTIONS LOGO]

Page 2
Continental Airlines, Inc.

APPRAISAL METHODOLOGY

         The method employed by AvSOLUTIONS to appraise the current and future values of aircraft and the associated equipment addresses the factors that influence the market value of an aircraft, such as its age, condition, configuration, the population of similar aircraft, similar aircraft on the market, operating costs, cost to acquire a new aircraft, and the state of demand for transportation services.

         To achieve this objective, cross-sectional data concerning the values of aircraft in each of several general categories is collected and analyzed. Cross-sectional data is then postulated and compared with reported market values at a specified point in time. Such data reflects the effect of deterioration in aircraft performance due to usage and exposure to the elements, as well as the effect of obsolescence due to the evolutionary development and implementation of new designs and materials.

         The product of the analysis identifies the relationship between the value of each aircraft and its characteristics, such as age, model designation, service configuration and engine type. Once the relationship is identified, one can then postulate the effects of the difference between the economic circumstances at the time when the cross-sectional data were collected and the current situation. Therefore, if one can determine the current value of an aircraft in one category, it is possible to estimate the current values of all aircraft in that category.

         The manufacturer and size of the aircraft usually determine the specific category to which it is assigned. Segregating the world airplane fleet in this manner accommodates the potential effects of different size and different design philosophies.

         The variability of the data used by AvSOLUTIONS to determine the current and future market values implies that the actual value realized will fall within a range of values. Therefore, if a contemplated value falls within the specified confidence range, AvSOLUTIONS cannot reject the hypothesis that it is a reasonable representation of the current market situation.

LIMITING CONDITIONS AND ASSUMPTIONS

         In order to conduct this valuation, AvSOLUTIONS is solely relying on information as supplied by Continental Airlines, Inc. or Morgan Stanley, and from data within AvSOLUTIONS' own database. In determining the base value of the subject aircraft, the following assumptions have been researched and determined:

                                                              [AvSOLUTIONS LOGO]


Page 3
Continental Airlines, Inc.

1. AvSOLUTIONS has not inspected these aircraft or their maintenance records: accordingly, AvSOLUTIONS cannot attest to their specific location or condition.

2. The aircraft will be delivered new to Continental Airlines, Inc. between the fourth quarter of 1998 and the second quarter of 1999.

3. The aircraft will be certified, maintained and operated under United States Federal Aviation Regulation (FAR) part 121.

4. All mandatory inspections and Airworthiness Directives have been complied with.

5. The aircraft have no damage history.

6. The aircraft are in good condition.

7. AvSOLUTIONS considers the economic useful life of these aircraft to be at least 32 years.

     Based upon the above methodology, considerations and assumptions, it is AvSOLUTIONS' opinion that the base value of each aircraft is as listed in attachment 1.

                                                              [AvSOLUTIONS LOGO]


Page 4
Continental Airlines, Inc.

STATEMENT OF INDEPENDENCE

     This appraisal report represents the opinion of AvSOLUTIONS, and is intended to be advisory in nature. Therefore, AvSOLUTIONS assumes no responsibility or legal liability for actions taken or not taken by the Client or any other party with regard to the subject aircraft. By accepting this report, the Client agrees that AvSOLUTIONS shall bear no responsibility or legal liability regarding this report. Further, this report is prepared for the exclusive use of the Client and shall not be provided to other parties without the Client's express consent.

     Aviation Solutions Inc. (AvSOLUTIONS) hereby states that this valuation report has been independently prepared and fairly represents the subject aircraft and AvSOLUTIONS' opinion of their values. Aviation Solutions Inc. (AvSOLUTIONS) further states that it has no present or contemplated future interest or association with the subject aircraft.

Signed,

/s/ BRYANT LYNCH
Bryant Lynch
Manager, Commercial Appraisals

                                                              [AVSOLUTIONS LOGO]

                                  ATTACHMENT 1
                             EETC COLLATERAL SUMMARY


  AIRCRAFT NO.           AIRCRAFT           DELIVERY         ENGINES       MTOW             BASE VALUE
                                             QTR/YR                       (POUNDS)

        1             Boeing 737-700         1/1999        CFM56-7B24      153,000          $38,550,000
        2             Boeing 737-700         1/1999        CFM56-7B24      153,000          $38,550,000
        3             Boeing 737-700         1/1999        CFM56-7B24      153,000          $38,550,000
        4             Boeing 737-700         1/1999        CFM56-7B24      153,000          $38,550,000
        5             Boeing 737-700         1/1999        CFM56-7B24      153,000          $38,550,000
        6             Boeing 737-700         2/1999        CFM56-7B24      153,000          $38,883,000
        7             Boeing 737-700         2/1999        CFM56-7B24      153,000          $38,883,000

  AIRCRAFT NO.           AIRCRAFT           DELIVERY         ENGINES       MTOW             BASE VALUE
                                             QTR/YR                       (POUNDS)

        8             Boeing 737-800         2/1999        CFM56-7B26      172,500          $46,950,000

  AIRCRAFT NO.           AIRCRAFT           DELIVERY         ENGINES       MTOW             BASE VALUE
                                             QTR/YR                       (POUNDS)

        9             Boeing 757-200         4/1998        RB211-535E4     255,000          $57,530,000
       10             Boeing 757-200         1/1999        RB211-535E4     255,000          $57,850,000
       11             Boeing 757-200         1/1999        RB211-535E4     255,000          $57,850,000
       12             Boeing 757-200         1/1999        RB211-535E4     255,000          $57,850,000

  AIRCRAFT NO.           AIRCRAFT           DELIVERY         ENGINES       MTOW             BASE VALUE
                                             QTR/YR                       (POUNDS)

       13           Boeing 777-200 IGW       4/1998         GE90-90B       648,000         $131,780,000
       14           Boeing 777-200 IGW       1/1999         GE90-90B       648,000         $132,350,000

                      (This page intentionally left blank)

                              MORTEN BEYER & AGNEW
--------------------------------------------------------------------------------
                            AVIATION CONSULTING FIRM

                           Appraisal of 14 Aircraft

                                 PREPARED FOR:

                           Continental Airlines, Inc.

                                OCTOBER 1, 1998

    Washington, D.C.                                            London
 8180 Greensboro Drive                                   Lahinch 62, Lashmere
      Suite 1000                                               Copthorne
  McLean, Virginia 22102                                      West Sussex

  Phone +703 847 6598                                    Phone +44 1342 716248
   Fax  +703 847 1911                                      Fax +44 1342 718967

                      (This page intentionally left blank)

I. INTRODUCTION AND EXECUTIVE SUMMARY

Morten Boyer and Agnew, Inc. (MBA), has been retained by Continental Air Lines, Inc (CAL) to determine the Current Base Value (CBV) of 14 Boeing aircraft delivered new over the next nine months. The aircraft are further identified in
Section II of this report.

In performing this valuation we did not inspect the aircraft specifications or their maintenance documentation, and we relied solely on information provided to us by CAL. Based on the information set forth further in this report, it is our opinion that the CBV of the aircraft in this portfolio is $78,090,000 with their respective individual values noted in Section IV.

MBA uses the definition of certain terms, such as CMV and Base Value (BV), as promulgated by the International Society of Transport Aircraft Trading (ISTAT), a non-profit association of management personnel from banks, leasing companies, airlines, manufacturers, appraisers, brokers, and others who have a vested interest in the commercial aviation industry.

ISTAT defines Market Value as the appraiser's opinion of the most likely trading price that may be generated for an aircraft under market conditions that are perceived to exist at the time in question. MV assumes that the aircraft is valued for its highest, best use; that the parties to the hypothetical sale transaction are willing, able, prudent and knowledgeable and under no unusual pressure for a prompt sale; and that the transaction would be negotiated in an open and unrestricted market on an arm's-length basis, for cash or equivalent consideration, and given an adequate amount of time for effective exposure to prospective buyers.

The ISTAT definition of Base Value (BV) has, essentially, the same elements of MV except that the market circumstances are assumed to be in a reasonable state of equilibrium. Thus, BV pertains to an idealized aircraft and market combination, but will not necessarily reflect the actual MV of the aircraft in question. BV is founded in the historical trend of values and is generally used to analyze historical values or to project future values. The Current Base Value is the BV at the time of this opinion, effective upon the defined delivery dates of the subject aircraft assets.

[MBA LOGO]

II. AIRCRAFT

 AIRCRAFT          TAIL NUMBER                SERIAL NUMBER               DATE OF MFR.

 737-700              717                         28936                    1-99
                      718                         28937                    1-99
                      719                         28938                    2-99
                      720                         28939                    3-99
                      721                         28940                    3-99
                      722                         28789                    4-99
                      723                         28790                    4-99

 737-800              227                         28788                    4-99

 757-200ER            133                         29282                    12-98
                      134                         29283                    1-99
                      135                         29284                    2-99
                      136                         29285                    3-99

 777-200IGW           006                         29476                    12-98
                      007                         29477                    2-99


[MBA LOGO]

III. CURRENT MARKET CONDITIONS

[AIRCRAFT PHOTO]           BOEING 737-700/800 SERIES

Boeing is replacing the current trio of 737s with upgraded versions beginning with the 737-700 last year. Southwest Airlines' order for 63 of the series officially launched the program in late 1993, and now new orders are running at an increasing rate. Boeing is ramping-up production to the early 1990s level. The -600 is a replacement for the first generation -100/-200 series, and the -700 is a replacement to the -300 series. As well, the -800 is a replacement to the B737-400 series.

The fuselage of the new aircraft will mirror that of the original (which were out-growths of the original -100s and -200s). Upgraded avionics, a new wing design, and other improvements will combine to increase range, efficiency, and performance in general. The CFM56-7 will be the exclusive engine for the 3rd generation.

B737-700s are just entering service with Southwest, as supply and assembly problems slowed the production lines in 1997, and Boeing is playing 'catch-up' on an overly ambitious production schedule. Prospects for the 3rd generation 737 jets are considerably enhanced by the discontinuation of the MD-80/-90 series. The MD-95 has been adopted by Boeing as its 100-seat competitor under the aegis of B-717. On the other hand, Airbus is becoming more aggressive with its A319/320/321 high tech series and winning an increasing share of orders.


As the industry approaches the peak of the current cycle, the prospects for a downturn increase, together with deferrals and cancellations of orders for both manufacturers. Although Boeing has recently stated that the future market will consist of more narrow-bodied aircraft like the 737 and 757 series.

ECONOMICS - There is no in-service operating data for the B737-NG (Next Generation) aircraft. However, it may be reliably assumed that this data will prove that this model to be highly efficient.


[MBA LOGO]

[AIRCRAFT PHOTO]                  BOEING 757-200

The 757 was conceived in 1978 as the successor to the 727. First deliveries took place in late 1982 as 727 production was terminated. The aircraft was somewhat slow in penetrating the market, as it came on-line in the repression of the early 1980s, but enjoyed accelerating popularity in the late 1980s. The aircraft is offered in two engine configurations, Rolls Royce and Pratt & Whitney, including several variants. The aircraft's popularity has increased as airlines have grown to appreciate its fuel economy and operating efficiency. As of mid-1997, the Rolls version had the greater market share, with 428 deliveries and 53 on order, compared with 293 deliveries and 53 orders/options for the P&W version.

Both versions have achieved decent operator bases, with 43 airlines ordering the RR version and 19 the P&W. A cargo version is also in production, with 60 already produced and 15 more on order. United Parcel Service was the major purchaser, ordering 35 P&W powered models, and then 20 more Rolls-powered configurations along with 41 options.

The 757's capabilities have grown in the 15 years it has been produced, and it is currently available at much higher gross weights and in an ETOPS (Extended Twin Operations) version used by many carriers in long range operations. In late 1995 and 1996 a total of three 757s were lost in accidents, with crew reactions to emergency situations considered the probable cause. In the prior 15 years only one had been lost in a hijacking situation in China.

The very large backlog of undelivered ordered and optioned 757s speaks to the excellence of the aircraft. The economic superiority of the 757 over the smaller narrowbodies (737 and MD-80) suggests that the heaviest casualties may befall these latter aircraft, and that the airlines will tend to move up to the 757. The major competitor to the 757 is not the smaller American twins, but rather the Airbus A321 series which has piled up an impressive order backlog, and is increasingly penetrating the U.S. market, as seen by USAir's recent order for up to 400 A320 and derivatives at the expense of existing Boeing options. Current operating costs suggest the A320 is up to 25 percent more efficient than the 737s or MD-80s, and even equal to, or superior to, the 757.

The difficulty in placing Eastern's 25-plane fleet perhaps raises a note of caution with respect to any aircraft. Their disposal required some two years, involving lessors, banks, and Boeing. Realizations were reasonable in the early transactions, but tended to decline later. The fact that


[MBA LOGO]
the aircraft were encumbered by tax benefit transfer liabilities did not appear to be a factor. There have been no recent 'fire sales' of this nature.

In the final analysis, the 757 is assured of a firm share of the aircraft market for many years to come in both passenger and cargo configuration. It has excellent environmental characteristics and has not experienced technical difficulties.

ECONOMICS

The MBA Model shows the 757 to be one of the most efficient aircraft of any type, size, or age. Its combination of capacity, low fuel consumption and reasonable price all contribute to its outstanding economics. We expect that the 757 will prove to be one of the strongest players in the residual value market for the next two decades.


[AIRCRAFT PHOTO]          BOEING 777-200

The 777 is currently the world's largest widebody twin. It is Boeing's answer to the Airbus Industrie A330 and, to a lesser extent, the Douglas MD-11, both of which are filling a gap between Boeing's 767 and 747 lines. The A330 and MD-11 have the distinct marketing advantage of being in service from two to seven years ahead of the 777, and already have large order books (A330) and customer lists. Boeing is playing catch-up in this market segment, but is doing it with typical Boeing combination of power and finesse. Only three years following its introduction, 72 have been delivered with 288 on order.

The initial 777 design was the -200A (now the -200), followed by the -200IGW (Increased Gross Weight) and featured all of the three major high bypass engines: the P&W 4074, the Rolls Royce Trent 871, and the General Electric 90-B3. Gross weight has already been increased to 545,000 pounds for the -200, and 642,000 pounds for the -200IGW/-300. A maximum seating capacity of 440 passengers is available in the -200/-200IGW model and 550 in the newly announced -300 version. Fair Market Values for the -200 versions are $117.7 and $125.5 million, respectively, while the -300 is expected to premier at $146.0 million.

[MBA LOGO]

Production of the low gross version is expected to cease after the -300 is debuted, but it will coexist, even as the increased capacity 767-400ER moves into the lower end of the 777 capacity market.

To an increasing degree, Boeing is competing against itself as it offers an even more variegated selection of aircraft derivatives.

ECONOMICS

The 777 should have operating characteristics and seat mile costs very comparable to the A330 and considerably better than the MD-11, according to the MBA economic model. It will particularly appeal to the large segment of the market which traditionally buys Boeing. Helped by the normal maintenance-free ride, United reported 1996 777 DOCs at 3.06 cents per available seat mile
(ASM), the cheapest in its fleet and 13.6 percent below the 747-400. Ownership costs as a percent of DOCs are: 747-400 - 29.2 percent, and 777-200 - 24.6 percent.

The 777 has the initial advantage of low maintenance costs, an all-new technological design, a two-person crew, low specific fuel consumption, and high capacity. Its operating margin and net margin after financial costs should be among the best of all aircraft types, even though the projected lease costs are
24.1 percent of total operating expense. The aircraft may require some modification of airport gate facilities to handle its great wing span (folding wings are available at extra cost, but no one has ordered them). The 777 will be well-suited to meeting airline expansion needs in markets where added frequencies are no longer possible due to slot and gate facility restrictions.

[MBA LOGO]

IV. VALUATION


                                                           CURRENT BASE VALUE    ADJUSTED BASE
 AIRCRAFT          SERIAL NUMBER        DATE OF MFR.       ($000,000)            VALUE*

 737-700              28936               1-99             36.90                    38.10
                      28937               1-99
                      28938               2-99             36.98                    38.20
                      28939               3-99             37.05                    38.25
                      28940               3-99
                      28789               4-99             37.13                    38.30
                      28790               4-99

 737-800              28788               4-99             44.36                    45.30

 757-200ER            29282               12-98            50.87                    51.80
                      29283               1-99             50.97                    51.90
                      29284               2-99             51.08                    52.00
                      29285               3-99             51.18                    52.10

 777-200IGW           29476               12-98            129.90                   129.90
                      29477               2-99             130.40                   130.40

                                                                        TOTAL $ 78,090,000

*  Adjustments include, when applicable, increased MTOW.

In developing the CBV of these aircraft, MBA did not inspect the aircraft or its historical maintenance documentation. Therefore, we used certain assumptions that are generally accepted industry practice to calculate the value of an aircraft when more detailed information is not available. The principal assumptions are as follows (for each aircraft):

         1.   The aircraft is delivered new.

         2. The overhaul status of the airframe, engines, landing gear and other major components are the equivalent of new delivery otherwise specified.

         3. The specifications of the aircraft are those most common for an aircraft of this type new delivery.


[MBA LOGO]

         4.   The aircraft is in a standard airline configuration.

         5. Its modification status is comparable to that most common for an aircraft of its type and vintage.

         6. No accounting was made for lease obligations or terms of ownership.

[MBA LOGO]

V. COVENANTS

This report has been prepared for the exclusive use of CAL and shall not be provided to other parties by MBA without the express consent of CAL.

MBA certifies that this report has been independently prepared and that it fully and accurately reflects MBA's opinion as to the Current Base Value. MBA further certifies that it does not have, and does not expect to have, any financial or other interest in the subject or similar aircraft.

This report represents the opinion of MBA as to the Current Base Value of the subject aircraft and is intended to be advisory only in nature. Therefore, MBA assumes no responsibility or legal liability for any actions taken or not taken by CAL or any other party with regard to the subject aircraft. By accepting this report, all parties agree that MBA shall bear no such responsibility or legal liability.

                                        PREPARED BY:

                                        /s/ BRYSON P. MONTELEONE

                                        Bryson P. Monteleone
                                        Manager of Operations

                                        REVIEWED BY:

                                        /s/ MORTEN S. BEYER

                                        MORTEN S. BEYER
                                        Chairman and CEO
                                        ISTAT Appraiser Fellow

[MBA LOGO]

                               [CONTINENTAL LOGO]